    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 6, 1997



                                                      REGISTRATION NO. 333-34635

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------


                 FRIENDLY ICE CREAM                                    FRIENDLY'S RESTAURANTS
                    CORPORATION                                           FRANCHISE, INC.
(Exact name of registrant issuer as specified in its  (Exact name of registrant guarantor as specified in its
                      charter)                                                charter)
                   MASSACHUSETTS                                              DELAWARE
              (State of Incorporation)                                (State of Incorporation)
                     04-2053130                                              51-0296446
        (I.R.S. Employer Identification No.)                    (I.R.S. Employer Identification No.)
                        5812                                                    5812
            (Primary Standard Industrial                            (Primary Standard Industrial
            Classification Code Number)                             Classification Code Number)
                  1855 BOSTON ROAD                                        1855 BOSTON ROAD
           WILBRAHAM, MASSACHUSETTS 01095                          WILBRAHAM, MASSACHUSETTS 01095
                   (413) 543-2400                                          (415) 543-2400
         (Address, including zip code, and                         (Address, including zip code,
       telephone number, including area code,                     and telephone number, including
    of registrant's principal executive offices)                  area code, of agent for service)


                                AARON B. PARKER
                         FRIENDLY ICE CREAM CORPORATION
                                1855 BOSTON ROAD
                         WILBRAHAM, MASSACHUSETTS 01095
                                 (413) 543-2400
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                           --------------------------
                                   COPIES TO:

              MICHAEL A. CAMPBELL                                 JOHN B. TEHAN
             Mayer, Brown & Platt                          Simpson Thacher & Bartlett
           190 South LaSalle Street                           425 Lexington Avenue
         Chicago, Illinois 60603-3441                          New York, NY 10017
                (312) 782-0600                                   (212) 455-2000

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As soon as practicable after the effective date of this Registration Statement.
                           --------------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                           --------------------------
                        CALCULATION OF REGISTRATION FEE


                                                                         PROPOSED MAXIMUM        PROPOSED
              TITLE OF EACH CLASS OF                    AMOUNT TO       OFFERING PRICE PER  MAXIMUM AGGREGATE       AMOUNT OF
           SECURITIES TO BE REGISTERED                BE REGISTERED        SENIOR NOTE      OFFERING PRICE(1)    REGISTRATION FEE
  % Senior Notes due 2007.........................     $175,000,000            100%            $175,000,000         $53,031(3)
Guarantee of   % Senior Notes due 2007 by
  Friendly's Restaurants Franchise, Inc...........                                                                     (2)


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

(2) Pursuant to Rule 457(n), no separate filing fee is required for the guarantee.


(3) Previously paid.

                           --------------------------

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION, DATED OCTOBER 6, 1997

INFORMATION CONTAINED HEREIN IS SUBJECT TO CHANGE, COMPLETION OR AMENDMENT, WITHOUT NOTICE. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO
BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                  $175,000,000


                                                                          [LOGO]
                         FRIENDLY ICE CREAM CORPORATION

                             % SENIOR NOTES DUE 2007
                                ----------------

    Friendly Ice Cream Corporation (the "Company") is offering (the "Senior Note
Offering") its    % Senior Notes due 2007 (the "Senior Notes"). Concurrently
with the Senior Note Offering, the Company is offering to the public 5,000,000 shares of the Company's Common Stock at an estimated initial public offering price of between $19.00 and $21.00 per share (the "Common Stock Offering" and, together with the Senior Note Offering, the "Offerings"). Contingent upon the consummation of the Offerings, the Company will enter into the New Credit Facility (as defined herein). The Offerings, the New Credit Facility and the application of the estimated net proceeds therefrom are hereinafter referred to as the "Recapitalization." Consummation of each of the Senior Note Offering and the Common Stock Offering is contingent upon consummation of the other. See "Use of Proceeds."


    Interest on the Senior Notes will be payable semi-annually on       and
      of each year, commencing on       , 1998. The Senior Notes will mature on
      , 2007 unless previously redeemed. The Senior Notes will be redeemable, in
whole or in part, at the option of the Company, at any time on or after       ,
2002, at the redemption prices set forth herein, plus accrued and unpaid interest thereon, if any, to the date of redemption. In addition, on or prior to
      , 2000, the Company may redeem, at any time and from time to time, up to $60 million of the aggregate principal amount of the Senior Notes at a
redemption price of    % of the principal amount thereof, plus accrued and
unpaid interest thereon, if any, to the date of redemption, with the net cash proceeds from one or more Qualified Equity Offerings (as defined herein); provided, however, that at least $115 million of the aggregate principal amount of the Senior Notes remains outstanding following each such redemption. Upon the occurrence of a Change of Control (as defined herein), each holder of Senior Notes may require the Company to repurchase such holder's Senior Notes, in whole or in part, at a repurchase price of 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of repurchase. There is no assurance that in the event of a Change of Control the Company will have, or will have access to, sufficient funds to repurchase Senior Notes upon tenders by such holders. See "Description of Senior Notes."


    The Senior Notes will be unsecured, senior obligations of the Company, will rank PARI PASSU in right of payment with all other existing and future senior indebtedness of the Company and will rank senior in right of payment to all existing and future subordinated indebtedness of the Company. The Senior Notes will be effectively subordinated to all existing and certain future secured indebtedness of the Company, including indebtedness under the New Credit Facility, to the extent of the value of the assets securing such secured indebtedness. The Senior Notes will be structurally subordinated to all existing and future indebtedness of any subsidiary of the Company that is not a guarantor of the Senior Notes. The Senior Notes will be unconditionally guaranteed on an unsecured, senior basis, by Friendly's Restaurants Franchise, Inc., the Company's franchise subsidiary. As of June 29, 1997, on a pro forma basis after giving effect to the Recapitalization and the Related Transactions (as defined herein), the Company would have had a total of $293.3 million of long-term debt and capital lease obligations outstanding, $91.4 million of which would have been secured and none of which would have been subordinated. As of June 29, 1997, on a pro forma basis after giving effect to the Recapitalization and the Related Transactions, non-guarantor subsidiaries of the Company would have had no debt outstanding. The Indenture relating to the Senior Notes (the "Indenture") will permit the Company to incur additional indebtedness, including senior indebtedness and indebtedness of non-guarantor subsidiaries, subject to certain limitations. See "Description of Senior Notes."
                          ---------------------------

    SEE "RISK FACTORS" BEGINNING ON PAGE 13 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SENIOR NOTES.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
          REPRESENTATION  TO  THE  CONTRARY  IS  A  CRIMINAL  OFFENSE.

---------------------------------------------------------------------------------------------------------------------
                                                        PRICE TO             UNDERWRITING            PROCEEDS TO
                                                       PUBLIC (A)            DISCOUNT (B)          COMPANY (A) (C)
---------------------------------------------------------------------------------------------------------------------
Per Senior Note.................................            %                      %                      %
Total...........................................  $                      $                      $
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

(a) Plus accrued interest, if any, from the date of issuance.

(b) The Company and the Subsidiary Guarantor have agreed, jointly and severally, to indemnify the Underwriters (as defined herein) against certain liabilities, including liabilities under the Securities Act. See "Underwriting."

(c) Before deducting expenses payable by the Company estimated at $         .
                          ---------------------------

    The Senior Notes are being offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Senior Notes will be made against payment therefor
on or about       , 1997, in book-entry form through the facilities of The
Depository Trust Company.


SOCIETE GENERAL
  SECURITIES CORPORATION


                        DONALDSON, LUFKIN & JENRETTE
       SECURITIES CORPORATION


                                         NATIONSBANC MONTGOMERY SECURITIES, INC.

                                 -------------

                                         , 1997

[Inside Front Cover: the Company's "Friendly" logo, the words "Leave room for the ice cream" and color pictures of three of the Company's products (a large hamburger, a banana split and a Frozen dessert drink.)]



[Gatefold: the Company's "Friendly" logo and the words "Expanded Building," "Hand-Dipped Frozen Dessert Station," Revitalized Interior Decor," "Retail Dessert Center," "Hearty Breakfasts," "Delicious Lunches," "Entree Salads," "Home Style Dinners," "Premium Half Gallons, "Great Temptations-TM- Low Fat Half Gallons" and "Candy Shoppe Sundae Cup." Color picture of a Friendly's restaurant, an ice cream dipping station, the interior of a revitalized Friendly's restaurant, a grocery store ice cream freezer decorated with the Company's logo, a truck with the Friendly's logo on its side, various frozen dessert products (three half gallon packages, a sundae cup and two types of sundaes), a "Kids meal" (including a sundae, drink, hamburger and fries) and various other food presentations (chili, omelette, eggs, sandwich wraps, salad, steak, shrimp and vegetables.)]



    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SENIOR NOTES, INCLUDING OVERALLOTMENT, STABILIZING TRANSACTIONS AND SYNDICATE SHORT COVERING TRANSACTIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT INDICATES OTHERWISE, (I) REFERENCES TO "FRIENDLY'S" OR THE "COMPANY" REFER TO FRIENDLY ICE CREAM CORPORATION, ITS PREDECESSORS AND ITS CONSOLIDATED SUBSIDIARIES, (II) ALL RESTAURANT NUMBERS STATED HEREIN ARE AS OF JUNE 29, 1997, AFTER GIVING EFFECT TO THE DAVCO AGREEMENT (AS DEFINED HEREIN),
(III) AS USED HEREIN, "NORTHEAST" REFERS TO THE COMPANY'S CORE MARKETS WHICH INCLUDE CONNECTICUT, MAINE, MASSACHUSETTS, NEW HAMPSHIRE, NEW JERSEY, NEW YORK, PENNSYLVANIA, RHODE ISLAND AND VERMONT, (IV) THIS PROSPECTUS ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION IN THE COMMON STOCK OFFERING AND (V) THIS PROSPECTUS GIVES EFFECT TO THE 924-FOR-1 STOCK SPLIT WHICH WILL OCCUR PRIOR TO THE COMMON STOCK OFFERING. THE COMPANY'S FISCAL YEARS ENDED DECEMBER 27, 1992, JANUARY 2, 1994, JANUARY 1, 1995, DECEMBER 31, 1995 AND DECEMBER 29, 1996 ARE REFERRED TO HEREIN AS 1992, 1993, 1994, 1995 AND 1996, RESPECTIVELY.

                                  THE COMPANY


    Friendly's is the leading full-service restaurant operator and has a leading position in premium frozen dessert sales in the Northeast. The Company owns and operates 666 and franchises 34 full-service restaurants and manufactures a complete line of packaged frozen desserts distributed through more than 5,000 supermarkets and other retail locations in 15 states. Friendly's offers its customers a unique dining experience by serving a variety of high-quality, reasonably-priced breakfast, lunch and dinner items, as well as its signature frozen desserts, in a fun and casual neighborhood setting. For the twelve-month period ended June 29, 1997, Friendly's generated $664.9 million in total revenues and $71.0 million in EBITDA (as defined herein) and incurred $44.2 million of interest expense. During the same period, management estimates that over $225 million of total revenues were from the sale of approximately 20 million gallons of frozen desserts.



    Friendly's restaurants target families with children and adults who desire a reasonably-priced meal in a full-service setting. The Company's menu offers a broad selection of freshly-prepared foods which appeal to customers throughout all day-parts. Breakfast items include specialty omelettes and breakfast combinations featuring eggs, pancakes and bacon or sausage. Lunch and dinner items include a new line of wrap sandwiches, entree salads, soups, super-melts, specialty burgers and new stir-fry, chicken, pot pie, tenderloin steak and seafood entrees. Friendly's is also recognized for its extensive line of ice cream shoppe treats, including proprietary products such as the Fribble-Registered Trademark-, Candy Shoppe-Registered Trademark- Sundaes and the Wattamelon Roll-Registered Trademark-.


    The Company believes that one of its key strengths is the strong consumer awareness of the Friendly's brand name, particularly as it relates to the Company's signature frozen desserts. This strength and the Company's vertically-integrated operations provide several competitive advantages, including the ability to (i) utilize its broad, high-quality menu to attract customer traffic across multiple day-parts, particularly the afternoon and evening snack periods, (ii) generate incremental revenues through strong restaurant and retail market penetration, (iii) promote menu enhancements and extensions in combination with its unique frozen desserts and (iv) control quality and maintain operational flexibility through all stages of the production process.

    Friendly's, founded in 1935, was publicly held from 1968 until January 1979, at which time it was acquired by Hershey Foods Corporation ("Hershey"). While owned by Hershey, the Company increased the total number of restaurants from 601 to 849 yet devoted insufficient resources to product development and capital improvements. In 1988, The Restaurant Company ("TRC"), an investor group led by Donald Smith, the Company's current Chairman, Chief Executive Officer and President, acquired Friendly's from Hershey (the "TRC Acquisition") and implemented a number of initiatives to restore and improve operational and financial efficiencies. From the date of the TRC Acquisition through 1994, the Company (i) implemented a major revitalization of its restaurants, (ii) repositioned the Friendly's concept from a sandwich and ice cream shoppe to a full-service, family-oriented restaurant with broader menu and day-part appeal, (iii) elevated customer service levels by recruiting more qualified managers and expanding the Company's training program,
(iv) disposed of 123 under-performing restaurants and (v) capitalized upon the Company's strong brand name recognition by initiating the sale of Friendly's unique line of packaged frozen desserts through retail locations.

    Beginning in 1994, the Company began implementing several growth initiatives including (i) testing and implementing a program to expand the Company's domestic distribution network by selling frozen desserts and other menu items through non-traditional locations, (ii) distributing frozen desserts internationally by introducing dipping stores in the United Kingdom and South Korea and (iii) implementing a franchising strategy to extend profitably the Friendly's brand without the substantial capital required to build new restaurants. As part of this strategy, on July 14, 1997 the Company entered into the DavCo Agreement. See "--Recent Developments."


    Implementation of these initiatives since the TRC Acquisition has resulted in substantial improvements in revenues and EBITDA. Despite the closing of 148 restaurants (net of restaurants opened) since the beginning of 1989 and periods of economic softness in the Northeast, the Company's restaurant revenues have increased 9.0% from $557.3 million in 1989 to $607.2 million in the twelve-months ended June 29, 1997, while average revenue per restaurant has increased 28.6% from $665,000 to $855,000 during the same period. Retail, institutional and other revenues have also increased from $1.4 million in 1989 to $57.7 million in the twelve months ended June 29, 1997. In addition, EBITDA has increased 49.8% from $47.4 million in 1989 to $71.0 million in the twelve-month period ended June 29, 1997, while operating income has increased from $4.1 million to $37.7 million over the same period. However, the high leverage associated with the TRC Acquisition has severely impacted the liquidity and profitability of the Company. The Company has reported net losses and had earnings that were insufficient to cover fixed charges for each fiscal year since the TRC Acquisition and for the six months ended June 29, 1997. It is anticipated that upon completion of the Recapitalization and the Related Transactions (as defined herein) approximately 9.8% of the Company's Common Stock will be owned by the lenders under the Company's Old Credit Facility (as defined herein) as a group. See "Risk Factors," "Selected Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Ownership of Common Stock."



    Friendly's intends to utilize the increased liquidity and operating and financial flexibility resulting from consummation of the Recapitalization in order to continue to grow the Company's revenues and earnings by implementing the following key business strategies: (i) continuously upgrade the menu and introduce new products, (ii) revitalize and re-image existing Friendly's restaurants, (iii) construct new restaurants, (iv) enhance the Friendly's dining experience, (v) expand the restaurant base through high-quality franchisees,
(vi) increase market share through additional retail accounts and restaurant locations, (vii) introduce modified formats of the Friendly's concept into non-traditional locations and (viii) extend the Friendly's brand into international markets.



                             COMPETITIVE STRENGTHS



    THE COMPANY BELIEVES THAT, IN THE NORTHEAST, ITS LEADING POSITION IN FULL-SERVICE RESTAURANT AND PREMIUM FROZEN DESSERT SALES IS ATTRIBUTABLE TO THE FOLLOWING COMPETITIVE STRENGTHS:



    STRONG BRAND NAME RECOGNITION. During the past 60 years, management believes the Friendly's brand name has become synonymous with high-quality food and innovative frozen desserts. The Company believes that the brand name awareness created by its premium frozen dessert heritage drives customer traffic, particularly during the afternoon and evening snack periods, promotes menu enhancement and extension and generates incremental revenues from the Company's retail and non-traditional distribution channels. The Company's independent surveys indicate that, in the Northeast, over 90% of all households recognize the Friendly's brand and that over 30% of these households visit a Friendly's restaurant every three months.



    SIGNATURE FROZEN DESSERTS. Friendly's produces an innovative line of high-quality freshly-scooped and packaged frozen desserts, which have been cited by customers as a key reason for choosing Friendly's. Accordingly, approximately 50% of all visits to a Friendly's restaurant include a frozen dessert purchase. Freshly-scooped specialties served in Friendly's restaurants include the Jim Dandy and Oreo-Registered Trademark- Brownie sundaes, and the Fribble-Registered Trademark-, the Company's signature thick shake. Packaged goods available for purchase in both restaurant and retail locations include traditional and low-fat ice cream, yogurt and sorbets in half gallons, pints and cups and a wide variety of ice cream cakes, pies and rolls such as the Jubilee Roll-Registered Trademark- and Wattamelon Roll-Registered Trademark-. In addition, the Company licenses from Hershey the rights to feature in its signature desserts certain candy brands such as Almond
Joy-Registered Trademark-, Mr. Goodbar-Registered Trademark-, Reeses Pieces-Registered Trademark-, Reeses-Registered Trademark- Peanut Butter Cups and York-Registered Trademark- Peppermint Patties.



    BROAD, HIGH-QUALITY MENU. The Company has successfully capitalized on Friendly's reputation for high-quality, wholesome foods including the well-known $2.22 Breakfast, Big Beef-Registered Trademark- Hamburger,
Fishamajig-Registered Trademark- Sandwich and Clamboat-Registered Trademark-Platter by extending these offerings into a broader product line including freshly-prepared omelettes, SuperMelt-TM- Sandwiches, Colossal Sirloin Burgers-TM-, tenderloin steaks and stir-fry entrees. Reflecting this increased menu variety, food products now account for over 70% of restaurant revenues, and guest check averages have increased significantly over the last five years. Friendly's also has an extensive Kid's Menu which encourages family dining due to the significant appeal to children of the Friendly's concept.



    MULTIPLE DAY-PART APPEAL. Due to the appeal of Friendly's frozen desserts, the Company generates approximately 35% of its restaurant revenues during the afternoon and evening snack periods (2:00 p.m. to 5:00 p.m. and 8:00 p.m. to closing), providing Friendly's with the highest share of snack day-part sales in the Northeast. Accordingly, the Company endeavors to maximize revenue across multiple day-parts by linking sales of its high-margin frozen desserts with its lunch and dinner entrees. The Company generates approximately 12%, 24% and 29% of restaurant revenues from breakfast, lunch and dinner, respectively.



    STRONG RESTAURANT AND RETAIL MARKET PENETRATION. The Company has the highest market share among full-service restaurants and a leading position in premium frozen dessert sales in the Northeast. The Company's strong restaurant and retail market penetration provides incremental revenues and cash flow, as multiple levels of visibility and availability provide cross promotion opportunities and enhance consumer awareness and trial of the Company's unique products while effectively targeting consumers for both planned and impulse purchases. For example, the new Colossal Sirloin Burger-TM- was introduced with a new 79 CENTS Caramel Fudge Nut Blast-TM- Sundae during the spring of 1997. In addition to promoting sales of this new entree, this strategy increased consumer awareness and trial of the new sundae combination, which in turn supported the introduction of Caramel Fudge Nut Blast-TM- Sundae half gallons into restaurants and retail locations.



    VERTICALLY-INTEGRATED OPERATIONS. Friendly's vertically-integrated operations are designed to deliver the highest quality food and frozen desserts to its customers and to allow the Company to adapt to evolving customer tastes and preferences. The Company formulates new products and upgrades existing food and frozen desserts through its research and development group and controls all stages in the production of its frozen desserts through its two manufacturing facilities. In addition, the Company controls cost and product quality and efficiently manages inventory levels from point of purchase through restaurant delivery utilizing its three distribution facilities and fleet of 56 tractors and 81 trailers. Furthermore, Friendly's maximizes its purchasing power when sourcing materials and services for its restaurant and retail operations through its integrated purchasing department.



    MANAGEMENT EXPERIENCE AND EMPLOYEE RETENTION. The Company has a talented senior management team with extensive restaurant industry experience and an average tenure with the Company of 17 years. In addition, the Company minimizes turnover of both managers and line personnel through extensive employee training and retention programs. In 1996, the Company's turnover among its restaurant salaried management was approximately 24%, which was significantly lower than the industry average.



                              BUSINESS STRATEGIES



    FRIENDLY'S OBJECTIVE IS TO CAPITALIZE ON ITS COMPETITIVE STRENGTHS TO GROW ITS RESTAURANT AND RETAIL OPERATIONS BY IMPLEMENTING THE FOLLOWING KEY BUSINESS
STRATEGIES:



    UPGRADE MENU AND SELECTIVELY INTRODUCE NEW PRODUCTS. Friendly's strategy is to increase consumer awareness and restaurant patronage by continuously upgrading its menu and introducing new products. As part of this strategy, Friendly's dedicated research and development group regularly formulates proprietary new menu items and frozen desserts to capitalize on the evolving tastes and preferences of its customers. In the fall of 1996, the Company introduced a new dinner line which includes a high-quality steak entree, home-style chicken dinners, pot pies and stir-frys, as well as several premium frozen desserts including the new Oreo-Registered Trademark- Brownie Sundae. Largely as a result of new premium items, guest check averages have increased 7.7% during the first six months of 1997 as compared to the same period of 1996.



    REVITALIZE AND RE-IMAGE RESTAURANTS. Friendly's seeks to continue to grow restaurant revenues and cash flow through the ongoing revitalization and re-imaging of existing restaurants and to increase total restaurant revenues through the addition of new restaurants. The Company has revitalized approximately 631 restaurants since the beginning of 1989, increasing average restaurant revenues from $665,000 in 1989 to $855,000 in the twelve months ended June 29, 1997. Further, the Company has initiated its FOCUS 2000 program which includes an advanced re-imaging of restaurants and the installation of custom designed restaurant automation systems in a majority of its restaurants. In addition, as part of its ongoing capital spending program, the Company plans to refurbish substantially all of its restaurants every five to six years to further enhance customer appeal. The Company also expects to increase market share in its existing and contiguous markets through the opening of five new Company owned restaurants in 1997 (one of which has opened to date) and between 10 and 20 new restaurants per year through 2000.



    ENHANCE THE FRIENDLY'S DINING EXPERIENCE. In addition to menu upgrades and restaurant re-imaging, the FOCUS 2000 program includes initiatives to improve food presentation and customer service. The Company believes that implementation of this program will create a consistent, enhanced Friendly's restaurant brand image. This strategy recognizes that food quality, dining atmosphere and attentive service all contribute to customer satisfaction. The Company maintains a consistently high standard of food preparation and customer service through stringent operational controls and intensive employee training. To help guarantee that employees perform in this manner, Friendly's maintains a dedicated training and development center where managers are thoroughly trained in customer service.



    EXPAND RESTAURANT BASE AND MARKET PENETRATION THROUGH HIGH-QUALITY FRANCHISEES. Friendly's is implementing a franchising strategy to further develop the Friendly's brand and grow both revenue and cash flow without the substantial capital required to build new restaurants. This strategy seeks to
(i) expand its restaurant presence in under-penetrated markets, (ii) accelerate restaurant growth in new markets, (iii) increase marketing and distribution efficiencies and (iv) preempt the Company's competition from acquiring certain prime real estate sites. Friendly's will receive a royalty based on total franchisee revenues and revenues and earnings from the sale of its frozen desserts and other products to franchisees.



    INCREASE MARKET SHARE OF PREMIUM FROZEN DESSERTS. Capitalizing on its position as a recognized leader in premium frozen desserts, Friendly's seeks to increase its market share. The Company expects to build market share by expanding distribution beyond its 700 Company-owned and franchised restaurants and its more than 5,000 retail locations by (i) adding new locations, (ii) increasing shelf space in current locations through new product introductions and more prominent freezer displays and (iii) increasing consumer and trade merchandising.

    INTRODUCE MODIFIED FORMATS INTO NON-TRADITIONAL LOCATIONS. In order to capitalize on both planned and impulse purchases, the Company is leveraging the Friendly's brand name and enhancing consumer awareness by introducing modified formats of the Friendly's concept into non-traditional locations. These modified formats include (i) Friendly's Cafe, a quick service concept offering frozen desserts and a limited menu, (ii) Friendly's branded ice cream shoppes offering freshly-scooped and packaged frozen desserts and (iii) Friendly's branded display cases and novelty carts with packaged single-serve frozen desserts. The first Friendly's Cafe is expected to open in early 1998. The Company supplies frozen desserts to non-traditional locations such as colleges and universities, sports facilities, amusement parks, secondary school systems and business cafeterias directly or through selected vendors pursuant to multi-year license agreements.



    EXTEND THE FRIENDLY'S BRAND INTERNATIONALLY. The Company's long-term international growth strategy is to utilize local partners and establish master franchise or licensee agreements to extend the brand internationally and to achieve profitable growth while minimizing capital investment. Currently, the Company's Friendly's International, Inc. subsidiary ("FII") sells the Company's frozen desserts in several chain restaurants, theaters and food courts in the United Kingdom. In South Korea, FII participates in a licensing agreement with a South Korean enterprise to develop Friendly's "Great American" ice cream shoppes. As of August 22, 1997, the licensee and its sublicensees were operating 20 ice cream shoppes, and the Company expects such parties to operate 45 ice cream shoppes by the end of 1997. The Company selects its international markets based on the high quality of the Company's frozen desserts relative to locally-produced frozen desserts and the propensity of consumers in these regions to purchase American-branded products.



    The principal executive offices of the Company are located at 1855 Boston Road, Wilbraham, Massachusetts 01095, and the telephone number is (413) 543-2400.



                              RECENT DEVELOPMENTS



    On July 14, 1997, the Company entered into a long-term agreement granting DavCo Restaurants, Inc. ("DavCo"), a franchisor of more than 230 Wendy's restaurants, exclusive rights to operate, manage and develop Friendly's full-service restaurants in the franchising region of Maryland, Delaware, the District of Columbia and northern Virginia (the "DavCo Agreement"). Pursuant to the DavCo Agreement, DavCo has purchased certain assets and rights in 34 existing Friendly's restaurants in this franchising region, has committed to open an additional 74 restaurants over the next six years and, subject to the fulfillment of certain conditions, has further agreed to open 26 additional restaurants, for a total of 100 new restaurants in this franchising region over the next ten years. DavCo will also manage under contract 14 other Friendly's locations in this franchising region with an option to acquire these restaurants in the future. Friendly's received approximately $8.2 million in cash for the sale of certain non-real property assets and in payment of franchise and development fees, and will receive (i) a royalty based on franchised restaurant revenues and (ii) revenues and earnings from the sale to DavCo of Friendly's frozen desserts and other products. DavCo is required to purchase from Friendly's all of the frozen desserts to be sold in these restaurants. See "Business--Restaurant Operations--Franchising Program."

                              THE RECAPITALIZATION


    The Offerings are part of a series of related transactions to refinance all of the indebtedness under the Company's existing credit facilities (the "Old Credit Facility") and thereby lengthen the average maturities of the Company's outstanding indebtedness, reduce interest expense and increase liquidity and operating and financial flexibility. Concurrent with, and contingent upon, the consummation of the Offerings, the Company expects to enter into a new senior secured credit facility consisting of (i) a $105 million term loan facility (the "Term Loan Facility"), (ii) a $55 million revolving credit facility (the "Revolving Credit Facility") and (iii) a $15 million letter of credit facility (the "Letter of Credit Facility" and, together with the Term Loan Facility and the Revolving Credit Facility, the "New Credit Facility"). The Offerings, the New Credit Facility and the application of the estimated net proceeds therefrom are hereinafter referred to as the "Recapitalization." In addition, subsequent to June 29, 1997, the Company (i) has applied $8.2 million of cash received pursuant to the DavCo Agreement toward amounts outstanding under the Old Credit Facility and recorded $2.0 million of associated net income, (ii) has paid $10.0 million of interest on the Old Credit Facility, (iii) will record $1.7 million of net income related to deferred interest no longer payable under the Old Credit Facility, (iv) will record $5.8 million of stock compensation expense, net of taxes, arising out of the issuance of certain shares to management and the vesting of certain restricted stock previously issued to management, (v) will write-off $455,000 of deferred financing and debt restructuring costs, net of taxes, related to the Old Credit Facility and (vi) will apply $10.0 million of previously restricted cash to be received from Restaurant Insurance Corporation, its insurance subsidiary ("RIC"), in exchange for a letter of credit, toward amounts outstanding under the Old Credit Facility (collectively, the "Related Transactions").



    Upon completion of the Recapitalization, Friendly's total available borrowings under the New Credit Facility are expected to be $55.0 million, excluding $3.1 million of letter of credit availability (compared to $13.7 million as of June 29, 1997 under the Old Credit Facility, excluding $2.4 million of letter of credit availability), which borrowings may be used, with certain limitations, for capital spending and general corporate purposes. After giving effect to the Recapitalization and the Related Transactions, the aggregate pro forma net decrease in interest expense would have been $16.0 million for 1996 and $8.1 million for the six-month period ended June 29, 1997. See "Selected Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of New Credit Facility."


    The following table sets forth the estimated sources and uses of funds in connection with the Recapitalization after giving effect to the Related
Transactions:


                                                                               AT CLOSING
                                                                          ---------------------
                                                                               (DOLLARS IN
                                                                               THOUSANDS)
SOURCES OF FUNDS:
  Available cash........................................................       $     1,339
  Term Loan Facility (a)................................................           105,000
  Senior Note Offering (b)..............................................           175,000
  Common Stock Offering (c).............................................           100,000
                                                                                  --------
      Total Sources.....................................................       $   381,339
                                                                                  --------
                                                                                  --------
USES OF FUNDS:
  Retirement of Old Credit Facility (d).................................       $   353,089
  Retirement of capital leases..........................................             9,000
  Estimated fees and expenses (e).......................................            19,250
                                                                                  --------
      Total Uses........................................................       $   381,339
                                                                                  --------
                                                                                  --------


----------------------------------

(a) Represents borrowing in full under the Term Loan Facility. As part of the Recapitalization, the Company will have a $55,000 Revolving Credit Facility which is expected to be undrawn at closing and $3,111 available under the Letter of Credit Facility. These facilities are expected to be drawn in part, from time to time, to finance the Company's working capital and other general corporate requirements.


(b) Represents gross proceeds from the Senior Note Offering.

(c) Represents gross proceeds from the sale of 5,000,000 shares of Common Stock at an assumed initial public offering price of $20.00 per share.

(d) Represents the balance of all amounts expected to be outstanding under the Old Credit Facility ($371,327 as of June 29, 1997) after giving effect to the application of (i) $8,238 received on July 15, 1997 pursuant to the DavCo Agreement and (ii) $10,000 of previously restricted cash and investments of RIC which is expected to be released to the Company in exchange for a $11,889 letter of credit, with the $1,889 of additional released cash and investments increasing the Company's cash balance.

(e) Includes estimated underwriting discounts and commissions and other fees and expenses relating to the Offerings and the New Credit Facility of which $8,427 relates to the Common Stock Offering and $10,823 relates to the Senior Note Offering and the New Credit Facility. See "Underwriting."

                            THE SENIOR NOTE OFFERING


Issuer.......................  Friendly Ice Cream Corporation.

Securities Offered...........  $175,000,000 aggregate principal amount of    % Senior Notes
                               due 2007 (the "Senior Notes").

Maturity Date................  , 2007.

Interest Payment Dates.......  and       of each year, commencing       , 1998.

Optional Redemption..........  The Senior Notes will be redeemable, in whole or in part, at
                               the option of the Company, at any time on or after       ,
                               2002, at the redemption prices set forth herein, plus
                               accrued and unpaid interest thereon, if any, to the date of
                               redemption. In addition, on or prior to       , 2000, the
                               Company may redeem, at any time and from time to time, up to
                               $60 million of the aggregate principal amount of the Senior
                               Notes at a redemption price of    % of the principal amount
                               thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption, with the net cash proceeds from one or more Qualified Equity Offerings (as defined herein);
                               PROVIDED, HOWEVER, that at least $115 million of the
                               aggregate principal amount of the Senior Notes remains
                               outstanding following each such redemption.

Subsidiary Guarantees........  The Senior Notes will be fully and unconditionally guaranteed (the "Subsidiary Guarantees"), on an unsecured, senior basis, by Friendly's Restaurants Franchise, Inc., the
                               Company's franchise subsidiary, and will also be guaranteed by each new subsidiary (other than Unrestricted Subsidiaries and Foreign Subsidiaries (as defined herein)) created or
                               acquired after the issue date of the Senior Notes
                               (collectively, the "Subsidiary Guarantors"). See
                               "Description of Senior Notes--Guarantees."

Ranking......................  The Senior Notes will be unsecured, senior obligations of the Company, will rank PARI PASSU in right of payment with all existing and future senior indebtedness of the Company and will rank senior in right of payment to all existing and future subordinated indebtedness of the Company. The Senior
                               Notes will be effectively subordinated to all existing and certain future secured indebtedness of the Company,
                               including indebtedness under the New Credit Facility, to the extent of the value of the assets securing such secured
                               indebtedness. The Senior Notes will be structurally
                               subordinated to all existing and future indebtedness of any subsidiary of the Company that is not a Subsidiary
                               Guarantor. As of June 29, 1997, on a pro forma basis after giving effect to the Recapitalization and the Related
                               Transactions, the Company would have had a total of $293.3 million of long-term debt and capital lease obligations
                               outstanding, $91.4 million of which would have been secured and none of which would have been subordinated. The
                               Subsidiary Guarantees will be unsecured, senior obligations of the Subsidiary Guarantors. As of June 29, 1997, on a pro
                               forma basis after giving effect to the Recapitalization and the Related Transactions, non-guarantor subsidiaries of the
                               Company would have had no long-term debt or capital lease
                               obligations outstanding. See "Description of Senior
                               Notes--Ranking."

Change of Control............  Upon the occurrence of a Change of Control (as defined herein), each holder of Senior Notes may require the Company to repurchase any or all outstanding Senior Notes owned by such holder at a repurchase price of 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of repurchase. See "Description of Senior
                               Notes--Change of Control."

Restrictive Covenants........  The Indenture under which the Senior Notes will be issued will contain certain covenants pertaining to the Company and its Restricted Subsidiaries (as defined herein), including but not limited to covenants with respect to the following matters: (i) limitations on indebtedness and preferred
                               stock, (ii) limitations on restricted payments such as
                               dividends, repurchases of the Company's or subsidiaries'
                               stock, repurchases of subordinated obligations, and
                               investments, (iii) limitations on restrictions on
                               distributions from Restricted Subsidiaries, (iv) limitations on sales of assets and of subsidiary stock, (v) limitations on transactions with affiliates, (vi) limitations on liens,
                               (vii) limitations on sales of subsidiary capital stock and
                               (viii) limitations on mergers, consolidations and transfers of all or substantially all assets. However, all of these
                               covenants are subject to a number of important
                               qualifications and exceptions. See "Description of Senior
                               Notes--Certain Covenants."

Concurrent Common Stock
  Offering...................  Concurrent with the Senior Note Offering, the Company is offering to the public 5,000,000 shares of Common Stock at an estimated initial public offering price of between $19.00 and $21.00 per share. Consummation of each of the Senior
                               Note Offering and the Common Stock Offering is contingent
                               upon consummation of the other.

Use of Proceeds..............  The Company intends to use up to approximately $362 million of the net proceeds from the Offerings and borrowings under the New Credit Facility to refinance indebtedness and
                               thereby lengthen the average maturities of the Company's
                               outstanding indebtedness, reduce interest expense and
                               increase liquidity and operating and financial flexibility.
                               See "Use of Proceeds."

Risk Factors.................  Prospective purchasers of the Senior Notes offered hereby should carefully consider the information set forth under
                               the caption "Risk Factors" and all other information set
                               forth in this Prospectus before making any investment in the
                               Senior Notes. As set forth more fully in "Risk Factors," the risk factors associated with such an investment include,
                               among others, those relating to the Company's (i)
                               substantial leverage and stockholders' deficit; (ii) history of losses; (iii) implementation of new business concepts and strategies; (iv) development of a franchising program; (v)
                               expansion of its international operations; (vi) geographic concentration in the Northeast; and (vii) highly competitive business environment, as well as those relating to
                               restrictions imposed under the New Credit Facility, factors affecting the food service industry generally and
                               circumstances potentially impacting the trading markets for, or value of, the Senior Notes offered hereby.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION


                                                                                                                           TWELVE
                                                                                                                           MONTHS
                                                                                                       SIX MONTHS ENDED    ENDED
                                                                    FISCAL YEAR (A)                   ------------------  --------
                                                    ------------------------------------------------  JUNE 30,  JUNE 29,  JUNE 29,
                                                      1992      1993      1994      1995      1996      1996      1997      1997
                                                    --------  --------  --------  --------  --------  --------  --------  --------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA AND NUMBER OF RESTAURANTS)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Restaurant......................................  $542,859  $580,161  $589,383  $593,570  $596,675  $284,025  $294,518  $607,168
  Retail, institutional and other.................    20,346    30,472    41,631    55,579    54,132    24,759    28,310    57,683
                                                    --------  --------  --------  --------  --------  --------  --------  --------
Total revenues....................................   563,205   610,633   631,014   649,149   650,807   308,784   322,828   664,851
                                                    --------  --------  --------  --------  --------  --------  --------  --------
Non-cash write-downs (b)..........................        --    25,552        --     7,352       227        --       347       574
Depreciation and amortization.....................    35,734    35,535    32,069    33,343    32,979    16,606    16,401    32,774
Operating income..................................    25,509     8,116    36,870    16,670    30,501     7,958    15,117    37,660
Interest expense, net (c).........................    37,630    38,786    45,467    41,904    44,141    22,138    22,238    44,241
Cumulative effect of changes in accounting
  principles, net of income taxes (d).............        --   (42,248)       --        --        --        --     2,236     2,236
Net income (loss).................................  $(13,321) $(61,448) $ (3,936) $(58,653) $ (7,772) $ (8,026) $ (2,404) $ (2,150)
                                                    --------  --------  --------  --------  --------  --------  --------  --------
                                                    --------  --------  --------  --------  --------  --------  --------  --------

OTHER DATA:
EBITDA (e)........................................  $ 61,243  $ 69,203  $ 68,939  $ 57,365  $ 63,707  $ 24,564  $ 31,865  $ 71,008
Net cash provided by operating activities.........    34,047    42,877    38,381    27,790    26,163    14,896     9,625    20,892
Capital expenditures:
  Cash............................................    33,577    37,361    29,507    19,092    24,217    10,912     8,810    22,115
  Non-cash (f)....................................     3,121     7,129     7,767     3,305     5,951     2,811     2,057     5,197
                                                    --------  --------  --------  --------  --------  --------  --------  --------
  Total capital expenditures......................  $ 36,698  $ 44,490  $ 37,274  $ 22,397  $ 30,168  $ 13,723  $ 10,867  $ 27,312
Ratio of earnings to fixed charges (g)............        --        --        --        --        --        --        --        --

PRO FORMA DATA:
EBITDA (e)(h)(i)..................................                                          $ 64,653            $ 31,865  $ 71,481
Interest expense, net (c)(i)......................                                            28,163              14,157    28,226
Net income (j)....................................                                             2,213               2,364     7,578
Net income per share..............................                                          $   0.31            $   0.33  $   1.06
Weighted average shares outstanding (k)...........                                             7,125               7,125     7,125
Ratio of EBITDA to interest expense, net (l)......                                               2.3x                2.3x      2.5x
Ratio of earnings to fixed charges (g)............                                               1.1x                1.0x      1.3x
Ratio of total long-term debt to EBITDA (l).......                                                                             4.0x

RESTAURANT OPERATING DATA:
Number of restaurants (end of period) (m).........       764       757       750       735       707       721       700       700
Average revenue per restaurant (n)................  $    708  $    750  $    783  $    797  $    828        --        --  $    855
Change in comparable restaurant revenues (o)......       6.0%      5.4%      3.4%      0.9%      1.8%     (0.7)%      4.7%      7.7%


                                                                                                     AS OF JUNE 29, 1997
                                                                                                ------------------------------
                                                                                                    ACTUAL      AS ADJUSTED(P)
                                                                                                --------------  --------------

                                                                                                        (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital (deficit).....................................................................    $  (19,435)     $  (19,130)
Total assets..................................................................................       373,142         358,374
Total long-term debt and capital lease obligations, excluding current maturities..............       385,622         289,050
Total stockholders' equity (deficit)..........................................................    $ (175,534)     $  (76,775)

(a) All fiscal years presented include 52 weeks of operations except 1993 which includes 53 weeks of operations.


(b) Includes non-cash write-downs of approximately $16,337 in 1993 related to a trademark license agreement as a result of new product development and the replacement of certain trademarked menu items and $3,346 in 1995 related to a postponed debt restructuring. All other non-cash write-downs relate to property and equipment disposed of in the normal course of the Company's operations. See Notes 3, 5 and 6 of Notes to Consolidated Financial Statements.


(c) Interest expense, net is net of capitalized interest of $128, $156, $176, $62, $49, $35, $17 and $31 and interest income of $222, $240, $187, $390,
    $318, $215, $146 and $249 for 1992, 1993, 1994, 1995, 1996, the six months ended June 30, 1996, the six months ended June 29, 1997 and the twelve months ended June 29, 1997, respectively.

(d) Includes non-cash items, net of related income taxes, as a result of adoption of accounting pronouncements related to income taxes of $30,968, post-retirement benefits other than pensions of $4,140 and post-employment benefits of $7,140 in 1993 and pensions of $2,236 in 1997.

(e) EBITDA represents consolidated Net income (loss) before (i) (Provision for) benefit from income taxes, (ii) Interest expense, net, (iii) Depreciation and amortization, (iv) Cumulative effect of changes in accounting principles, net of income taxes, (v) Equity in net loss of joint venture and
    (vi) Non-cash write-downs and all other non-cash items, plus cash distributions from unconsolidated subsidiaries, each determined in accordance with generally accepted accounting principles ("GAAP"). The Company has included information concerning EBITDA in this Prospectus because it believes that such information is used by certain investors as one measure of an issuer's historical ability to service debt. EBITDA should not be considered as an alternative to, or more meaningful than, earnings from operations or other traditional indications of an issuer's operating performance.

(f) Non-cash capital expenditures represent the cost of assets acquired through the incurrence of capital lease obligations.

(g) The Ratio of earnings to fixed charges is computed by dividing (i) income before interest, income taxes and other fixed charges by (ii) fixed charges, including interest expense, amortization of debt issuance costs and the portion of rent expense which represents interest (assumed to be one-third). For 1992, 1993, 1994, 1995, 1996, the six months ended June 30, 1996, the six months ended June 29, 1997 and the twelve months ended June 29, 1997, earnings were insufficient to cover fixed charges by $12,249, $30,826, $8,773, $25,296, $13,689, $14,215, $7,881 and $7,355, respectively.


(h) Represents historical EBITDA adjusted to give effect to the benefit from the change in accounting for pensions related to determining the return-on-asset component of annual pension expense of $946 in 1996 and the incremental benefit of $473 for the twelve months ended June 29, 1997. See Note 10 of Notes to Consolidated Financial Statements.



(i) Represents historical interest expense adjusted to give effect to the Recapitalization. Borrowings under the New Credit Facility will bear interest at a floating rate equal to LIBOR plus 2.25% or the Alternative Base Rate (as defined in the New Credit Facility) plus 0.75% per annum for drawings under the Revolving Credit Facility and the Letter of Credit Facility, 0.50% per annum for amounts undrawn under the Revolving Credit Facility, 2.25% per annum for amounts issued but undrawn under the Letter of Credit Facility and a weighted average floating rate equal to LIBOR plus 2.46% or the Alternative Base Rate plus 0.96% for the Term Loan Facility.


        The following table represents changes to Interest expense, net on a pro forma basis, resulting from the Recapitalization and the Related
    Transactions:


                                                                                                          SIX MONTHS
                                                                                           FISCAL YEAR       ENDED
                                                                                              1996       JUNE 29, 1997
                                                                                          -------------  -------------
                                                                                                 (IN THOUSANDS)
Elimination of interest on Old Credit Facility..........................................    $ (41,827)     $ (21,213)
Reduction of interest on capital lease obligations......................................         (873)          (437)
Interest on Revolving Credit Facility...................................................          237            301
Interest on Letter of Credit Facility...................................................          268            134
Interest on Term Loan Facility..........................................................        8,279          4,165
Interest on Senior Notes................................................................       17,938          8,969
                                                                                          -------------  -------------
  Net decrease in Interest expense, net.................................................    $ (15,978)     $  (8,081)
                                                                                          -------------  -------------
                                                                                          -------------  -------------



        In calculating pro forma Interest expense, net, the assumed rates on the Revolving Credit Facility, Letter of Credit Facility, Term Loan Facility and Senior Notes were 7.67%, 2.25%, 7.88%, and 10.25% for 1996, respectively, and 7.72%, 2.25%, 7.93% and 10.25% for the six months ended June 29, 1997, respectively.



(j) Represents historical net income adjusted to give effect to (i) the reduction in interest expense, net of income taxes, of $9,427, $4,768 and $9,449 for 1996, the six months ended June 29, 1997 and the twelve months ended June 29, 1997, respectively, as a result of the Recapitalization and the Related Transactions, and (ii) the benefit, net of income taxes, related to the change in accounting for pensions described in (h) above of $558, $0 and $279 for 1996, the six months ended June 29, 1997 and the twelve months ended June 29, 1997, respectively.



(k) Represents historical weighted average shares outstanding adjusted to give effect to the issuance of 27 shares upon consummation of the Common Stock Offering under the Management Stock Plan and the return of 375 net shares to the Company in connection with the Recapitalization. Actual weighted average shares outstanding were 2,414, 2,473 and 2,473 for 1996, the six months ended June 29, 1997 and the twelve months ended June 29, 1997. See "Ownership of Common Stock" and Note 17 of Notes to Consolidated Financial Statements.



(l) Effective December 30, 1996, the Company changed the salary and expense actuarial assumptions used to calculate pension expense. Had such changes been effective as of July 1, 1996, pro forma EBITDA, the Ratio of EBITDA to interest expense, net and the Ratio of total long-term debt to EBITDA would have been $71,934, 2.5x and 4.0x, respectively for the twelve months ended June 29, 1997.



(m) The number at June 29, 1997 includes the 34 restaurants acquired by DavCo pursuant to the DavCo Agreement. See "Recent Developments."



(n) Average revenue per restaurant represents restaurant revenues divided by the weighted average number of restaurants open during such period. Fiscal 1993 has been adjusted to conform to a 52-week year. The Company does not consider six-month results meaningful for this data.



(o) When computing comparable restaurant revenues, restaurants open for at least twelve months are compared from period to period.



(p) Adjusted to give effect to the Recapitalization and the Related
    Transactions.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY.


SUBSTANTIAL LEVERAGE; STOCKHOLDERS' DEFICIT



    The Company is highly leveraged. At June 29, 1997, on a pro forma basis after giving effect to the Recapitalization and the Related Transactions, the Company's total consolidated long-term debt and capital lease obligations (including current maturities) would have been $293.3 million and the Company's total consolidated stockholders' deficit would have been $76.8 million. Upon completion of the Recapitalization, the Company's total available borrowings under the New Credit Facility are estimated to be $55.0 million, excluding $3.1 million of availability under the Letter of Credit Facility (compared to $13.7 million as of June 29, 1997 under the Old Credit Facility, excluding $2.4 million of letter of credit availability). Additional borrowings may, subject to certain limitations, be used for capital expenditures and general corporate purposes, thereby increasing the Company's leverage. The Company's ability to pay principal on the Senior Notes when due or to repurchase the Senior Notes upon a Change of Control will be dependent upon the Company's ability to generate cash from operations sufficient for such purposes or its ability to refinance the Senior Notes. In addition, under the New Credit Facility, in the event of circumstances which are similar to a Change of Control, repayment of borrowings under the New Credit Facility will be subject to acceleration. See "Description of New Credit Facility."


    The degree to which the Company is leveraged could have important consequences, including the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired, (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of the principal of and interest on its indebtedness and, because borrowings under the New Credit Facility in part will bear interest at floating rates, the Company could be adversely affected by any increase in prevailing rates, (iii) the New Credit Facility and the Indenture relating to the Senior Notes will impose significant financial and operating restrictions on the Company and its subsidiaries which, if violated, could permit the Company's creditors to accelerate payments thereunder or foreclose upon the collateral securing the New Credit Facility, (iv) the Company is more leveraged than certain of its principal competitors, which may place the Company at a competitive disadvantage and (v) the Company's substantial leverage may limit its ability to respond to changing business and economic conditions and make it more vulnerable to a downturn in general economic conditions. See "Use of Proceeds," "Business--Competition," "Description of New Credit Facility" and "Description of Senior Notes."


HISTORY OF LOSSES


    The Company has reported net losses of $13.3 million, $61.4 million, $3.9 million, $58.7 million, $7.8 million and $2.4 million for 1992, 1993, 1994, 1995, 1996 and for the six months ended June 29, 1997, respectively, and there can be no assurance that the Company will be profitable in the future, or that, if profitability is achieved, it will be sustained. The Company's earnings were insufficient to cover fixed charges by $12.2 million, $30.8 million, $8.8 million, $25.3 million, $13.7 million and $7.9 million for 1992, 1993, 1994, 1995, 1996 and for the six months ended June 29, 1997, respectively, and there can be no assurance that the Company's earnings will be sufficient to cover fixed charges in the future. See "Selected Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and related Notes thereto.

RESTRICTIONS IMPOSED UNDER NEW CREDIT FACILITY; SECURITY INTEREST

    The New Credit Facility will impose significant operating and financial restrictions on the Company's ability to, among other things, incur indebtedness, create liens, sell assets, engage in mergers or consolidations, pay dividends and engage in certain transactions with affiliates. The New Credit Facility limits the amount which the Company may spend on capital expenditures and requires the Company to comply with certain financial ratios. These requirements may limit the ability of the Company to meet its obligations, including its obligations with respect to the Senior Notes. The ability of the Company to comply with the covenants in the New Credit Facility and the Senior Notes may be affected by events beyond the control of the Company. Failure to comply with any of these covenants could result in a default under the New Credit Facility and the Senior Notes, and such default could result in acceleration thereof. The New Credit Facility will restrict the Company's ability to repurchase, directly or indirectly, the Senior Notes. In addition, under the New Credit Facility, in the event of circumstances which are similar to a Change of Control, repayment of borrowings under the New Credit Facility will be subject to acceleration, which could further restrict the Company's ability to repurchase the Senior Notes. There can be no assurance that the Company will be permitted or have funds sufficient to repurchase the Senior Notes when it would otherwise be required to offer to do so. It is expected that the obligations of the Company under the New Credit Facility will be (i) secured by a first priority security interest in substantially all material assets of the Company and all other assets owned or hereafter acquired and (ii) guaranteed, on a senior secured basis, by the Friendly's Restaurants Franchise, Inc. subsidiary and may also be so guaranteed by certain subsidiaries created or acquired after consummation of the Recapitalization. The Senior Notes will be effectively subordinated to all existing and certain future secured indebtedness of the Company, including indebtedness under the New Credit Facility, to the extent of the value of the assets securing such secured indebtedness. The Senior Notes will rank PARI PASSU to any future senior indebtedness of the Company and be structurally subordinated to all existing and future indebtedness of any subsidiary of the Company that is not a guarantor of the Senior Notes. Lenders under the New Credit Facility will also have a prior claim on the assets of subsidiaries of the Company that are guarantors under the New Credit Facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Description of New Credit Facility" and "Description of Senior Notes."


RISKS RELATING TO THE IMPLEMENTATION OF NEW BUSINESS CONCEPTS AND STRATEGIES


    The Company has recently initiated several new business concepts and strategies, including the remodeling and re-imaging of selected restaurants, the upgrading of its menu and the development of modified restaurant formats in non-traditional locations. There can be no assurance that the Company will continue to develop such concepts and strategies, that such concepts and strategies will be successful or profitable or that such concepts and strategies will fill the strategic roles intended for them by the Company. See "Business--Business Strategies."


RISKS ATTRIBUTABLE TO THE DEVELOPMENT OF A FRANCHISING PROGRAM


    The success of the Company's business strategy will also depend, in part, on the development and implementation of a franchising program. The Company does not have significant experience in franchising restaurants and there can be no assurance that the Company will continue to successfully locate and attract suitable franchisees or that such franchisees will have the business abilities or sufficient access to capital to open restaurants or will operate restaurants in a manner consistent with the Company's concept and standards or in compliance with franchise agreements. The success of the Company's franchising program will also be dependent upon certain other factors, certain of which are not within the control of the Company or its franchisees, including the availability of suitable sites on acceptable lease or purchase terms, permitting and regulatory compliance and general economic and business conditions. See "Prospectus Summary--Recent Developments" and "Business--Restaurant Operations--Franchising Program."

RISKS ARISING OUT OF THE EXPANSION OF INTERNATIONAL OPERATIONS


    The Company has operations in the United Kingdom, South Korea and the People's Republic of China ("China"). These international operations are subject to various risks, including changing political and economic conditions, currency fluctuations, trade barriers, trademark rights, adverse tax consequences, import tariffs, customs and duties and government regulations. Government regulations, relating to, among other things, the preparation and sale of food, building and zoning requirements, wages, working conditions and the Company's relationship with its employees, may vary widely from those in the United States. There can be no assurance that the Company will be successful in maintaining or expanding its international operations.

GEOGRAPHIC CONCENTRATION

    Approximately 80% of the Company's restaurants are located, and substantially all of its retail sales are generated, in the Northeast. As a result, a severe or prolonged economic recession or changes in demographic mix, employment levels, population density, weather, real estate market conditions or other factors unique to this geographic region may adversely affect the Company more than certain of its competitors which are more geographically diverse.


RELATIONSHIPS WITH PERKINS; POTENTIAL CONFLICTS OF INTEREST



    After giving effect to the Recapitalization and the Related Transactions, approximately 10.3% and 2.1% of the Company's Common Stock would have been owned, as of June 29, 1997, by Donald N. Smith and The Equitable Life Assurance Society of the United States (the "Equitable"), respectively. These stockholders indirectly own 33.2% and 28.1%, respectively, of the general partner of Perkins Family Restaurants, L.P. ("PFR"), which, through Perkins Restaurants Operating Company, L.P. ("Perkins"), owns and franchises family-style restaurants. Mr. Smith, the Company's Chairman, Chief Executive Officer and President, is an officer of the general partner of PFR. In addition, three of the directors of the general partner of PFR serve as directors of the Company. In the ordinary course of business, the Company enters into transactions with Perkins. See "Certain Transactions."



    After giving effect to the Recapitalization and the Related Transactions, the directors and executive officers of the Company would have owned approximately 13.1% of the Common Stock as of June 29, 1997. Circumstances could arise in which the interests of such stockholders could be in conflict with the interests of the other stockholders of the Company and the holders of the Senior Notes. In addition, Mr. Smith serves as Chairman, Chief Executive Officer and President of the Company and as Chairman and Chief Executive Officer of Perkins and, consequently, devotes a portion of his time to the affairs of each Company and may be required to limit his involvement in those areas, if any, where the interests of the Company conflict with those of Perkins. Mr. Smith does not have an employment agreement with the Company nor is he contractually prohibited from engaging in other business ventures in the future, any of which could compete with the Company or its subsidiaries. See "Ownership of Common Stock."



DEPENDENCE ON SENIOR MANAGEMENT


    The Company's business is managed, and its business strategies formulated, by a relatively small number of key executive officers and other personnel, certain of whom have joined the Company since Mr. Smith's arrival. The loss of these key management persons, including Mr. Smith, could have a material adverse effect on the Company. See "Management."


HIGHLY COMPETITIVE BUSINESS ENVIRONMENT


    The restaurant business is highly competitive and is affected by changes in the public's eating habits and preferences, population trends and traffic patterns, as well as by local and national economic conditions affecting consumer spending habits, many of which are beyond the Company's control. Key competitive factors in the industry are the quality and value of the food products offered, quality and speed of service, attractiveness of facilities, advertising, name brand awareness and image and restaurant location. Each of the Company's restaurants competes directly or indirectly with locally-owned restaurants as well as restaurants with national or regional images, and to a limited extent, restaurants operated by its franchisees. A number of the Company's significant competitors are larger or more diversified and have substantially greater resources than the Company. The Company's retail operations compete with national and regional manufacturers of frozen desserts, many of which have greater financial resources and more established channels of distribution than the Company. Key competitive factors in the retail food business include brand awareness, access to retail locations, price and quality.


EXPOSURE TO COMMODITY PRICING AND AVAILABILITY RISKS


    The basic raw materials for the Company's frozen desserts are dairy products and sugar. The Company's purchasing department purchases other food products, such as coffee, in large quantities. Although the Company does not hedge its positions in any of these commodities as a matter of policy, it may opportunistically purchase some of these items in advance of a specific need. As a result, the Company is subject to the risk of substantial and sudden price increases, shortages or interruptions in supply of such items, which could have a material adverse effect on the Company.

RISKS ASSOCIATED WITH THE FOOD SERVICE INDUSTRY

    Food service businesses are often affected by changes in consumer tastes, national, regional and local economic conditions, demographic trends, traffic patterns, the cost and availability of labor, purchasing power, availability of products and the type, number and location of competing restaurants. The Company could also be substantially adversely affected by publicity resulting from food quality, illness, injury or other health concerns or alleged discrimination or other operating issues stemming from one location or a limited number of locations, whether or not the Company is liable. In addition, factors such as increased costs of goods, regional weather conditions and the potential scarcity of experienced management and hourly employees may also adversely affect the food service industry in general and the results of operations and financial condition of the Company.

REGULATION


    The restaurant and food distribution industries are subject to numerous Federal, state and local government regulations, including those relating to the preparation and sale of food and building and zoning requirements. Also, the Company is subject to laws governing its relationship with employees, including minimum wage requirements, overtime, working conditions and citizenship requirements. The failure to obtain or retain food licenses or an increase in the minimum wage rate, employee benefit costs or other costs associated with employees could adversely affect the Company. In September 1997, the second phase of an increase in the minimum wage was implemented in accordance with the Federal Fair Labor Standards Act of 1996, which could adversely affect the Company. See "Business--Government Regulation."


FRAUDULENT CONVEYANCE

    The incurrence of indebtedness and other obligations in connection with the Recapitalization, including the issuance of the Senior Notes, may be subject to review by a court under federal bankruptcy law or comparable provisions of state fraudulent transfer law. Generally, if a court or other trier of fact were to find that the Company did not receive fair consideration or reasonably equivalent value for incurring such indebtedness or obligation and, at the time of such incurrence, the Company (i) was insolvent, (ii) was rendered insolvent by reason of such incurrence, (iii) was engaged in a business or transaction for which the assets remaining in the Company constituted unreasonably small capital or

(iv) intended to incur or believed it would incur debts beyond its ability to pay such debts as they mature, such court, subject to applicable statutes of limitations, could determine to invalidate, in whole or in part, such indebtedness and obligations as fraudulent conveyances or subordinate such indebtedness and obligations to existing or future creditors of the Company. The definition or measure of such matters as fair consideration, reasonably equivalent value, insolvency or unreasonably small capital for purposes of the foregoing will vary depending on the law of the jurisdiction which is being applied. Generally, however, the Company would be considered insolvent if, at the time it incurred indebtedness, either the fair market value (or fair saleable value) of its assets was less than the amount required to pay its total debts and liabilities (including contingent liabilities) as they became absolute and matured or it had incurred debt beyond its ability to repay such debt as it matures.


    The proceeds of the Recapitalization will be used primarily to repay debt of the Company. There can be no assurance as to what standard a court would apply in making determinations under bankruptcy or fraudulent transfer laws or whether a court would agree with any Company assessment that the Company is receiving fair consideration or reasonably equivalent value in return for incurring the indebtedness and other obligations in connection with the Recapitalization or that, after giving effect to indebtedness incurred in connection with the Recapitalization and the use of the proceeds of such indebtedness, it will have sufficient capital for the businesses in which it is engaged. In addition, as of June 29, 1997 on a pro forma basis giving effect to the Recapitalization and the Related Transactions as if they had occurred on such date, the Company would have had a negative net worth as determined pursuant to generally accepted accounting principles.


ABSENCE OF PRIOR PUBLIC MARKET

    Prior to the Senior Note Offering, there has been no public market for the Senior Notes. The Company has no present plans to list the Senior Notes on any national securities exchange or to apply for quotation thereof on the Nasdaq National Market. The Company has been advised by the Underwriters that the Underwriters presently intend to make a market in the Senior Notes as permitted by applicable laws and regulations. However, the Underwriters are not obligated to do so, and any such market-making may be discontinued at any time without notice at the sole discretion of the Underwriters. Accordingly, no assurance can be given that any market for the Senior Notes will develop, or, if any such market develops, as to the liquidity of such market.

                                USE OF PROCEEDS

    The Company is implementing the Recapitalization to refinance all of the indebtedness under the Old Credit Facility and thereby lengthen the average maturities of the Company's outstanding indebtedness, reduce interest expense and increase liquidity and operating and financial flexibility. Concurrent with, and contingent upon, the consummation of the Offerings, the Company will enter into the New Credit Facility.


    As of June 29, 1997, borrowings under the Old Credit Facility accrued interest at a rate of 11.0% per annum, and such borrowings will become due in May 1998, unless repaid or previously extended for an additional year pursuant to the terms of the Old Credit Facility. Borrowings under the New Credit Facility will bear interest at a floating rate equal to LIBOR plus 2.25% or the Alternative Base Rate (as defined in the New Credit Facility) plus 0.75% per annum for drawings under the Revolving Credit Facility and the Letter of Credit Facility, 0.50% per annum for amounts undrawn under the Revolving Credit Facility, 2.25% per annum for amounts issued but undrawn under the Letter of Credit Facility and a weighted average floating rate equal to LIBOR plus 2.46% or the Alternative Base Rate plus 0.96% for the Term Loan Facility. See "Description of New Credit Facility."


    The following table sets forth the estimated sources and uses of funds in connection with the Recapitalization after giving effect to the Related
Transactions:


                                                                               AT CLOSING
                                                                          --------------------
                                                                              (DOLLARS IN
                                                                               THOUSANDS)
SOURCES OF FUNDS:
  Available cash........................................................       $    1,339
  Term Loan Facility (a)................................................          105,000
  Senior Note Offering (b)..............................................          175,000
  Common Stock Offering (c).............................................          100,000
                                                                                 --------
      Total Sources.....................................................       $  381,339
                                                                                 --------
                                                                                 --------
USES OF FUNDS:
  Retirement of Old Credit Facility (d).................................       $  353,089
  Retirement of capital leases..........................................            9,000
  Estimated fees and expenses (e).......................................           19,250
                                                                                 --------
      Total Uses........................................................       $  381,339
                                                                                 --------
                                                                                 --------


------------------------


(a) Represents borrowing in full under the Term Loan Facility. As part of the Recapitalization, the Company will have a $55,000 Revolving Credit Facility which is expected to be undrawn at closing and $3,111 available under the Letter of Credit Facility. These facilities are expected to be drawn in part, from time to time, to finance the Company's working capital and other general corporate requirements.


(b) Represents gross proceeds from the Senior Note Offering.

(c) Represents gross proceeds from the sale of 5,000,000 shares of Common Stock at an assumed initial public offering price of $20.00 per share.

(d) Represents the balance of all amounts expected to be outstanding under the Old Credit Facility ($371,327 as of June 29, 1997) after giving effect to the application of (i) $8,238 received on July 15, 1997 pursuant to the DavCo Agreement and (ii) $10,000 of previously restricted cash and investments of RIC which is expected to be released to the Company in exchange for a $11,889 letter of credit, with the $1,889 of additional released cash and investments increasing the Company's cash balance.

(e) Includes estimated underwriting discounts and commissions and other fees and expenses relating to the Offerings and the New Credit Facility of which $8,427 relates to the Common Stock Offering and $10,823 relates to the Senior Note Offering and the New Credit Facility. See "Underwriting."

                                 CAPITALIZATION

    The following table sets forth the balance of Cash and cash equivalents, Current maturities of long-term debt and capital lease obligations and capitalization of the Company (i) as of June 29, 1997 and (ii) as of June 29, 1997, as adjusted to give effect to the Recapitalization and the Related Transactions. This table should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                                                                           AS OF JUNE 29, 1997
                                                                                         ------------------------
                                                                                           ACTUAL     AS ADJUSTED
                                                                                         -----------  -----------

                                                                                              (IN THOUSANDS)
Cash and cash equivalents..............................................................   $  16,899    $   7,466(a)
                                                                                         -----------  -----------
                                                                                         -----------  -----------
Current maturities of long-term debt and capital lease obligations.....................   $   7,956    $   4,201
                                                                                         -----------  -----------
                                                                                         -----------  -----------

Long-term debt
  Old Credit Facility..................................................................   $ 371,327    $      --(b)
  Revolving Credit Facility............................................................          --           --(c)
  Term Loan Facility...................................................................          --      105,000
  Senior Notes.........................................................................          --      175,000
  Capital lease obligations and other..................................................      14,295        9,050
                                                                                         -----------  -----------
Total long-term debt...................................................................     385,622      289,050
                                                                                         -----------  -----------
Stockholders' equity (d)
  Preferred Stock, $0.01 par value, 1,000,000 shares authorized and none outstanding,
    as adjusted........................................................................          --           --
  Common Stock, $0.01 par value, 7,389 shares authorized and 2,473 shares outstanding;
    50,000 shares authorized and 7,125 shares outstanding, as adjusted.................          25           71(e)
  Paid-in capital......................................................................      46,905      148,214(e)
  Unrealized gain on investment securities.............................................          28           28
  Accumulated deficit..................................................................    (222,563)    (225,159)(f)
  Cumulative translation adjustment....................................................          71           71
                                                                                         -----------  -----------
Total stockholders' equity (deficit)...................................................    (175,534)     (76,775)
                                                                                         -----------  -----------
Total capitalization...................................................................   $ 210,088    $ 212,275
                                                                                         -----------  -----------
                                                                                         -----------  -----------


------------------------

(a) Gives effect to (i) the $9,983 interest payment made on July 1, 1997 under the Old Credit Facility, (ii) the receipt of $11,889 of previously restricted cash from the Company's insurance subsidiary released in exchange for a letter of credit, net of $10,000 applied to the Old Credit Facility and (iii) $1,339 required as a source of funds for the Recapitalization.

(b) Gives effect to the application of (i) $353,089 of the gross proceeds from the Recapitalization, (ii) $10,000 of restricted cash released from the Company's insurance subsidiary and (iii) $8,238 received by the Company pursuant to the DavCo Agreement on July 15, 1997. See "Use of Proceeds."


(c) As part of the Recapitalization, the Company will have a $55,000 Revolving Credit Facility which is expected to be undrawn at closing and $3,111 available under the Letter of Credit Facility. These facilities are expected to be drawn in part, from time to time, to finance the Company's working capital and other general corporate requirements.


(d) Historical share information includes Class A common shares and Class B common shares. In connection with the Recapitalization, the Class A common shares and Class B common shares will be converted into Common Stock.


(e) Gives effect to (i) an assumed $100,000 of gross proceeds from the Common Stock Offering, (ii) $8,427 of expenses associated with the Common Stock Offering, (iii) the 924-for-1 stock split which will occur prior to the Common Stock Offering and (iv) $9,782 of stock compensation expense arising out of the issuance of certain shares to management and the vesting of certain restricted stock previously issued to certain members of management in connection with the Recapitalization. See Note 17 of Notes to Consolidated Financial Statements.



(f) Gives effect to (i) $1,953 of net income associated with the DavCo Agreement, (ii) $1,677 of net income related to deferred interest no longer payable under the Old Credit Facility, (iii) $5,771 of stock compensation expense, net of taxes, related to the issuance and vesting of the shares of Common Stock discussed in (e) above and (iv) the write-off of $455 of deferred financing and debt restructuring costs, net of taxes, related to the Old Credit Facility.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

    The following table sets forth selected consolidated historical financial information of the Company and its consolidated subsidiaries for each of the periods presented below. This information should be read in conjunction with the Consolidated Financial Statements and related Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere herein. The selected consolidated historical financial information for each of 1994, 1995 and 1996, and as of December 31, 1995 and December 29, 1996, has been derived from the Company's audited Consolidated Financial Statements which are included elsewhere herein. The selected consolidated historical financial information as of and for the six months ended June 30, 1996 and June 29, 1997 and for the latest twelve months ended June 29, 1997 has been derived from the Company's unaudited consolidated financial statements which, in the opinion of management, reflect all adjustments (consisting only of normal recurring accruals) necessary to present fairly, in accordance with GAAP, the information contained therein. See Note 3 of Notes to Consolidated Financial Statements for a discussion of the basis of the presentation and significant accounting policies of the consolidated historical financial information set forth below. Results for interim periods are not necessarily indicative of full fiscal year results. No stock dividends were declared or paid for any period presented.

                                                                                                               SIX MONTHS ENDED
                                                                         FISCAL YEAR (A)                     --------------------
                                                      -----------------------------------------------------  JUNE 30,   JUNE 29,
                                                        1992       1993       1994       1995       1996       1996       1997
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)

STATEMENT OF OPERATIONS DATA:
Revenues:
  Restaurant........................................  $ 542,859  $ 580,161  $ 589,383  $ 593,570  $ 596,675  $ 284,025  $ 294,518
  Retail, institutional and other...................     20,346     30,472     41,631     55,579     54,132     24,759     28,310
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total revenues......................................    563,205    610,633    631,014    649,149    650,807    308,784    322,828
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Cost of sales.....................................    154,796    170,431    179,793    192,600    191,956     89,696     92,186
  Labor and benefits................................    201,431    209,522    211,838    214,625    209,260    102,674    104,898
  Operating expenses................................    108,363    120,626    132,010    143,854    143,163     70,620     71,284
  General and administrative expenses...............     37,372     40,851     38,434     40,705     42,721     21,230     22,595
  Non-cash write-downs (b)..........................         --     25,552         --      7,352        227         --        347
  Depreciation and amortization.....................     35,734     35,535     32,069     33,343     32,979     16,606     16,401
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating income....................................     25,509      8,116     36,870     16,670     30,501      7,958     15,117
Interest expense, net (c)...........................     37,630     38,786     45,467     41,904     44,141     22,138     22,238
Equity in net loss of joint venture.................         --         --         --         --         --         --        743
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before (provision for) benefit from
  income taxes and cumulative effect of changes in
  accounting principles.............................    (12,121)   (30,670)    (8,597)   (25,234)   (13,640)   (14,180)    (7,864)
(Provision for) benefit from income taxes...........     (1,200)    11,470      4,661    (33,419)     5,868      6,154      3,224
Cumulative effect of changes in accounting
  principles, net of income taxes (d)...............         --    (42,248)        --         --         --         --      2,236
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss)...................................  $ (13,321) $ (61,448) $  (3,936) $ (58,653) $  (7,772) $  (8,026) $  (2,404)
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------

OTHER DATA:
EBITDA (e)..........................................  $  61,243  $  69,203  $  68,939  $  57,365  $  63,707  $  24,564  $  31,865
Net cash provided by operating activities...........     34,047     42,877     38,381     27,790     26,163     14,896      9,625
Capital expenditures:
  Cash..............................................     33,577     37,361     29,507     19,092     24,217     10,912      8,810
  Non-cash (f)......................................      3,121      7,129      7,767      3,305      5,951      2,811      2,057
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total capital expenditures..........................  $  36,698  $  44,490  $  37,274  $  22,397  $  30,168  $  13,723  $  10,867
Ratio of earnings to fixed charges (g)..............         --         --         --         --         --         --         --

PRO FORMA DATA:
EBITDA (e)(h)(l)....................................                                              $  64,653             $  31,865
Interest expense, net (c)(i)........................                                                 28,163                14,157
Net income (j)......................................                                                  2,213                 2,364
Net income per share................................                                              $    0.31             $    0.33
Weighted average shares outstanding (k).............                                                  7,125                 7,125
Ratio of EBITDA to interest expense, net (l)........                                                    2.3x                  2.3x
Ratio of earnings to fixed charges (g)..............                                                    1.1x                  1.0x
Ratio of total long-term debt to EBITDA (l).........

                                                       TWELVE
                                                       MONTHS
                                                        ENDED
                                                      ---------
                                                      JUNE 29,
                                                        1997
                                                      ---------

STATEMENT OF OPERATIONS DATA:
Revenues:
  Restaurant........................................  $ 607,168
  Retail, institutional and other...................     57,683
                                                      ---------
Total revenues......................................    664,851
                                                      ---------
  Cost of sales.....................................    194,446
  Labor and benefits................................    211,484
  Operating expenses................................    143,827
  General and administrative expenses...............     44,086
  Non-cash write-downs (b)..........................        574
  Depreciation and amortization.....................     32,774
                                                      ---------
Operating income....................................     37,660
Interest expense, net (c)...........................     44,241
Equity in net loss of joint venture.................        743
                                                      ---------
Income (loss) before (provision for) benefit from
  income taxes and cumulative effect of changes in
  accounting principles.............................     (7,324)
(Provision for) benefit from income taxes...........      2,938
Cumulative effect of changes in accounting
  principles, net of income taxes (d)...............      2,236
                                                      ---------
Net income (loss)...................................  $  (2,150)
                                                      ---------
                                                      ---------
OTHER DATA:
EBITDA (e)..........................................  $  71,008
Net cash provided by operating activities...........     20,892
Capital expenditures:
  Cash..............................................     22,115
  Non-cash (f)......................................      5,197
                                                      ---------
Total capital expenditures..........................  $  27,312
Ratio of earnings to fixed charges (g)..............         --
PRO FORMA DATA:
EBITDA (e)(h)(l)....................................  $  71,481
Interest expense, net (c)(i)........................     28,226
Net income (j)......................................      7,578
Net income per share................................  $    1.06
Weighted average shares outstanding (k).............      7,125
Ratio of EBITDA to interest expense, net (l)........        2.5x
Ratio of earnings to fixed charges (g)..............        1.3x
Ratio of total long-term debt to EBITDA (l).........        4.0x

                                                                FISCAL YEAR (A)                       AS OF      AS OF
                                             -----------------------------------------------------  JUNE 30,   JUNE 29,
                                               1992       1993       1994       1995       1996       1996       1997
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------

BALANCE SHEET DATA:
Working capital (deficit)..................  $ (28,451) $ (27,919) $ (35,856) $ (14,678) $ (20,700) $ (24,394) $ (19,435)
Total assets...............................    380,087    365,330    374,669    370,292    360,126    371,519    373,142
Total long-term debt and capital lease
  obligations, excluding current
  maturities...............................    358,102    363,028    369,549    389,144    385,977    390,083    385,622
Total stockholders' equity (deficit).......  $ (43,993) $(102,965) $(106,901) $(165,534) $(173,156) $(176,019) $(175,534)

                                                  AS
                                             ADJUSTED(M)
                                             ------------
                                               JUNE 29,
                                                 1997
                                             ------------
BALANCE SHEET DATA:
Working capital (deficit)..................   $  (19,130)
Total assets...............................      358,374
Total long-term debt and capital lease
  obligations, excluding current
  maturities...............................      289,050
Total stockholders' equity (deficit).......   $  (76,775)


------------------------

(a) All fiscal years presented include 52 weeks of operations except 1993 which includes 53 weeks of operations.


(b) Includes non-cash write-downs of approximately $16,337 in 1993 related to a trademark license agreement as a result of new product development and the replacement of certain trademarked menu items and $3,346 in 1995 related to a postponed debt restructuring. All other non-cash write-downs relate to property and equipment disposed of in the normal course of the Company's operations. See Notes 3, 5 and 6 of Notes to Consolidated Financial Statements.


(c) Interest expense, net is net of capitalized interest of $128, $156, $176, $62, $49, $35, $17 and $31 and interest income of $222, $240, $187, $390,
    $318, $215, $146 and $249 for 1992, 1993, 1994, 1995, 1996, the six months ended June 30, 1996, the six months ended June 29, 1997 and the twelve months ended June 29, 1997, respectively.

(d) Includes non-cash items, net of related income taxes, as a result of adoption of accounting pronouncements related to income taxes of $30,968, post-retirement benefits other than pensions of $4,140 and post-employment benefits of $7,140 in 1993 and pensions of $2,236 in 1997.

(e) EBITDA represents consolidated Net income (loss) before (i) (Provision for) benefit from income taxes, (ii) Interest expense, net, (iii) Depreciation and amortization, (iv) Cumulative effect of changes in accounting principles, net of income taxes, (v) Equity in net loss of joint venture and
    (vi) Non-cash write-downs and all other non-cash items, plus cash distributions from unconsolidated subsidiaries, each determined in accordance with GAAP. The Company has included information concerning EBITDA in this Prospectus because it believes that such information is used by certain investors as one measure of an issuer's historical ability to service debt. EBITDA should not be considered as an alternative to, or more meaningful than, earnings from operations or other traditional indications of an issuer's operating performance.

(f) Non-cash capital expenditures represent the cost of assets acquired through the incurrence of capital lease obligations.

(g) The Ratio of earnings to fixed charges is computed by dividing (i) income before interest, income taxes and other fixed charges by (ii) fixed charges, including interest expense, amortization of debt issuance costs and the portion of rent expense which represents interest (assumed to be one-third). For 1992, 1993, 1994, 1995, 1996, the six months ended June 30, 1996, the six months ended June 29, 1997 and the twelve months ended June 29, 1997, earnings were insufficient to cover fixed charges by $12,249, $30,826, $8,773, $25,296, $13,689, $14,215, $7,881 and $7,355, respectively.


(h) Represents historical EBITDA adjusted to give effect to the benefit from the change in accounting for pensions related to determining the return-on-asset component of annual pension expense of $946 in 1996 and the incremental benefit of $473 for the twelve months ended June 29, 1997. See Note 10 of Notes to Consolidated Financial Statements.



(i) Represents historical interest expense adjusted to give effect to the Recapitalization. Borrowings under the New Credit Facility will bear interest at a floating rate equal to LIBOR plus 2.25% or the Alternative Base Rate (as defined in the New Credit Facility) plus 0.75% per annum for drawings under the Revolving Credit Facility and the Letter of Credit Facility, 0.50% per annum for amounts undrawn under the Revolving Credit Facility, 2.25% per annum for amounts issued but undrawn under the Letter of Credit Facility and a weighted average floating rate equal to LIBOR plus 2.46% or the Alternative Base Rate plus 0.96% for the Term Loan Facility.



(j) Represents historical net income adjusted to give effect to (i) the reduction in interest expense, net of income taxes of $9,427, $4,768 and $9,449 for 1996, the six months ended June 29, 1997 and the twelve months ended June 29, 1997, respectively, as a result of the Recapitalization and the Related Transactions and (ii) the benefit, net of income taxes, related to the change in accounting for pensions described in (h) above of $558, $0 and $279 for 1996, the six months ended June 29, 1997 and the twelve months ended June 29, 1997, respectively.



(k) Represents historical weighted average shares outstanding adjusted to give effect to the issuance of 27 shares upon consummation of the Common Stock Offering under the Management Stock Plan and the return of 375 net shares to the Company in connection with the Recapitalization. Actual weighted average shares outstanding were 2,414, 2,473 and 2,473 for 1996, the six months ended June 29, 1997 and the twelve months ended June 29, 1997. See "Ownership of Common Stock" and Note 17 of Notes to Consolidated Financial Statements.



(l) Effective December 30, 1996, the Company changed the salary and expense actuarial assumptions used to calculate pension expense. Had such changes been effective as of July 1, 1996, pro forma EBITDA, the Ratio of EBITDA to interest expense, net and the Ratio of total long-term debt to EBITDA would have been $71,934, 2.5x and 4.0x, respectively for the twelve months ended June 29, 1997.



(m) Adjusted to give effect to the Recapitalization and the Related
    Transactions.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY AND THE NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    Friendly's owns and operates 666 restaurants, franchises 34 restaurants and distributes a full line of frozen desserts through more than 5,000 supermarkets and other retail locations in 15 states. The Company was publicly held from 1968 until January 1979 at which time it was acquired by Hershey. Under Hershey's ownership, the number of Company restaurants increased from 601 to 849. Hershey subsequently sold the Company in September 1988 to TRC in a highly-leveraged transaction.

    Beginning in 1989, the new management focused on improving operating performance through revitalizing and renovating restaurants, upgrading and expanding the menu and improving management hiring, training, development and retention. Also in 1989, the Company introduced its signature frozen desserts into retail locations in the Northeast. Since the beginning of 1989, 22 new restaurants have been opened while 170 under-performing restaurants have been closed.

    The high leverage associated with the TRC Acquisition has severely impacted the liquidity and profitability of the Company. As of June 29, 1997, the Company had a stockholders' deficit of $175.5 million. Cumulative interest expense of $373.3 million since the TRC Acquisition has significantly contributed to the deficit. The Company's net loss in 1996 of $7.8 million included $44.1 million of interest expense.

    The Company's revenue, EBITDA and operating income have improved significantly since the TRC Acquisition. Despite the closing of 148 restaurants (net of restaurants opened) since the beginning of 1989, Restaurant revenues have increased 9.0% from $557.3 million in 1989 to $607.2 million in the twelve-months ended June 29, 1997, while average revenue per restaurant has increased 28.6% from $665,000 to $855,000 during the same period. Retail, institutional and other revenues have also increased from $1.4 million in 1989 to $57.7 million in the twelve months ended June 29, 1997. In addition, EBITDA has increased 49.8% from $47.4 million in 1989 to $71.0 million in the twelve-month period ended June 29, 1997, while operating income has increased from $4.1 million to $37.7 million over the same period. As a result of the positive impact of the Company's revitalization program, the closing of under-performing restaurants and the growth of the retail, institutional and other businesses, period to period comparisons may not be meaningful.

    The Company's revenues are derived primarily from the operation of full-service restaurants and from the distribution and sale of frozen desserts through retail locations. In addition, the Company derives a small amount of revenue from the sale of frozen desserts in the United Kingdom and South Korea under various distribution and licensing arrangements. Furthermore, the Company is a 50% partner in a joint venture in Shanghai, China which has manufactured and distributed frozen desserts on a limited basis. The joint venture is currently seeking to establish additional distribution for its products in China.

    On July 14, 1997, the Company entered into the DavCo Agreement pursuant to which the Company received $8.2 million in cash for the sale of certain non-real property assets and in payment of franchise and development fees, and will receive (i) a royalty based on franchised restaurant revenues and (ii) revenues and earnings from the sale to DavCo of Friendly's frozen desserts and other products. The Company anticipates receiving similar fees and royalty streams in connection with future franchising arrangements. See "Prospectus Summary--Recent Developments."

    Cost of sales includes direct food costs, the Company's costs to manufacture frozen desserts and the Company's costs to distribute frozen desserts and other food products to its restaurants and its retail, institutional and other customers. Retail, institutional and other revenues have higher food costs as a percentage of sales than Restaurant revenues. Labor and benefits include labor and related payroll expenses for restaurant employees. Operating expenses include all other restaurant-level expenses including supplies, utilities, maintenance, insurance and occupancy-related expenses, the costs associated with Retail, institutional and other revenues including salaries for sales personnel and other selling expenses and advertising costs.

    General and administrative expenses include costs associated with restaurant field supervision and the Company's headquarters personnel. Non-cash write-downs include the write-downs of long-lived assets and certain intangible assets when circumstances indicate that the carrying amount of an asset may not be recoverable. See Notes 3 and 6 of Notes to Consolidated Financial Statements. Interest expense, net is net of capitalized interest and interest income.

RESULTS OF OPERATIONS

    The operating results of the Company expressed as a percentage of Total revenues are set forth below.


                                         FISCAL YEAR              SIX MONTHS ENDED
                                ------------------------------   -------------------
                                                                 JUNE 30,   JUNE 29,
                                  1994       1995       1996       1996       1997
                                --------   --------   --------   --------   --------
Revenues:
  Restaurant..................       93.4%      91.4%      91.7%      92.0%      91.2%
  Retail, institutional and
    other.....................        6.6        8.6        8.3        8.0        8.8
                                --------   --------   --------   --------   --------
Total revenues................      100.0      100.0      100.0      100.0      100.0
                                --------   --------   --------   --------   --------
Less:
  Cost of sales...............       28.5       29.7       29.5       29.0       28.5
  Labor and benefits..........       33.6       33.1       32.2       33.3       32.5
  Operating expenses..........       20.9       22.2       22.0       22.9       22.1
  General and administrative
    expenses..................        6.1        6.2        6.5        6.9        7.0
  Non-cash write-downs........        0.0        1.1        0.0        0.0        0.1
  Depreciation and
    amortization..............        5.1        5.1        5.1        5.3        5.1
                                --------   --------   --------   --------   --------
Operating income..............        5.8        2.6        4.7        2.6        4.7
Interest expense, net.........        7.2        6.5        6.8        7.2        6.9
Equity in net loss of joint
  venture.....................        0.0        0.0        0.0        0.0        0.2
                                --------   --------   --------   --------   --------
Loss before benefit from
  (provision for) income taxes
  and cumulative effect of
  change in accounting
  principle...................       (1.4)      (3.9)      (2.1)      (4.6)      (2.4)
Benefit from (provision for)
  income taxes................        0.8       (5.1)       0.9        2.0        1.0
Cumulative effect of change in
  accounting principle, net of
  income tax expense..........        0.0        0.0        0.0        0.0        0.7
                                --------   --------   --------   --------   --------
Net income (loss).............       (0.6)%      (9.0)%      (1.2)%      (2.6)%      (0.7)%
                                --------   --------   --------   --------   --------
                                --------   --------   --------   --------   --------


    SIX MONTHS ENDED JUNE 29, 1997 COMPARED TO SIX MONTHS ENDED JUNE 30, 1996

    REVENUES--Total revenues increased $14.0 million, or 4.5%, to $322.8 million for the six months ended June 29, 1997 from $308.8 million for the six months ended June 30, 1996. Restaurant revenues increased $10.5 million, or 3.7%, to $294.5 million for the six months ended June 29, 1997 from $284.0 million for the six months ended June 30, 1996. Comparable restaurant revenues increased 4.7%. The increase in Restaurant revenues and comparable restaurant revenues was due to the introduction of higher-priced lunch and dinner entrees, selected menu price increases, a shift in sales mix to higher-priced items, the opening of one new restaurant, the revitalization of 21 restaurants, building expansions at four restaurants and a milder winter in the 1997 period, which allowed for favorable traffic comparisons. The increase was partially offset by the closing of 22 under-performing restaurants. Retail, institutional and other revenues increased by $3.5 million, or 14.1%, to $28.3 million for the six months ended June 29, 1997 from $24.8 million for the six months ended June 30, 1996. The increase was primarily due to a more effective sales promotion program.

    COST OF SALES--Cost of sales increased $2.5 million, or 2.8%, to $92.2 million for the six months ended June 29, 1997 from $89.7 million for the six months ended June 30, 1996. Cost of sales as a percentage of Total revenues decreased to 28.5% in the 1997 period from 29.0% in the 1996 period. The decrease was due to a 0.8% reduction in food costs at the restaurant level despite higher guest check averages because of reduced promotional discounts. The decrease was offset by a 0.3% increase in food costs at the retail and institutional level.

    LABOR AND BENEFITS--Labor and benefits increased $2.2 million, or 2.1%, to $104.9 million for the six months ended June 29, 1997 from $102.7 million for the six months ended June 30, 1996. Labor and benefits as a percentage of Total revenues decreased to 32.5% in the 1997 period from 33.3% in the 1996 period. The decrease was due to an increase in Retail, institutional and other revenues as a percent of Total revenues as these revenues have no associated labor and benefits costs, and to an improvement in labor utilization and lower workers' compensation insurance and pension costs.

    OPERATING EXPENSES--Operating expenses increased $0.7 million, or 1.0%, to $71.3 million for the six months ended June 29, 1997 from $70.6 million for the six months ended June 30, 1996. Operating expenses as a percentage of Total revenues decreased to 22.1% in the 1997 period from 22.9% in the 1996 period. The decrease was due to reduced costs for snow removal in the 1997 period and the allocation of fixed costs over higher Total revenues.

    GENERAL AND ADMINISTRATIVE EXPENSES--General and administrative expenses increased $1.4 million, or 6.6%, to $22.6 million for the six months ended June 29, 1997 from $21.2 million for the six months ended June 30, 1996. General and administrative expenses as a percentage of Total revenues increased to 7.0% in the 1997 period from 6.9% in the 1996 period. This increase was due to an increase in management bonuses and the annual merit-based salary increases, partially offset by reductions in pension costs and the elimination of field management positions associated with the closing of 22 restaurants since the end of the 1996 period.

    EBITDA--As a result of the above, EBITDA increased $7.3 million, or 29.7%, to $31.9 million for the six months ended June 29, 1997 from $24.6 million for the six months ended June 30, 1996. EBITDA as a percentage of Total revenues increased to 9.9% in the 1997 period from 7.9% in the 1996 period.

    NON-CASH WRITE-DOWNS--Non-cash write-downs were $0.3 million for the six months ended June 29, 1997; there were no such write-downs during the six months ended June 30, 1996.

    DEPRECIATION AND AMORTIZATION--Depreciation and amortization decreased $0.2 million, or 1.2%, to $16.4 million for the six months ended June 29, 1997 from $16.6 million for the six months ended June 30, 1996. Depreciation and amortization as a percentage of Total revenues decreased to 5.1% in the 1997 period from 5.3% in the 1996 period. The decrease was due to the closing of 22 units since the end of the 1996 period, partially offset by higher amortization of debt restructuring costs incurred as a result of a debt restructuring which was effective January 1, 1996.

    INTEREST EXPENSE, NET--Interest expense, net of capitalized interest and interest income, increased by $0.1 million, or 0.5%, to $22.2 million for the six months ended June 29, 1997 from $22.1 million for the six months ended June 30, 1996. The increase in interest expense was due to higher average borrowings under the revolving portion of the Company's Old Credit Facility in the 1997 period.

    EQUITY IN NET LOSS OF JOINT VENTURE--The equity in net loss of the China joint venture of $0.7 million for the six month period ended June 29, 1997 reflected the Company's 50% share of the China joint venture's net loss for such period. Sales for the joint venture were minimal during the 1997 period.

    BENEFIT FROM (PROVISION FOR) INCOME TAXES--The benefit from income taxes decreased $3.0 million to a benefit of $3.2 million for the six months ended June 29, 1997 from a benefit of $6.2 million for the six months ended June 30, 1996. The decrease was due to a decrease in the loss before taxes.

    In 1997, the Company revised the method used in determining the return-on-asset component of annual pension expense as described in Note 10 of Notes to Consolidated Financial Statements. The cumulative effect of this change was $2.2 million, net of income tax expense of $1.6 million.

    NET INCOME (LOSS)--Net loss decreased by $5.6 million, or 70.0%, to a net loss of $2.4 million for the six months ended June 29, 1997 from a net loss of $8.0 million for the six months ended June 30, 1996.

    1996 COMPARED TO 1995

    REVENUES--Total revenues increased $1.7 million, or 0.3%, to $650.8 million in 1996 from $649.1 million in 1995. Restaurant revenues increased $3.1 million, or 0.5%, to $596.7 million in 1996 from $593.6 million in 1995. Comparable restaurant revenues increased by 1.8%. The increase in Restaurant revenues and comparable restaurant revenues was due to the introduction of higher-priced lunch and dinner entrees in the fourth quarter of 1996, selected menu price increases, a shift in sales mix to higher priced items, the opening of three new restaurants, the revitalization of 17 restaurants and building expansions at four existing locations. The increase was partially offset by the closing of 31 restaurants in 1996. Retail, institutional and other revenues declined by $1.5 million, or 2.7%, to $54.1 million in 1996 from $55.6 million in 1995. The decrease was primarily attributable to the effects of a reduction in promotional activities.

    COST OF SALES--Cost of sales decreased $0.6 million, or 0.3%, to $192.0 million in 1996 from $192.6 million in 1995. Cost of sales as a percentage of Total revenues decreased to 29.5% in 1996 from 29.7% in 1995. The decrease was due to a 0.2% reduction in food costs at the restaurant level as a result of reduced waste in food preparation.

    LABOR AND BENEFITS--Labor and benefits decreased $5.3 million, or 2.5%, to $209.3 million in 1996 from $214.6 million in 1995. Labor and benefits as a percentage of Total revenues decreased to 32.2% in 1996 from 33.1% in 1995. The decrease was due to a 1.1% reduction in labor and benefits as a percentage of Restaurant revenues as a result of an improvement in labor utilization and lower group and workers' compensation insurance costs. The decrease was offset by a 0.3% reduction in Retail, institutional and other revenues as a percentage of Total revenues as these revenues have no associated labor and benefits.

    OPERATING EXPENSES--Operating expenses decreased $0.7 million, or 0.5%, to $143.2 million in 1996 from $143.9 million in 1995. Operating expenses as a percentage of Total revenues decreased in 1996 to 22.0% from 22.2% in 1995. The decrease was due to the allocation of fixed costs over higher total revenues.

    GENERAL AND ADMINISTRATIVE EXPENSES--General and administrative expenses increased $2.0 million, or 4.9%, to $42.7 million in 1996 from $40.7 million in 1995. General and administrative expenses as a percentage of Total revenues increased to 6.5% in 1996 from 6.2% in 1995. This increase was due to an increase in management bonuses and the annual merit-based salary increases, partially offset by reductions in group medical insurance claims and the elimination of field management positions associated with the closing of 31 restaurants in 1996. General and administrative expenses, exclusive of management bonuses, increased $0.3 million in 1996.

    EBITDA--As a result of the above, EBITDA increased by $6.3 million, or 11.0%, to $63.7 million in 1996 from $57.4 million in 1995. EBITDA as a percentage of Total revenues increased to 9.8% in 1996 from 8.8% in 1995.

    NON-CASH WRITE-DOWNS--Non-cash write-downs decreased $7.2 million to $0.2 million in 1996 from $7.4 million in 1995. The decrease was due to a reduction in the carrying value of properties held for disposition of $0.2 million in 1996 and $4.0 million in 1995. In 1995, the Company also incurred a non-cash write-down of $3.3 million relating to costs resulting from a postponed debt refinancing. For further explanation of the non-cash write-downs, see Notes 3, 5 and 6 of Notes to Consolidated Financial Statements.

    DEPRECIATION AND AMORTIZATION--Depreciation and amortization decreased $0.3 million, or 0.9%, to $33.0 million in 1996 from $33.3 million in 1995. The decrease was due to lower amortization of debt restructuring costs, partially offset by an increase in depreciation due to the addition of three restaurants and the ongoing implementation of the Company's revitalization program. Depreciation and amortization as a percentage of Total revenues was 5.1% for both periods.

    INTEREST EXPENSE, NET--Interest expense, net of capitalized interest and interest income, increased by $2.2 million, or 5.3%, to $44.1 million in 1996 from $41.9 million in 1995. The increase was due to an increase in the interest rate on the Company's bank debt as a result of the debt restructuring effective January 1, 1996.


    BENEFIT FROM (PROVISION FOR) INCOME TAXES--The benefit from income taxes was $5.9 million in 1996 as compared to a provision for income taxes of $33.4 million in 1995. The benefit from income taxes of $5.9 million in 1996 represented the statutory federal and state tax benefit of the Company's loss partially offset by the impact of the federal and state tax valuation allowances. The income tax provision of $33.4 million in 1995 resulted primarily from the anticipated deconsolidation from TRC. As a result, the deferred tax asset of approximately $19 million related to the NOLs utilized by TRC as of December 31, 1995 was written off in 1995. Additionally, as a result of the anticipated change in ownership and Section 382 limitation, a valuation allowance in 1995 was placed on all Federal NOL carryforwards generated through December 31, 1995. See Note 9 of Notes to Consolidated Financial Statements and "Net Operating Loss Carryforwards."


    NET INCOME (LOSS)--As a result of the above, net loss decreased by $50.9 million, or 86.7%, to a net loss of $7.8 million in 1996 from a net loss of $58.7 million in 1995.

    1995 COMPARED TO 1994

    REVENUES--Total revenues increased $18.1 million, or 2.9%, to $649.1 million in 1995 from $631.0 million in 1994. Restaurant revenues increased $4.2 million, or 0.7%, to $593.6 million in 1995 from $589.4 million in 1994. Comparable restaurant revenues increased by 0.9%. The increase in Restaurant revenues and comparable restaurant revenues was due to the introduction of frozen yogurt, selected menu price increases, a shift in sales mix to higher-priced items, the opening of one new restaurant, the revitalization of 13 restaurants and building expansions at seven existing restaurants. The increase was partially offset by the closing of 16 restaurants in 1995. Retail, institutional and other revenues increased $14.0 million, or 33.7%, to $55.6 million in 1995 from $41.6 million in 1994. This increase was due to a successful promotional campaign in existing markets and the introduction of frozen yogurt into these markets.

    COST OF SALES--Cost of sales increased $12.8 million, or 7.1%, to $192.6 million in 1995 from $179.8 million in 1994. Cost of sales as a percentage of Total revenues increased to 29.7% in 1995 from 28.5% in 1994. The increase was due to a 0.8% rise in food costs at the restaurant level as a result of a sales mix shift to higher quality items and increased waste in food preparation and to a 0.4% rise in food costs at the retail and institutional level.

    LABOR AND BENEFITS--Labor and benefits increased $2.8 million, or 1.3%, to $214.6 million in 1995 from $211.8 million in 1994. Labor and benefits as a percentage of Total revenues decreased in 1995 to 33.1% from 33.6% in 1994. Approximately 0.7% of the decrease was due to an increase in Retail, institutional and other revenues as a percent of Total revenues as these revenues have no associated labor and benefits. This decrease was partially offset by a 0.2% rise in labor and benefits as a percentage of Restaurant revenue due to several large group medical claims and the introduction of a restaurant leadership team concept which placed more focus on customer service by increasing the hours of supervisory restaurant employees.


    OPERATING EXPENSES--Operating expenses increased $11.9 million, or 9.0%, to $143.9 million in 1995 from $132.0 million in 1994. Operating expenses as a percentage of Total revenues increased to 22.2% in 1995 from 20.9% in 1994. The increase was due to the cost of sponsoring a Ladies Professional Golf Association golf tournament ("The Friendly's Classic") for the first time, an increase in restaurant advertising expenses, higher restaurant renovation expenses, an increase in credit card fees as a result of greater use of credit cards by consumers and an increase in selling expenses associated with the growth in the retail and institutional business.

    GENERAL AND ADMINISTRATIVE EXPENSES--General and administrative expenses increased $2.3 million, or 6.0%, to $40.7 million in 1995 from $38.4 million in 1994. General and administrative expenses as a percentage of Total revenues increased to 6.2% in 1995 from 6.1% in 1994. The increase was due to several large group insurance claims in 1995, the annual merit-based salary increases and the benefit in 1994 from eliminating a long-term bonus plan.

    EBITDA--As a result of the above, EBITDA decreased by $11.5 million, or 16.7%, to $57.4 million in 1995 from $68.9 million in 1994. EBITDA as a percentage of Total revenues decreased to 8.8% in 1995 from 10.9% in 1994.

    NON-CASH WRITE-DOWNS--During 1995, the Company incurred a $3.3 million non-cash write-down relating to costs resulting from a postponed debt refinancing and a $4.0 million write-down of the carrying value of 51 restaurant properties. For a further explanation of the write-downs, see Notes 3, 5 and 6 of Notes to Consolidated Financial Statements.

    DEPRECIATION AND AMORTIZATION--Depreciation and amortization increased $1.2 million, or 3.7%, to $33.3 million in 1995 from $32.1 million in 1994. The increase was due to the addition of one new restaurant and the ongoing implementation of the Company's revitalization program, partially offset by a decrease in amortization as a result of TRC Acquisition financing costs being fully amortized. Depreciation and amortization as a percentage of Total revenues was 5.1% for both periods.

    INTEREST EXPENSE, NET--Interest expense, net of capitalized interest and interest income, decreased by $3.6 million, or 7.9%, to $41.9 million in 1995 from $45.5 million in 1994. The decrease was due to the payment of a $3.6 million fee to the Company's lenders in 1994 to facilitate a refinancing of the Company's debt which was never consummated.


    BENEFIT FROM (PROVISION FOR) INCOME TAXES--The provision for income taxes was $33.4 million as compared to the benefit from income taxes of $4.7 million in 1994. The provision for income taxes of $33.4 million in 1995 was due to the anticipated deconsolidation from TRC. As a result, the deferred tax asset of approximately $19 million related to the NOLs utilized by TRC as of December 13, 1995 was written off in 1995. Additionally, as a result of the anticipated change in ownership and Section 382 limitation, a valuation allowance in 1995 was placed on all Federal NOL carryforwards generated through December 31, 1995. See Note 9 of Notes to Consolidated Financial Statements. The benefit from income taxes of $4.7 million in 1994 represented the statutory federal and state tax benefit of the Company's loss partially offset by the impact of the state tax valuation allowance.


    NET INCOME (LOSS)--As a result of the above, net loss increased by $54.8 million to a net loss of $58.7 million in 1995 from a net loss of $3.9 million in 1994.

LIQUIDITY AND CAPITAL RESOURCES

    The Company's primary sources of liquidity and capital resources have been cash generated from operations and borrowings under the Old Credit Facility. Net cash provided by operating activities was $9.6 million for the six months ended June 29, 1997, $26.2 million in 1996, $27.8 million in 1995 and $38.4 million in 1994. Available borrowings under the Old Credit Facility were $13.7 million as of June 29, 1997, excluding $2.4 million of letter of credit availability.

    Additional sources of cash consist of capital and operating leases for financing leased restaurant locations (in malls and shopping centers and land or building leases), restaurant equipment, manufacturing equipment, distribution vehicles and computer equipment. Additionally, sales of under-performing existing restaurant properties and other assets (to the extent the Company's and its subsidiaries' debt instruments, if any, permit) are sources of cash. The amounts of debt financing that the Company will be able to incur under capital leases and for property and casualty insurance financing and the amount of asset sales by the Company will be limited by the terms of the New Credit Facility and the Indenture relating to the Senior Notes. See "Description of New Credit Facility" and "Description of Senior Notes."

    The Company requires capital principally to maintain existing restaurant and plant facilities, to continue to renovate and re-image existing restaurants, to convert restaurants, to construct new restaurants and for general corporate purposes. Since the TRC Acquisition, the Company has spent $264.3 million on capital expenditures, including $73.5 million on the renovation and re-imaging of restaurants under its revitalization program.


    The following table presents for the periods indicated the number of (i) restaurants opened and closed during, and the number of restaurants open at the end of, each period, (ii) the number of restaurants in which (a) seating capacity was expanded and (b) certain exterior and interior renovation and re-imaging was completed under the Company's revitalization program and (iii) the aggregate number of restaurants expanded and revitalized at the end of each period.

                                                                                                                     SIX MONTHS
                                                                                   FISCAL YEAR                          ENDED
                                                                -------------------------------------------------     JUNE 29,
                                                                     1994             1995             1996             1997
                                                                ---------------  ---------------  ---------------  ---------------
Restaurants opened............................................             8                1                3           --
Restaurants closed............................................            15               16               31                7
Restaurants open (end of period)..............................           750              735              707              700

Restaurants expanded..........................................             7                5                4                3
Aggregate restaurants expanded................................            12               17               21               24

Restaurants revitalized.......................................            67               14               16                7
Aggregate restaurants revitalized.............................           594              608              624              631

    Net cash used in investing activities was $8.3 million for the six months ended June 29, 1997, $20.3 million in 1996, $18.2 million in 1995 and $28.0 million in 1994. Capital expenditures for restaurant operations, including capitalized leases, were approximately $8.3 million in the six months ended June 29, 1997, $22.6 million in 1996, $14.5 million in 1995 and $32.6 million in
1994. Capital expenditures were offset by proceeds from the sale of property and equipment of $0.9 million, $8.4 million, $0.9 million and $1.5 million in the six months ended June 29, 1997, and in 1996, 1995 and 1994, respectively.

    The Company also uses capital to repay borrowings when cash is sufficient to allow for net repayments. Net cash used in financing activities to repay borrowings was $3.1 million for the six months ended June 29, 1997, $11.0 million in 1996 and $7.9 million in 1994 as compared to net cash provided by financing activities of $0.2 million in 1995.

    The Company had a working capital deficit of $19.4 million as of June 29, 1997. The Company is able to operate with a substantial working capital deficit because (i) restaurant operations are conducted primarily on a cash (and cash equivalent) basis with a low level of accounts receivable, (ii) rapid turnover allows a limited investment in inventories and (iii) cash from sales is usually received before related accounts for food, supplies and payroll become due.


    It is expected that the full amount of the Term Loan Facility will be drawn at the closing of the Offerings. Amounts repaid or prepaid under the Term Loan Facility may not be reborrowed. The Company's primary sources of liquidity and capital resources in the future will be cash generated from operations and borrowings under the Revolving Credit Facility and the Letter of Credit Facility. The Revolving Credit Facility will be a five-year facility providing for revolving loans to the Company in a principal amount not to exceed $55 million, including a $5 million sublimit for each of trade and standby letters of credit. The Letter of Credit Facility will mature contemporaneously with the Revolving Credit Facility and will provide for up to $15 million of standby letters of credit. It is expected that no amounts will initially be drawn under the Revolving Credit Facility and $3.1 million will be available under the Letter of Credit Facility at the consummation of the Recapitalization. These facilities are expected to be drawn in part, from time to time, to finance the Company's working capital and other general corporate requirements. See "Description of New Credit Facility."

    It is expected that the Term Loan Facility will require quarterly amortization payments beginning on April 15, 1999. Annual amortization amounts will total $4.7 million, $10.7 million, $12.7 million, $14.7 million, $18.7 million, $20.3 million and $23.5 million in 1999 through 2005, respectively. In addition to the scheduled amortization, it is expected that the Term Loan Facility will be permanently reduced by (i) specified percentages of each year's Excess Cash Flow (as defined in the New Credit Facility) and (ii) 100% of the aggregate net proceeds from asset sales not in the ordinary course of business and not re-employed within a specified period in the Company's business, exclusive of up to $7.5 million of aggregate net proceeds received from asset sales subsequent to the closing relating to the New Credit Facility. Such applicable proceeds shall be applied to the Term Loan Facility in inverse order of maturity. At the Company's option, loans may be prepaid at any time with certain notice and breakage cost provisions.


    It is expected that the obligations of the Company under the New Credit Facility will (i) be secured by a first priority security interest in substantially all material assets of the Company and its subsidiaries and all other assets owned or hereafter acquired and (ii) be guaranteed, on a senior secured basis, by the Company's Friendly's Restaurants Franchise, Inc. subsidiary and may also be so guaranteed by certain subsidiaries created or acquired after consummation of the Recapitalization.


    It is expected that, at the Company's option, the interest rates per annum applicable to the New Credit Facility will be either LIBOR (as defined in the New Credit Facility), plus a margin ranging from 2.25% to 2.75%, or the Alternative Base Rate (as defined in the New Credit Facility), plus a margin ranging from 0.75% to 1.25%. The Alternative Base Rate is the greater of (a) Societe Generale's Prime Rate or (b) the Federal Funds Rate plus 0.50%. It is expected that after the first twelve calendar months of the New Credit Facility, pricing reductions will be available in certain circumstances.


    The Company anticipates requiring capital in the future principally to maintain existing restaurant and plant facilities, to continue to renovate and re-image existing restaurants, to convert restaurants and to construct new restaurants. Capital expenditures for the second half of 1997 and for 1998 are anticipated to be $66.5 million in the aggregate, of which $56.4 million will be spent on restaurant operations. See "Business--Restaurant Operations--Capital Investment Program" for a further description of the Company's estimated 1997 and 1998 capital expenditures. The Company's actual 1997 and 1998 capital expenditures may vary from the estimated amounts set forth herein. See "Risk Factors--Substantial Leverage, Stockholders' Deficit and History of Losses" for a discussion of certain factors, many of which are beyond the Company's control, that could affect the Company's ability to make its planned capital expenditures.

    In addition, the Company may need capital in connection with (i) commitments as of June 29, 1997 to purchase $53.1 million of raw materials, food products and supplies used in the normal course of business and (ii) its self-insurance through retentions or deductibles of the majority of its workers' compensation, automobile, general liability and group health insurance programs. The Company's self-insurance obligations may exceed its reserves. See Notes 12 and 15 of Notes to Consolidated Financial Statements.

    The Company believes that the combination of the funds anticipated to be generated from operating activities and borrowing availability under the New Credit Facility will be sufficient to meet the Company's anticipated operating and capital requirements for the foreseeable future. See "Risk Factors--Substantial Leverage, Stockholders' Deficit and History of Losses" and "--Restrictions Imposed Under New Credit Facility."

OLD CREDIT FACILITY

    In January 1995, the Company and its lenders amended the Old Credit Facility as a result of certain covenant violations and, in connection therewith, the lenders were granted the right to receive a contingent payment in certain circumstances. In January 1996, the Old Credit Facility was amended and restated pursuant to which revolving credit and term loans totaling $373.6 million were converted to revolving credit loans of $38.5 million and term loans of $335.1 million. In connection therewith, the lenders received Class B common shares which increased their interests in the Company to an aggregate of 50% of the then-issued and outstanding common shares. As a result of the issuance of certain stock to management and the exercise of certain warrants, additional shares were issued to the lenders in 1996 to maintain their minimum equity interest at 48.0%. As a result of their ownership of Class B common shares, the lenders obtained the right to elect two of the five members of the Company's Board of Directors. The lenders were given the right to increased board representation and voting rights and the right to receive additional shares upon certain events. As part of the Recapitalization, the Old Credit Facility will be replaced by the New Credit Facility, and as the result of the Recapitalization, the outstanding Class B common shares will be converted into shares of Common Stock and the ownership of such lenders will decrease to approximately 9.8% of the outstanding Common Stock (4.5% if the Underwriters' over-allotment option in the Common Stock Offering is exercised in full). See "Ownership of Common Stock," and Note 7 of Notes to Consolidated Financial Statements.


NET OPERATING LOSS CARRYFORWARDS


    As of December 29, 1996, the Company and its subsidiaries had a federal net operating loss ("NOL") carryforward of $40.1 million. Because of a change of ownership of the Company under Section 382 of the Internal Revenue Code on March 26, 1996 (see Note 9 of Notes to Consolidated Financial Statements), $29.7 million of the NOL carryforward can be used only to offset current or future taxable income to the extent that net unrealized built-in gains which existed at March 26, 1996 are recognized by March 26, 2001. Accordingly, a valuation allowance has been recorded to offset the $29.7 million of the NOL carryforward. The consolidated balance sheet of the Company as of December 29, 1996 includes the tax effect of the remaining federal and state NOLs ("New NOLs") of $4.6 million for the periods prior to March 26, 1996 and $5.8 million for the period from March 27, 1996 to December 29, 1996. It is expected that the Common Stock Offering will result in the Company having another change of ownership under
Section 382 of the Internal Revenue Code. Accordingly, in tax years ending after the Common Stock Offering, the Company will be limited in how much of its New NOLs it can utilize. The amount of New NOLs that can be utilized in any tax year ending after the date of the Common Stock Offering will be limited to an amount equal to the equity value of the Company immediately prior to the Common Stock Offering (without taking into account the proceeds of the Offerings) multiplied by the long-term tax exempt rate in effect for the month of the Common Stock Offering (5.6% for August, 1997). While the limitation on the use of the New NOLs will delay when the New NOLs are utilized, the Company expects all of the New NOLs to be utilized before they expire. Accordingly, no valuation allowance is required related to any New NOLs. The NOLs expire, if unused, between 2001 and 2012. In addition, the NOL carryforwards are subject to adjustment upon review by the Internal Revenue Service. See Note 9 of Notes to Consolidated Financial Statements.


INFLATION

    The inflationary factors which have historically affected the Company's results of operations include increases in cost of milk, sweeteners, purchased food, labor and other operating expenses. Approximately 17% of wages paid in the Company's restaurants are impacted by changes in the federal or state minimum hourly wage rate. Accordingly, changes in the federal or states minimum hourly wage rate directly affect the Company's labor cost. The Company is able to minimize the impact of inflation on occupancy costs by owning the underlying real estate for approximately 42% of its restaurants. The Company and the restaurant industry typically attempt to offset the effect of inflation, at least in part, through periodic menu price increases and various cost reduction programs. However, no assurance can be given that the Company will be able to offset such inflationary cost increases in the future.

SEASONALITY

    Due to the seasonality of frozen dessert consumption, and the effect from time to time of weather on patronage in its restaurants, the Company's revenues and EBITDA are typically higher in its second and third quarters.

                                    BUSINESS

GENERAL

    Friendly's is the leading full-service restaurant operator and has a leading position in premium frozen dessert sales in the Northeast. The Company owns and operates 666 and franchises 34 full-service restaurants and manufactures a complete line of packaged frozen desserts distributed through more than 5,000 supermarkets and other retail locations in 15 states. Friendly's offers its customers a unique dining experience by serving a variety of high-quality, reasonably-priced breakfast, lunch and dinner items, as well as its signature frozen desserts, in a fun and casual neighborhood setting. For the twelve-month period ended June 29, 1997, Friendly's generated $664.9 million in total revenues and $71.0 million in EBITDA (as defined herein). During the same period, management estimates that over $225 million of total revenues were from the sale of approximately 20 million gallons of frozen desserts.


    Friendly's restaurants target families with children and adults who desire a reasonably-priced meal in a full-service setting. The Company's menu offers a broad selection of freshly-prepared foods which appeal to customers throughout all day-parts. Breakfast items include specialty omelettes and breakfast combinations featuring eggs, pancakes and bacon or sausage. Lunch and dinner items include a new line of wrap sandwiches, entree salads, soups, super-melts, specialty burgers and new stir-fry, chicken, pot pie, tenderloin steak and seafood entrees. Friendly's is also recognized for its extensive line of ice cream shoppe treats, including proprietary products such as the Fribble-Registered Trademark-, Candy Shoppe-Registered Trademark- Sundaes and the Wattamelon Roll-Registered Trademark-.


    The Company believes that one of its key strengths is the strong consumer awareness of the Friendly's brand name, particularly as it relates to the Company's signature frozen desserts. This strength and the Company's vertically-integrated operations provide several competitive advantages, including the ability to (i) utilize its broad, high-quality menu to attract customer traffic across multiple day-parts, particularly the afternoon and evening snack periods, (ii) generate incremental revenues through strong restaurant and retail market penetration, (iii) promote menu enhancements and extensions in combination with its unique frozen desserts and (iv) control quality and maintain operational flexibility through all stages of the production process.

    Friendly's, founded in 1935, was publicly held from 1968 until January 1979, at which time it was acquired by Hershey Foods Corporation ("Hershey"). While owned by Hershey, the Company increased the total number of restaurants from 601 to 849 yet devoted insufficient resources to product development and capital improvements. In 1988, The Restaurant Company ("TRC"), an investor group led by Donald Smith, the Company's current Chairman, Chief Executive Officer and President, acquired Friendly's from Hershey (the "TRC Acquisition") and implemented a number of initiatives to restore and improve operational and financial efficiencies. From the date of the TRC Acquisition through 1994, the Company (i) implemented a major revitalization of its restaurants, (ii) repositioned the Friendly's concept from a sandwich and ice cream shoppe to a full-service, family-oriented restaurant with broader menu and day-part appeal,
(iii) elevated customer service levels by recruiting more qualified managers and expanding the Company's training program, (iv) disposed of 123 under-performing restaurants and (v) capitalized upon the Company's strong brand name recognition by initiating the sale of Friendly's unique line of packaged frozen desserts through retail locations.

    Beginning in 1994, the Company began implementing several growth initiatives including (i) testing and implementing a program to expand the Company's domestic distribution network by selling frozen desserts and other menu items through non-traditional locations, (ii) distributing frozen desserts internationally by introducing dipping stores in the United Kingdom and South Korea and (iii) implementing a franchising strategy to extend profitably the Friendly's brand without the substantial capital required to build new restaurants. As part of this strategy, on July 14, 1997 the Company entered into the DavCo Agreement. See "Prospectus Summary--Recent Developments."

    Implementation of these initiatives since the TRC Acquisition has resulted in substantial improvements in revenues and EBITDA. Despite the closing of 148 restaurants (net of restaurants opened) since the beginning of 1989 and periods of economic softness in the Northeast, the Company's restaurant revenues have increased 9.0% from $557.3 million in 1989 to $607.2 million in the twelve-months ended June 29, 1997, while average revenue per restaurant has increased 28.6% from $665,000 to $855,000 during the same period. Retail, institutional and other revenues have also increased from $1.4 million in 1989 to $57.7 million in the twelve months ended June 29, 1997. In addition, EBITDA has increased 49.8% from $47.4 million in 1989 to $71.0 million in the twelve-month period ended June 29, 1997, while operating income has increased from $4.1 million to $37.7 million over the same period. However, the high leverage associated with the TRC Acquisition has severely impacted the liquidity and profitability of the Company. The Company has reported net losses and had earnings that were insufficient to cover fixed charges for each fiscal year since the TRC Acquisition and for the six months ended June 29, 1997. It is anticipated that upon completion of the Recapitalization and the Related Transactions, approximately 9.8% of the Company's Common Stock will be owned by the lenders under the Company's Old Credit Facility (as defined herein) as a group. See "Risk Factors," "Selected Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Ownership of Common Stock."



    Friendly's intends to utilize the increased liquidity and operating and financial flexibility resulting from consummation of the Recapitalization in order to continue to grow the Company's revenues and earnings by implementing the following key business strategies: (i) continuously upgrade the menu and introduce new products, (ii) revitalize and re-image existing Friendly's restaurants, (iii) construct new restaurants, (iv) enhance the Friendly's dining experience, (v) expand the restaurant base through high-quality franchisees,
(vi) increase market share through additional retail accounts and restaurant locations, (vii) introduce modified formats of the Friendly's concept into non-traditional locations and (viii) extend the Friendly's brand into international markets.


COMPETITIVE STRENGTHS

    THE COMPANY BELIEVES THAT, IN THE NORTHEAST, ITS LEADING POSITION IN FULL-SERVICE RESTAURANT AND PREMIUM FROZEN DESSERT SALES IS ATTRIBUTABLE TO THE FOLLOWING COMPETITIVE STRENGTHS:

    STRONG BRAND NAME RECOGNITION. During the past 60 years, management believes the Friendly's brand name has become synonymous with high-quality food and innovative frozen desserts. The Company believes that the brand name awareness created by its premium frozen dessert heritage drives customer traffic, particularly during the afternoon and evening snack periods, promotes menu enhancement and extension and generates incremental revenues from the Company's retail and non-traditional distribution channels. The Company's independent surveys indicate that, in the Northeast, over 90% of all households recognize the Friendly's brand and that over 30% of these households visit a Friendly's restaurant every three months.


    SIGNATURE FROZEN DESSERTS. Friendly's produces an innovative line of high-quality freshly-scooped and packaged frozen desserts, which have been cited by customers as a key reason for choosing Friendly's. Accordingly, approximately 50% of all visits to a Friendly's restaurant include a frozen dessert purchase. Freshly-scooped specialties served in Friendly's restaurants include the Jim Dandy and Oreo-Registered Trademark- Brownie sundaes, and the Fribble-Registered Trademark-, the Company's signature thick shake. Packaged goods available for purchase in both restaurant and retail locations include traditional and low-fat ice cream, yogurt and sorbets in half gallons, pints and cups and a wide variety of ice cream cakes, pies and rolls such as the Jubilee Roll-Registered Trademark- and Wattamelon Roll-Registered Trademark-. In addition, the Company licenses from Hershey the rights to feature in its signature desserts certain candy brands such as Almond
Joy-Registered Trademark-, Mr. Goodbar-Registered Trademark-, Reeses Pieces-Registered Trademark-, Reeses-Registered Trademark- Peanut Butter Cups and York-Registered Trademark- Peppermint Patties.


    BROAD, HIGH-QUALITY MENU. The Company has successfully capitalized on Friendly's reputation for high-quality, wholesome foods including the well-known $2.22 Breakfast, Big Beef-Registered Trademark- Hamburger,
Fishamajig-Registered Trademark- Sandwich and Clamboat-Registered Trademark-Platter by extending these offerings into a broader product line including freshly-prepared omelettes, SuperMelt-TM- Sandwiches, Colossal Sirloin Burgers-TM-, tenderloin steaks and stir-fry entrees. Reflecting this increased menu variety, food products now account for over 70% of restaurant revenues, and guest check averages have increased significantly over the last five years. Friendly's also has an extensive Kid's Menu which encourages family dining due to the significant appeal to children of the Friendly's concept.

    MULTIPLE DAY-PART APPEAL. Due to the appeal of Friendly's frozen desserts, the Company generates approximately 35% of its restaurant revenues during the afternoon and evening snack periods (2:00 p.m. to 5:00 p.m. and 8:00 p.m. to closing), providing Friendly's with the highest share of snack day-part sales in the Northeast. Accordingly, the Company endeavors to maximize revenue across multiple day-parts by linking sales of its high-margin frozen desserts with its lunch and dinner entrees. The Company generates approximately 12%, 24% and 29% of restaurant revenues from breakfast, lunch and dinner, respectively.

    STRONG RESTAURANT AND RETAIL MARKET PENETRATION. The Company has the highest market share among full-service restaurants and a leading position in premium frozen dessert sales in the Northeast. The Company's strong restaurant and retail market penetration provides incremental revenues and cash flow, as multiple levels of visibility and availability provide cross promotion opportunities and enhance consumer awareness and trial of the Company's unique products while effectively targeting consumers for both planned and impulse purchases. For example, the new Colossal Sirloin Burger-TM- was introduced with a new 79 CENTS Caramel Fudge Nut Blast-TM- Sundae during the spring of 1997. In addition to promoting sales of this new entree, this strategy increased consumer awareness and trial of the new sundae combination, which in turn supported the introduction of Caramel Fudge Nut Blast-TM- Sundae half gallons into restaurants and retail locations.

    VERTICALLY-INTEGRATED OPERATIONS. Friendly's vertically-integrated operations are designed to deliver the highest quality food and frozen desserts to its customers and to allow the Company to adapt to evolving customer tastes and preferences. The Company formulates new products and upgrades existing food and frozen desserts through its research and development group and controls all stages in the production of its frozen desserts through its two manufacturing facilities. In addition, the Company controls cost and product quality and efficiently manages inventory levels from point of purchase through restaurant delivery utilizing its three distribution facilities and fleet of 56 tractors and 81 trailers. Furthermore, Friendly's maximizes its purchasing power when sourcing materials and services for its restaurant and retail operations through its integrated purchasing department.

    MANAGEMENT EXPERIENCE AND EMPLOYEE RETENTION. The Company has a talented senior management team with extensive restaurant industry experience and an average tenure with the Company of 17 years. In addition, the Company minimizes turnover of both managers and line personnel through extensive employee training and retention programs. In 1996, the Company's turnover among its restaurant salaried management was approximately 24%, which was significantly lower than the industry average.

BUSINESS STRATEGIES

    FRIENDLY'S OBJECTIVE IS TO CAPITALIZE ON ITS COMPETITIVE STRENGTHS TO GROW ITS RESTAURANT AND RETAIL OPERATIONS BY IMPLEMENTING THE FOLLOWING KEY BUSINESS
STRATEGIES:

    UPGRADE MENU AND SELECTIVELY INTRODUCE NEW PRODUCTS. Friendly's strategy is to increase consumer awareness and restaurant patronage by continuously upgrading its menu and introducing new products. As part of this strategy, Friendly's dedicated research and development group regularly formulates proprietary new menu items and frozen desserts to capitalize on the evolving tastes and preferences of its customers. In the fall of 1996, the Company introduced a new dinner line which includes a high-quality steak entree, home-style chicken dinners, pot pies and stir-frys, as well as several premium frozen desserts including the new Oreo-Registered Trademark- Brownie Sundae. Largely as a result of new premium items, guest check averages have increased 7.7% during the first six months of 1997 as compared to the same period of 1996.

    REVITALIZE AND RE-IMAGE RESTAURANTS. Friendly's seeks to continue to grow restaurant revenues and cash flow through the ongoing revitalization and re-imaging of existing restaurants and to increase total restaurant revenues through the addition of new restaurants. The Company has revitalized approximately 631 restaurants since the beginning of 1989, increasing average restaurant revenues from $665,000 in 1989 to $855,000 in the twelve months ended June 29, 1997. Further, the Company has initiated its FOCUS 2000 program which includes an advanced re-imaging of restaurants and the installation of custom designed restaurant automation systems in a majority of its restaurants. In addition, as part of its ongoing capital spending program, the Company plans to refurbish substantially all of its restaurants every five to six years to further enhance customer appeal. The Company also expects to increase market share in its existing and contiguous markets through the opening of five new Company owned restaurants in 1997 (one of which has opened to date) and between 10 and 20 new restaurants per year through 2000.

    ENHANCE THE FRIENDLY'S DINING EXPERIENCE. In addition to menu upgrades and restaurant re-imaging, the FOCUS 2000 program includes initiatives to improve food presentation and customer service. The Company believes that implementation of this program will create a consistent, enhanced Friendly's restaurant brand image. This strategy recognizes that food quality, dining atmosphere and attentive service all contribute to customer satisfaction. The Company maintains a consistently high standard of food preparation and customer service through stringent operational controls and intensive employee training. To help guarantee that employees perform in this manner, Friendly's maintains a dedicated training and development center where managers are thoroughly trained in customer service.

    EXPAND RESTAURANT BASE AND MARKET PENETRATION THROUGH HIGH-QUALITY FRANCHISEES. Friendly's is implementing a franchising strategy to further develop the Friendly's brand and grow both revenue and cash flow without the substantial capital required to build new restaurants. This strategy seeks to
(i) expand its restaurant presence in under-penetrated markets, (ii) accelerate restaurant growth in new markets, (iii) increase marketing and distribution efficiencies and (iv) preempt the Company's competition from acquiring certain prime real estate sites. Friendly's will receive a royalty based on total franchisee revenues and revenues and earnings from the sale of its frozen desserts and other products to franchisees.

    INCREASE MARKET SHARE OF PREMIUM FROZEN DESSERTS. Capitalizing on its position as a recognized leader in premium frozen desserts, Friendly's seeks to increase its market share. The Company expects to build market share by expanding distribution beyond its 700 Company-owned and franchised restaurants and its more than 5,000 retail locations by (i) adding new locations, (ii) increasing shelf space in current locations through new product introductions and more prominent freezer displays and (iii) increasing consumer and trade merchandising.

    INTRODUCE MODIFIED FORMATS INTO NON-TRADITIONAL LOCATIONS. In order to capitalize on both planned and impulse purchases, the Company is leveraging the Friendly's brand name and enhancing consumer awareness by introducing modified formats of the Friendly's concept into non-traditional locations. These modified formats include (i) Friendly's Cafe, a quick service concept offering frozen desserts and a limited menu, (ii) Friendly's branded ice cream shoppes offering freshly-scooped and packaged frozen desserts and (iii) Friendly's branded display cases and novelty carts with packaged single-serve frozen desserts. The first Friendly's Cafe is expected to open in early 1998. The Company supplies frozen desserts to non-traditional locations such as colleges and universities, sports facilities, amusement parks, secondary school systems and business cafeterias directly or through selected vendors pursuant to multi-year license agreements.

    EXTEND THE FRIENDLY'S BRAND INTERNATIONALLY. The Company's long-term international growth strategy is to utilize local partners and establish master franchise or licensee agreements to extend the brand internationally and to achieve profitable growth while minimizing capital investment. Currently, the Company's Friendly's International, Inc. subsidiary ("FII") sells the Company's frozen desserts in several chain restaurants, theaters and food courts in the United Kingdom. In South Korea, FII participates in a licensing agreement with a South Korean enterprise to develop Friendly's "Great American" ice cream shoppes. As of August 22, 1997, the licensee and its sublicensees were operating 20 ice cream shoppes, and the Company expects such parties to operate 45 ice cream shoppes by the end of 1997. The Company selects its international markets based on the high quality of the Company's frozen desserts relative to locally-produced frozen desserts and the propensity of consumers in these regions to purchase American-branded products.

RESTAURANT OPERATIONS

    MENU

    Friendly's believes it provides significant value to consumers by offering a wide variety of freshly-prepared, wholesome foods and frozen desserts at a reasonable price. The menu currently features over 100 items comprised of a broad selection of breakfast, lunch, dinner and afternoon and evening snack items. Breakfast items include specialty omelettes and breakfast combinations featuring eggs, pancakes and bacon or sausage. Breakfasts generally range from $2.00 to $6.00 and account for approximately 12% of average restaurant revenues. Lunch and dinner items include a new line of wrap sandwiches, entree salads, soups, super-melts, specialty burgers, appetizers including quesadillas, mozzarella cheese sticks and "Fronions," and stir-fry, chicken, pot pie, tenderloin steak and seafood entrees. These lunch and dinner items generally range from $4.00 to $9.00, and these day-parts account for approximately 53% of average restaurant revenues. Entree selections are complemented by Friendly's premium frozen desserts, including the Fribble-Registered Trademark-, the Company's signature thick shake, Happy Ending-Registered Trademark- Sundaes and fat-free Sorbet Smoothies. The Company's frozen desserts are an important component of the success of the Company's snack day-part which accounts for 35% of average restaurant revenues.

    RESTAURANT LOCATIONS AND PROPERTIES

    The table below identifies by state the location of the 700 restaurants operating as of June 29, 1997, after giving effect to the DavCo Agreement as though it had occurred on June 29, 1997.

                                                               COMPANY-OWNED/LEASED
                                                       ------------------------------------
                                                        FREESTANDING           OTHER             FRANCHISED            TOTAL
STATE                                                    RESTAURANTS      RESTAURANTS (A)      RESTAURANTS (B)      RESTAURANTS
-----------------------------------------------------  ---------------  -------------------  -------------------  ---------------
Connecticut..........................................            50                 21                   --                 71
Delaware.............................................            --                  1                    6                  7
Florida..............................................            13                  2                   --                 15
Maine................................................             9(c)              --                   --                  9
Maryland.............................................             3                  9                   22                 34
Massachusetts........................................           116                 37                   --                153
Michigan.............................................             2                 --                   --                  2
New Hampshire........................................            14                  6                   --                 20
New Jersey...........................................            47                 18                   --                 65
New York.............................................           130                 35                   --                165
Ohio.................................................            57                  3                   --                 60
Pennsylvania.........................................            51                 13                   --                 64
Rhode Island.........................................             8                 --                   --                  8
Vermont..............................................             7                  2                   --                  9
Virginia.............................................            10                  2                    6                 18
                                                                ---                ---                  ---                ---
    Total............................................           517                149                   34                700

------------------------

(a) Includes primarily malls and strip centers.

(b) The franchised restaurants (representing 30 freestanding and four other restaurants) have been leased or subleased to DavCo pursuant to the DavCo Agreement. See "Prospectus Summary-- Recent Developments."

(c) Excludes the Company's new 156-seat prototype restaurant opened in Waterville, Maine in July 1997.

    The 547 freestanding restaurants, including the 30 franchised to DavCo, range in size from approximately 2,600 square feet to approximately 5,000 square feet. The 153 mall and strip center restaurants, including the four franchised to DavCo, average approximately 3,000 square feet. Of the 700 restaurants operated by the Company at June 29, 1997, the Company owned the buildings and the land for 294 restaurants, owned the buildings and leased the land for 161 restaurants, and leased both the buildings and land for 245 restaurants. The Company's leases generally provide for the payment of fixed monthly rentals and related occupancy costs (e.g. property taxes, common area maintenance and insurance). Additionally, most mall and strip center leases require the payment of common area maintenance charges and incremental rent of between 3.0% and 6.0% of the restaurant's sales.

    RESTAURANT ECONOMICS

    During the twelve-month period ended June 29, 1997, average revenue per restaurant was $855,000, average restaurant cash flow was $155,000 (after rent expense of $21,000) and average restaurant operating income was $122,000. Average cash flow represents operating income before depreciation and amortization. Average revenue per restaurant for the 243 freestanding restaurants with more than 100 seats was $1,089,000, average revenue per restaurant for the 304 freestanding restaurants with less than 100 seats was $707,000 and average revenue per restaurant for the 153 other restaurants was $812,000. The Company has opened 12 new restaurants since the beginning of 1994, ten of which had been operating for at least 12 months as of June 29, 1997. Such ten restaurants, which had an average of 136 seats, generated average revenue per restaurant of $1,193,000, average restaurant cash flow of $186,000 (after rent expense of $82,000) and average restaurant operating income of $139,000.

    The average cash investment to open such ten restaurants (all of which were conversions) was approximately $528,000, excluding pre-opening expenses, or $1,368,000 including rent expense capitalized at 9.0%. Pre-opening expenses were approximately $85,000 per restaurant. The Company plans to continue to convert restaurants and estimates that the three conversions planned for 1997 will cost approximately $500,000 to $600,000 per restaurant, excluding land and pre-opening expenses. The Company converted a 180-seat restaurant in Burlington, Vermont in December 1996 at a total cost including land of $1,562,000, and this restaurant has achieved average weekly revenues of $35,000 through June 29, 1997. While conversions generally cost less than new construction, the Company plans to selectively construct new restaurants when the anticipated return is sufficient to warrant the increased cost of new construction. The Company has developed two new freestanding restaurant prototypes for construction, including 108-seat and 156-seat prototypes, which are anticipated to cost approximately $730,000 and $780,000 per restaurant, respectively, excluding pre-opening expenses. Pre-opening expenses are estimated to be $85,000 per restaurant. The Company opened its first 156-seat prototype restaurant in Waterville, Maine in July 1997 at a cost of $778,000, or $1,056,000 including rent expense capitalized at 9.0%.

    CAPITAL INVESTMENT PROGRAM

    A significant component of the Company's capital investment program is the FOCUS 2000 initiative which is designed to establish a consistent, enhanced Friendly's brand image across the Company's entire restaurant operations. The Company's capital spending strategy seeks to increase comparable restaurant revenues and restaurant cash flow through the on-going revitalizing and re-imaging of existing restaurants and to increase total restaurant revenues through the addition of new restaurants. The following illustrates the key components of the Company's capital spending program. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of New Credit Facility."


    RESTAURANT RE-IMAGING. The Company expects to complete the re-imaging of 70 restaurants in 1997 (two of which have been completed to date) at an estimated cost of $120,000 per restaurant (not including $850,000 of one time costs related to development of the prototype). This cost typically includes interior and exterior redecoration and a new exterior lighting package. The Company expects to complete the re-imaging of approximately 110 restaurants during 1998.


    NEW RESTAURANT CONVERSION AND CONSTRUCTION. The Company expects to convert three restaurants in 1997 (none of which has been completed to date) at an estimated cost of $500,000 to $600,000 per restaurant. The Company also expects to construct two new restaurants in 1997 (one of which has been completed to date) at an estimated cost of $785,000, excluding land and pre-opening expenses. The Company expects to complete the conversion or construction of approximately ten restaurants during 1998.

    SEATING CAPACITY EXPANSION PROGRAM. Since the TRC Acquisition and through June 29, 1997, the Company has expanded seating capacity by an average of 50 seats at 24 restaurants at an average cost of $310,000 per restaurant. Revenue per restaurant increased approximately 24% in the full year following completion of this expansion compared to the comparable prior period. The Company expects to complete the expansion of six restaurants in 1997 (four of which have been completed to date) at an estimated cost of $250,000 per restaurant. This cost typically includes adding 50 seats per restaurant, relocating certain equipment and increasing parking capacity where necessary. The Company expects to complete the expansion of approximately four restaurants during 1998.

    INSTALLATION OF RESTAURANT AUTOMATION SYSTEMS. Since the TRC Acquisition and through June 29, 1997, the Company has installed touch-screen point of sale ("POS") register systems in approximately 340 restaurants at an average cost of $34,000 per restaurant. These POS register systems are designed to improve revenue realization, food cost management and labor scheduling while increasing the speed and accuracy of processing customer orders. The Company expects to install POS register systems in approximately 40 restaurants during 1998.

    FRANCHISING PROGRAM


    The Company recently initiated a franchising strategy to expand its restaurant presence in under-penetrated markets, accelerate restaurant growth in new markets, increase marketing and distribution efficiencies and preempt competition by acquiring restaurant locations in the Company's targeted markets. With the substantial completion of the Company's restaurant revitalization program, the development and initial deployment of its two new freestanding restaurant prototypes and the successful introduction of its new dinner line, the Company believes it is in a position to maximize the value of its brand appeal to prospective franchisees. The Company's wholly owned subsidiary, Friendly's Restaurants Franchise, Inc. ("FRFI") commenced operations in 1996 for the purpose of franchising various restaurant concepts. Since it began operations, FRFI has developed and now offers a franchise program for both Friendly's restaurants and Friendly's Cafes. The Company seeks franchisees who have related business experience, capital adequacy to build-out the Friendly's concept and no operations which have directly competitive restaurant or food concepts. On July 14, 1997, the Company entered into the DavCo Agreement pursuant to which DavCo purchased certain assets and rights in 34 existing Friendly's restaurants in Maryland, Delaware, the District of Columbia and northern Virginia, committed to open an additional 74 restaurants over the next six years and, subject to the fulfillment of certain conditions, further agreed to open 26 additional restaurants, for a total of 100 new restaurants in this franchising region over the next ten years.


    QUALITY CONTROL PROGRAMS

    The Company's high quality standards are promoted through strict product specifications, guest service programs and defined daily operating systems and procedures for maintenance, cleanliness and safety. Policy and operating manuals and video support materials for employee training are maintained in all Friendly's restaurants. The Company uses a variety of guest feedback systems to measure, monitor and react to service performance including comment cards, "800" telephone call-in lines, guest commentary follow-up systems, focus groups and an independent quarterly consumer tracking study conducted by National Purchase Diary, Inc. The Company's customer service center is implementing a chainwide program to receive and log customer feedback by restaurant and to report monthly to field management. All levels of field management are directly responsible for and evaluated according to guest satisfaction levels.

    CARRYOUT OPERATIONS

    Through dedicated carryout areas, Friendly's restaurants offer the Company's full line of frozen desserts and certain of its food menu items. Reserved parking is available at many of the Company's free-standing restaurants to facilitate quick carryout service. Approximately 15% of the Company's average free standing restaurant revenues are derived from its carryout business with a significant portion of these sales occurring during the afternoon and evening snack periods. Of this 15%, approximately 5% comes from sales of packaged frozen desserts in display cases within its restaurants.

RETAIL AND RELATED OPERATIONS

    RETAIL OPERATIONS

    In 1989, the Company extended its premium packaged frozen dessert line from its restaurants into retail locations. The Company has profitably grown its revenue from the sale of such products to retail outlets from $1.4 million in 1989 to $53.9 million in the twelve months ended June 29, 1997. The Company offers a branded product line that includes approximately 60 half gallon varieties featuring premium ice cream shoppe flavors and unique sundae combinations, low and no fat frozen yogurt, low fat ice cream and sherbet. Specialty flavors include Royal Banana Split, Cappuccino Dream-TM- and Caramel Fudge Nut Blast-TM-, and proprietary products include the Jubilee Roll-Registered Trademark-, Wattamelon Roll-Registered Trademark- and Friendly's branded ice cream cakes and pies. The Company also licenses from Hershey the right to feature certain candy brands including Almond
Joy-Registered Trademark-, Mr. Goodbar-Registered Trademark-, Reese's Pieces-Registered Trademark-, Reese's-Registered Trademark- Peanut Butter Cups and York-Registered Trademark- Peppermint Patties on packaged sundae cups and pints. See "Licenses and Trademarks."

    The Company focuses its marketing and distribution efforts in areas where it has higher restaurant penetration and consumer awareness. During the initial expansion of its retail business in 1989 and 1990, Albany, Boston and Hartford/Springfield were primary markets of opportunity, currently with 35, 118 and 95 restaurant locations, respectively. Targeting other markets with high growth potential and strong Friendly's brand awareness, the Company added the New York and Philadelphia markets, currently with 135 and 64 restaurants, respectively, to its retail distribution efforts in 1992 and 1993. According to recent A.C. Nielsen reports, the Company currently maintains a weighted average market share of approximately 11% in the Albany, Boston and Hartford/Springfield markets and 4% in the New York and Philadelphia markets.

    The Company expects to continue building its retail distribution business by increasing market share in its current retail markets. In these markets, the Company intends to increase shelf space with existing accounts and add new accounts by (i) capitalizing on its integrated restaurant and retail consumer advertising and promotion programs, (ii) continuing new product introductions and (iii) improving trade merchandising initiatives. Additionally, the Company expects to continue to selectively enter new markets where its brand awareness is high according to market surveys. In Pittsburgh, where the Company currently has no restaurants, the Company has a packaged frozen dessert market share of approximately 4%, according to A.C. Nielsen.

    The Company has developed a broker/distributor network designed to protect product quality through proper product handling and to enhance the merchandising of the Company's frozen desserts. The Company's experienced sales force manages this network to serve specific retailer needs on a market-by-market basis. In addition, the Company's retail marketing and sales departments coordinate market development plans and key account management programs.

    NON-TRADITIONAL LOCATIONS

    In order to capitalize on both planned and impulse purchases, the Company is leveraging the Friendly's brand name and enhancing consumer awareness by introducing modified formats of the Friendly's concept into non-traditional locations. These modified formats include (i) Friendly's Cafe, a quick service concept offering frozen desserts and a limited menu, (ii) Friendly's branded ice cream shoppes offering freshly-scooped and packaged frozen desserts and (iii) Friendly's branded display cases and novelty carts with packaged single-serve frozen desserts. The first Friendly's Cafe is expected to open in early 1998. The Company supplies frozen desserts to non-traditional locations such as colleges and universities, sports facilities, amusement parks, secondary school systems and business cafeterias directly or through selected vendors pursuant to multi-year license agreements.

    INTERNATIONAL OPERATIONS


    The Company, through its FII subsidiary, has a master license agreement with a South Korean enterprise to develop Friendly's "Great American" ice cream shoppes offering freshly-scooped and packaged frozen desserts. As of August 22, 1997, the licensee and its sublicensees were operating 20 ice cream shoppes, and the Company expects such parties to operate 45 ice cream shoppes by the end of 1997. FII also has various licensing arrangements with several companies in the United Kingdom under which certain of the Company's frozen desserts are distributed in the United Kingdom. The Company's strategy in the United Kingdom is to sell Friendly's branded frozen deserts in full and quick-service restaurants, movie theaters, railway and bus stations, shopping malls and airport locations pursuant to license agreements. Non-restaurant locations will vary from full dipping stations to sundae station kiosks or sundae carts. In addition, the Company's products will be distributed to selected retailers for resale. In addition, the Company is a 50% partner in a joint venture in Shanghai, China which has manufactured and distributed frozen desserts on a limited basis. The joint venture is currently seeking additional distribution for its products in China. In markets where a capital investment by the Company is required to introduce its brand, the Company seeks to monetize such investment by entering into franchising or licensing arrangements, and subsequently to redeploy its capital, if necessary, into new international markets. The Company believes that there are significant growth opportunities within South Korea, the United Kingdom and China, as well as in other countries, in particular those within the Pacific Rim.


MARKETING

    The Company's marketing strategy is to continue to strengthen Friendly's brand equity and further capitalize on its strong consumer awareness to profitably build revenues across all businesses. The primary advertising message, built around its "Leave room for the ice cream-TM-" slogan, focuses on introducing new lunch and dinner products or line extensions in combination with unique frozen desserts. For example, in 1996, Friendly's introduced a new line of steak dinners and promoted trial of the line with a free Happy Ending-Registered Trademark- Sundae. Management utilizes this strategy to encourage consumer trial of new products and increase the average guest check while reinforcing Friendly's unique "food with ice cream" experience. The Company's food-with-ice-cream promotions also build sales of packaged frozen desserts in its restaurants and in retail locations.

    The Company's media plan is designed to build awareness and increase trial among key target audiences while optimizing spending by market based on media cost efficiencies. The Company classifies markets based upon restaurant penetration and the resulting advertising and promotion costs per restaurant. The Company's 19 most highly-penetrated markets are supported with regular spot television advertisements from March through December. The Company augments its marketing efforts in these markets with radio advertising to target the breakfast day-part or to increase the frequency of the promotional message. In addition, the Company supports certain of these highly-penetrated markets (Albany, Boston, Hartford-Springfield and Providence) during the peak summer season with additional television media focusing on freshly-scooped and packaged frozen desserts. In its secondary markets, the Company utilizes more cost effective local store marketing initiatives such as radio, direct mail and newspaper advertising. All of the Company's markets are supported with an extensive promotional coupon program.

    The Company believes that its integrated restaurant and retail marketing efforts provide a significant competitive advantage supporting development of its retail business. Specifically, the retail business benefits from the awareness and trial of Friendly's product offerings generated by 32 weeks of food-with-ice-cream advertising and couponing efforts. The Company believes that this approach delivers a significantly higher level of consumer exposure and usage compared to the Company's packaged frozen dessert competitors which have only retail distribution. In turn, sales of the Company's products through more than 5,000 retail locations, supported by trade merchandising efforts, build incremental awareness and usage of Friendly's which management believes benefits the restaurants. The Company estimates that advertising and promotion expenditures will be approximately $20 million for 1997.

MANUFACTURING

    The Company produces substantially all of its frozen desserts in two Company-owned manufacturing plants which employ a total of approximately 300 people. The Wilbraham, Massachusetts plant occupies approximately 41,000 square feet of manufacturing space while the Troy, Ohio plant utilizes approximately 18,000 square feet. During 1996, the combined plants operated at an average capacity of 68.0% and produced (i) over 17.0 million gallons of ice cream, sherbets and yogurt in bulk, half-gallons and pints, (ii) nine million sundae cups, (iii) 2.5 million frozen dessert rolls, pies and cakes and (iv) more than
1.4 million gallons of fountain syrups and toppings. The Company, through its Shanghai, China joint venture, also owns a 13,000 square foot ice cream manufacturing facility. The quality of the Company's products is important, both to sustain Friendly's image and to enable the Company to satisfy customer expectations. Wherever possible, the Company "engineers in" quality by installing modern processes such as computerized mix-making equipment and monitoring devices to ensure all storage tanks and rooms are kept at proper temperatures for maximum quality.

PURCHASING AND DISTRIBUTION

    In conjunction with the Company's product development department, the Company's purchasing department evaluates the cost and quality of all major food items on a quarterly basis and purchases these items through numerous vendors with which it has long-term relationships. The Company contracts with vendors on an annual, semiannual, or monthly basis depending on the item and the opportunities within the marketplace. In order to promote competitive pricing and uniform vendor specifications, the Company contracts directly for such products as produce, milk and bread and other commodities and services. The Company also minimizes the cost of all restaurant capital equipment by purchasing directly from manufacturers or pooling volumes with master distributors.

    The Company owns two distribution centers and leases a third which allow the Company to control quality, costs and inventory from the point of purchase through restaurant delivery. The Company distributes most product lines to its restaurants, and its packaged frozen desserts to its retail customers, from warehouses in Chicopee and Wilbraham, Massachusetts and Troy, Ohio with a combined non-union workforce of approximately 250 employees. The Company's truck fleet delivers all but locally-sourced produce, milk and selected bakery products to its restaurants at least weekly, and during the highest-sales periods, delivers to over 50% of Friendly's restaurants twice-per-week. The Chicopee, Wilbraham and Troy warehouses encompass 54,000 square feet, 109,000 square feet and 42,000 square feet, respectively. The Company believes that these distribution facilities operate at or above industry standards with respect to timeliness and accuracy of deliveries.

    The Company has distributed its products since its inception to protect the product integrity of its frozen desserts. The Company delivers products to its restaurants on its own fleet of 56 tractors and 81 trailers which display large-scale images of the Company's featured products. The entire fleet is specially built to be compatible with storage access doors, thus protecting frozen desserts from "temperature shock." Recently acquired trailers have an innovative design which provides individual temperature control for three distinct compartments. To provide additional economies to the Company, the truck fleet backhauls on over 50% of its delivery trips, bringing the Company's purchased raw materials and finished products back to the distribution centers.

HUMAN RESOURCES AND TRAINING

    The average Friendly's restaurant employs between two and four salaried team members, which may include one General Manager, one Assistant Manager, one Guest Service Supervisor and one Manager-in-Training. The General Manager is directly responsible for day-to-day operations. General Managers report to a District Manager who typically has responsibility for an average of seven restaurants. District Managers report to a Division Manager who typically has responsibility for approximately 50 restaurants. Division Managers report to a Regional Vice President who typically has responsibility for six or seven Division Managers covering approximately 350 restaurants.

    The average Friendly's restaurant is staffed with four to ten employees per shift, including the salaried restaurant management. Shift staffing levels vary by sales volume level, building configuration and time of day. The average restaurant typically utilized approximately 37,500 hourly-wage labor hours in 1996 in addition to salaried management.

    To maintain its high service and quality standards, Friendly's has developed its Restaurant Leadership Team ("RLT"). The RLT is comprised of highly-qualified management employees, each of whom has received extensive training in Company policies and procedures, as well as applicable federal, state and local regulations. This team approach helps to ensure that the Company has the strong leadership and management staff required to efficiently operate Friendly's restaurants, provide quality service to customers and develop a pool of well-qualified management candidates. These management candidates undergo extensive training at the Company's dedicated training and development center. Moreover, the Company has significantly improved its human resources training to include sexual harassment, racial discrimination, diversity, employment practices, government regulations, selection and assessment and other programs. The Company also requires its District and Division Managers to participate in training and development programs, provides courses to improve management skills and offers development support for its headquarters employees.

EMPLOYEES

    The total number of employees at the Company varies between 25,000 and 28,000 depending on the season of the year. As of June 29, 1997, the Company employed approximately 28,000 employees, of which approximately 27,000 were employed in Friendly's restaurants (including 130 in field management), approximately 550 were employed at the Company's two manufacturing and three distribution facilities and approximately 450 were employed at the Company's corporate headquarters and other offices. None of the Company's employees is a party to a collective bargaining agreement.

HEADQUARTERS AND OTHER NON-RESTAURANT PROPERTIES

    In addition to the Company's restaurants, the Company owns (i) an approximately 260,000 square foot facility on 46 acres in Wilbraham, Massachusetts which houses the corporate headquarters, a manufacturing facility and a warehouse, (ii) an approximately 77,000 square foot office, manufacturing and warehouse facility on 13 acres in Troy, Ohio and (iii) an approximately 18,000 square foot restaurant construction and maintenance service facility located in Wilbraham, Massachusetts. The Company leases (i) an approximately 60,000 square foot distribution facility in Chicopee, Masschusetts, (ii) an approximately 38,000 square foot restaurant construction and maintenance support facility in Ludlow, Massachusetts and (iii) on a short-term basis, space for its division and regional offices, its training and development center and other support facilities.

LICENSES AND TRADEMARKS

    The Company is the owner or licensee of the trademarks and service marks (the "Marks") used in its business. The Marks "Friendly-Registered Trademark-" and "Friendly's-Registered Trademark-" are owned by the Company pursuant to registrations with the U.S. Patent and Trademark office.

    Upon the sale of the Company by Hershey in 1988, all of the Marks used in the Company's business at that time which did not contain the word "Friendly" as a component of such Marks (the "1988 Non-Friendly Marks"), such as Fribble-Registered Trademark-, Fishamajig-Registered Trademark- and Clamboat-Registered Trademark- were licensed by Hershey to the Company. The 1988 Non-Friendly Marks license has a term of 40 years expiring on September 2, 2028. Such license included a prepaid license fee for the term of the license which is renewable at the Company's option for an additional term of 40 years and has a license renewal fee of $20.0 million.

    Hershey also entered into non-exclusive licenses with the Company for certain candy trademarks used by the Company in its frozen dessert sundae cups (the "Cup License") and pints (the "Pint License"). The Cup License and Pint License automatically renew for unlimited one-year terms subject to certain nonrenewal rights held by both parties. Hershey is subject to a noncompete provision in the sundae cup business for a period of two years if the Cup License is terminated by Hershey without cause, provided that the Company maintains its current level of market penetration in the sundae cup business. However, Hershey is not subject to a noncompete provision if it terminates the Pint License without cause.

    The Company also has a non-exclusive license agreement with Leaf, Inc. ("Leaf") for use of the Heath-Registered Trademark- Bar candy trademark. The term of the royalty-free Leaf license continues indefinitely subject to termination by Leaf upon 60 days notice. Excluding the Marks subject to the licenses with Hershey and Leaf, the Company is the owner of its Marks.

COMPETITION

    The restaurant business is highly competitive and is affected by changes in the public's eating habits and preferences, population trends and traffic patterns, as well as by local and national economic conditions affecting consumer spending habits, many of which are beyond the Company's control. Key competitive factors in the industry are the quality and value of the food products offered, quality and speed of service, attractiveness of facilities, advertising, name brand awareness and image and restaurant location. Each of the Company's restaurants competes directly or indirectly with locally-owned restaurants as well as restaurants with national or regional images, and to a limited extent, restaurants operated by its franchisees. A number of the Company's significant competitors are larger or more diversified and have substantially greater resources than the Company. The Company's retail operations compete with national and regional manufacturers of frozen desserts, many of which have greater financial resources and more established channels of distribution than the Company. Key competitive factors in the retail food business include brand awareness, access to retail locations, price and quality.

GOVERNMENT REGULATION

    The Company is subject to various Federal, state and local laws affecting its business. Each Friendly's restaurant is subject to licensing and regulation by a number of governmental authorities, which include health, safety, sanitation, building and fire agencies in the state or municipality in which the restaurant is located. Difficulties in obtaining or failures to obtain required licenses or approvals, or the loss of such licences and approvals once obtained, can delay, prevent the opening of, or close, a restaurant in a particular area. The Company is also subject to Federal and state environmental regulations, but these have not had a material adverse effect on the Company's operations.

    The Company's relationships with its current and potential franchisees is governed by the laws of its several states which regulate substantive aspects of the franchisor-franchisee relationship. Substantive state laws that regulate the franchisor-franchisee relationship presently exist or are being considered in a substantial number of states, and bills have been introduced in Congress (one of which is now pending) which would provide for Federal regulation of substantive aspects of the franchisor-franchisee relationship. These current and proposed franchise relationship laws limit, among other things, the duration and scope of non-competition provisions, the ability of a franchisor to terminate or refuse to renew a franchise and the ability of a franchisor to designate sources of supply.


    The Company's restaurant operations are also subject to Federal and state laws governing such matters as wages, working conditions, citizenship requirements and overtime. Some states have set minimum wage requirements higher than the Federal level, and the Federal government recently increased the Federal minimum wage. In September 1997, the second phase of an increase in the minimum wage was implemented in accordance with the Federal Fair Labor Standards Act of 1996. Significant numbers of hourly personnel at the Company's restaurants are paid at rates related to the Federal minimum wage and, accordingly, increases in the minimum wage will increase labor costs at the Company's restaurants. Other governmental initiatives such as mandated health insurance, if implemented, could adversely affect the Company as well as the restaurant industry in general. The Company is also subject to the Americans with Disabilities Act of 1990, which, among other things, may require certain minor renovations to its restaurants to meet federally-mandated requirements. The cost of these renovations is not expected to be material to the Company.


LEGAL PROCEEDINGS

    From time to time the Company is named as a defendant in legal actions arising in the ordinary course of its business. The Company is not party to any pending legal proceedings other than routine litigation incidental to its business. The Company does not believe that the resolutions of these claims should have a material adverse effect on the Company's financial condition or results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY

    The executive officers and directors of the Company and their respective ages and positions with the Company are as follows:


             NAME                   AGE                                 POSITION WITH COMPANY
------------------------------      ---      ---------------------------------------------------------------------------

Donald N. Smith                         56   Chairman, Chief Executive Officer and President

Paul J. McDonald                        53   Senior Executive Vice President, Chief Administrative Officer and Assistant
                                             Secretary

Joseph A. O'Shaughnessy                 61   Senior Executive Vice President

Larry W. Browne                         51   Executive Vice President, Corporate Finance, General Counsel and Secretary

Gerald E. Sinsigalli                    58   President, Food Service Division

Dennis J. Roberts                       48   Senior Vice President, Restaurant Operations

Scott D. Colwell                        39   Vice President, Marketing

Henry V. Pettis III                     52   Vice President, Franchising and Operations Services

George G. Roller                        49   Vice President, Finance, Chief Financial Officer and Treasurer

Garrett J. Ulrich                       46   Vice President, Human Resources

Michael J. Daly*                        53   Director

Steven L. Ezzes                         50   Director

Barry Krantz*                           53   Director

Charles Ledsinger                      / /   Director

Burt Manning*                          / /   Director

Gregory L. Segall*                      34   Director


------------------------


* Messrs. Krantz and Segall, currently on the Board of Directors as the nominees of the lenders under the Old Credit Facility, will be replaced as directors by Messrs. Daly and Manning upon consummation of the Offerings.


    Donald N. Smith has been Chairman, Chief Executive Officer and President of the Company since September 1988. Mr. Smith has also been Chairman of the Board and Chief Executive Officer of TRC and Perkins since November 1985. Prior to joining TRC, Mr. Smith was President and Chief Executive Officer for Diversifoods, Inc. from 1983 to October 1985. From 1980 to 1983, Mr. Smith was Senior Vice President, PepsiCo., Inc. and was President of its Food Service Division. He was responsible for the operations of Pizza Hut Inc. and Taco Bell Corp., as well as North American Van Lines, Lee Way Motor Freight, Inc., PepsiCo. Foods International and La Petite Boulangerie. Prior to 1980, Mr. Smith was President and Chief Executive Officer of Burger King Corporation and Senior Executive Vice President and Chief Operations Officer for McDonald's Corporation.

    PAUL J. MCDONALD has been Senior Executive Vice President, Chief Administrative Officer and Assistant Secretary since January 1996. Mr. McDonald has been employed in various capacities with the Company since 1976. Mr. McDonald has held the positions of Director of Management Information Systems, Vice President/Controller and Vice President Corporate Development. Mr. McDonald is a certified public accountant.

    JOSEPH A. O'SHAUGHNESSY has been Senior Executive Vice President since October 1988. Mr. O'Shaughnessy has been employed in various capacities with the Company since 1957. Mr. O'Shaughnessy's duties have included District and Division Manager, Director and Vice President of Operations and Executive Vice President.

    LARRY W. BROWNE has been Executive Vice President, Corporate Finance, General Counsel and Secretary of the Company since September 1988. Mr. Browne has also been President and Managing Director of Friendly's International, Inc. since 1996. Mr. Browne has been the Executive Vice President, Corporate Finance, General Counsel and Secretary of TRC since November 1985 and was with Perkins from 1985 until 1996, most recently holding the position of Senior Vice President, Corporate Finance.

    GERALD E. SINSIGALLI has been President, Food Service Division of the Company since January 1989. Mr. Sinsigalli has been employed in various capacities with the Company since 1965. Mr. Sinsigalli's duties have included District and Division Manager, Director and Vice President of Operations and Senior Vice President.

    DENNIS J. ROBERTS has been Senior Vice President, Restaurant Operations of the Company since January 1996. Mr. Roberts has been employed in various capacities with the Company since 1969. Mr. Roberts' duties have included Restaurant, District and Division Manager, Regional Training Manager, Director and Vice President of Restaurant Operations.

    SCOTT D. COLWELL has been Vice President, Marketing of the Company since January 1996. Mr. Colwell has been employed in various capacities with the Company since 1982 including Director, New Business Development; Senior Director, Marketing and Sales and Senior Director, Retail Business.

    HENRY V. PETTIS III has been employed by the Company since 1990 and became Vice President, Franchising and Operations Services in 1996. Mr. Pettis was President and Chief Executive Officer of Florida Food Industries from 1988 to 1990.

    GEORGE G. ROLLER has been Vice President, Finance and Chief Financial Officer and Treasurer of the Company since January 1996. Mr. Roller was Vice President and Treasurer of the Company from 1989 until January 1996. Mr. Roller is a certified public accountant.

    GARRETT J. ULRICH has been Vice President, Human Resources since September 1991. Mr. Ulrich held the position of Vice President, Human Resources for Dun & Bradstreet Information Services, North America from 1988 to 1991. From 1978 to 1988, Mr. Ulrich held various Human Resource executive and managerial positions at Pepsi Cola Company, a division of PepsiCo.


    MICHAEL J. DALY will become a director of the Company upon consummation of the Common Stock Offering. Mr. Daly has been President and CEO of Baystate Health System since December 1981.


    STEVEN L. EZZES was reelected as a director of the Company in December 1995. Mr. Ezzes previously served as a director of the Company from January 1991 to May 1992. Mr. Ezzes has been a Managing Director of Scotia Capital Markets
(USA), an investment banking firm, since November 1996. Prior to that he was a partner of the Airlie Group, a private investment firm, since 1988. Mr. Ezzes has also been a Managing Director of Lehman Brothers, an investment banking firm.

    BARRY KRANTZ has been a director of the Company since April 1996. From January 1994 to August 1995, Mr. Krantz served as President and Chief Operating Officer of Family Restaurants, Inc. Mr. Krantz served at Restaurant Enterprises Group, Inc. from December 1988 until January 1994 where he held the positions of Chief Operating Officer and President of the Family Restaurant Division.


    CHARLES LEDSINGER[Insert bio]



    BURT MANNING[Insert bio]

    GREGORY L. SEGALL has been a director of the Company since April 1996. Mr. Segall has served as Chairman, President & CEO of Consolidated Vision Group, Inc. since April 1997. Since October 1992, Mr. Segall has also been Managing Director and Principal of Chrysalis Management Group, LLC. Prior to 1992, Mr. Segall was a Managing Director of Sigoloff & Associates, Inc. Mr. Segall has also served as Chief Executive Officer of a number of retail, real estate and technology companies. In connection with his management consulting practice, Mr. Segall has, over the past ten years, served as an officer and/or director of a variety of companies which have either filed petitions or had petitions filed against them under the U.S. Bankruptcy Code. Mr. Segall's involvement in these companies was required by his employment by Chrysalis Management Group, LLC and Sigoloff & Associates, Inc., both of which are management consulting groups which specialize in restructuring and reorganizing businesses. In each case, Mr. Segall became an officer and/or director only after his employer had been retained for the purpose of taking a company through the reorganization process.

    The executive officers of the Company serve at the discretion of the Board of Directors.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND COMMITTEES

    CLASSES OF DIRECTORS


    Following the closing of the Common Stock Offering, the Board of Directors will be divided into three classes, each of whose members will serve for a staggered three-year term. At this time, Messrs. Daly and Manning will join the Board of Directors, replacing Messrs. Krantz and Segall who currently serve as directors as the nominees of the lenders under the Old Credit Facility. Messrs. Daly and Manning will serve in the class whose term expires in 1998; Messrs. Ezzes and Ledsinger will serve in the class whose term expires in 1999; and Mr. Smith will serve in the class whose term expires in 2000. Upon the expiration of the term of a class of directors, directors within such class will be elected for a three-year term at the annual meeting of stockholders in the year in which such term expires.


    BOARD COMMITTEES


    The Company's Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating Committee. The Audit Committee is responsible for nominating the Company's independent accountants for approval by the Board of Directors, reviewing the scope, results and costs of the audit by the Company's independent accountants and reviewing the financial statements of the Company. Messrs. Ledsinger and Segall are currently the members of the Audit Committee. Mr. Ezzes will replace Mr. Segall on the Audit Committee following the consummation of the Common Stock Offering. The Compensation Committee is responsible for recommending compensation and benefits for the executive officers of the Company to the Board of Directors and for administering the Company's stock plans. Upon the consummation of the Common Stock Offering, a Compensation Committee will be installed whose members shall be Messrs. Ledsinger and Manning. The Nominating Committee is responsible for nominating individuals to stand for election to the Board of Directors. Messrs. Ledsinger, Ezzes and Smith are the members of the Nominating Committee.


    The Company's Restated Articles empower the Board of Directors to fix the number of directors and to fill any vacancies on the Board of Directors.

    Each Director of the Company who is not an employee of the Company will receive a fee of $2,500 per month and $1,500 per board and special board meeting attended, plus expenses.

    COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


    After consideration of the recommendations of Mr. Smith, compensation matters of the Company are currently determined by Messrs. Ezzes, Segall, Krantz and Ledsinger, members of the Company's Board of Directors.

EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION TABLE

    The Summary Compensation Table below sets forth the annual base salary and other annual compensation paid during the last three fiscal years to the Company's chief executive officer and each of the other four most highly compensated executive officers whose cash compensation exceeded $100,000 in a combination of salary and bonus (the "named executive officers"). During 1994, 1995 and 1996, no long-term compensation was paid to the named executive officers.

                                                                    ANNUAL COMPENSATION
                                                   ------------------------------------------------------
                                                                           RESTRICTED
                                                                              STOCK           OTHER            ALL OTHER
   NAME AND PRINCIPAL POSITION       FISCAL YEAR     SALARY      BONUS      AWARDS(A)     COMPENSATION       COMPENSATION
----------------------------------  -------------  ----------  ----------  -----------  -----------------  -----------------

Donald N. Smith (b)...............         1996    $  495,355  $  150,000   $       0       $       0          $       0
  Chairman, Chief Executive                1995       472,640
  Officer and President                    1994       450,736

Larry W. Browne...................         1996       265,822      30,000         201               0                  0
  Executive Vice President,                1995       257,788
  Corporate Finance, General               1994       249,619
  Counsel and Secretary

Joseph A. O'Shaughnessy...........         1996       255,974      37,000         201               0                  0
  Senior Executive Vice President          1995       253,348
                                           1994       245,720

Gerald E. Sinsigalli..............         1996       249,552      40,000         201               0                  0
  President, Food Service Division         1995       239,646
                                           1994       229,582

Paul J. McDonald..................         1996       246,145      47,000         201               0                  0
  Senior Executive Vice President,         1995       236,780
  Chief Administrative Officer and         1994       213,076
  Assistant Secretary

------------------------

(a) Represents the value of restricted stock awarded on March 25, 1996 under the Company's management stock plan (the "Management Stock Plan"), which was issued in substitution of stock rights awarded under a subsequently terminated stock rights plan. As of December 29, 1996, Messrs. Browne, O'Shaughnessy, Sinsigalli and McDonald each had 3,765 shares with a value of $151 as of such date. Twenty-five percent of the shares of restricted stock vested on December 29, 1996 upon the attainment of a minimum operating cash flow target. The remaining shares of restricted stock will vest upon consummation of the Common Stock Offering. No dividends were payable on the restricted shares.

(b) The Company paid a management fee to TRC in the amount of $800,000, $785,000 and $773,000 in 1996, 1995 and 1994, respectively. From these fees, TRC paid Mr. Smith the salary and bonus amounts listed above. Mr. Smith serves as Chairman, Chief Executive Officer and President of the Company and as Chairman and Chief Executive Officer of Perkins and, consequently, devotes a portion of his time to the affairs of each of the Company and Perkins.

    PENSION PLAN TABLE

    The following table sets forth the estimated annual benefits payable, based on the indicated credited years of service and the indicated average annual remuneration used in calculating benefits, under the Pension Plan (as defined below).

                    ESTIMATED BENEFIT BASED ON YEARS OF SERVICE (A)
               ----------------------------------------------------------
REMUNERATION       15          20          25          30          35
-------------  ----------  ----------  ----------  ----------  ----------
 $   125,000   $   11,171  $   17,544  $   24,444  $   31,475  $   39,031
     150,000       13,405      21,053      29,333      37,770      46,837
     175,000       15,639      24,562      34,222      44,065      54,643
     200,000       17,873      28,071      39,111      50,360      62,451
     300,000       26,809      42,106      58,664      75,539      93,675
     400,000       35,746      56,142      78,221     100,720     124,901
     500,000       44,682      70,177      97,775     125,899     156,123
     600,000       53,619      84,214     117,330     151,078     187,350
     700,000       62,555      98,249     136,885     176,259     218,573

------------------------------

(a) Benefits under the Friendly Ice Cream Corporation Cash Balance Pension Plan (the "Pension Plan") are generally determined based on the value of a participant's cash balance account under the plan. Each year, a percentage of compensation (limited to $150,000 for 1996 in accordance with rules promulgated under the Internal Revenue Code of 1986 (the "Code")) is contributed to an individual's cash balance account under the Pension Plan based on his years of credited service. Interest credits are also contributed to each cash balance account annually. The cash balance formula was implemented effective January 1, 1992, at which time the accrued benefits of participants were converted to the opening balance in the cash balance account. The above amounts are annual straight life annuity amounts (which are not reduced for social security benefits) payable upon retirement at age 65 and assume salary increases of 5.0% per year, interest credits of 5.0% per year and that the cash balance formula under the Pension Plan has always been in effect. The foregoing amounts also reflect amounts attributable to benefits payable under the Friendly Ice Cream Corporation Supplemental Executive Retirement Plan, (the "SERP"), which provides benefits to the covered individuals which cannot be provided under the Pension Plan due to the certain limitations of the Internal Revenue Code, including the limitation on compensation. The SERP was implemented effective as of January 1, 1995. Mr. Smith did not become a participant in the SERP until January 1, 1996. As of January 1, 1997, Messrs. Brown, McDonald and Smith had 8, 21 and 8 years of credited service, respectively, under the Pension Plan. Benefits under the Pension Plan for Messrs. O'Shaughnessy and Sinsigalli are determined primarily on final compensation and years of credited service although such individuals would be entitled to a benefit under the formula described above if such formula resulted in a larger benefit. As of January 1, 1996, the estimated annual benefit payable upon retirement at age 65 (expressed in the form of a straight life annuity) for Messrs. O'Shaughnessy and Sinsigalli is $63,825 and $89,773, respectively, taking into account benefits provided to such individuals under the SERP. As of January 1, 1997, Messrs. O'Shaughnessy and Sinsigalli had 40 and 32 years of credited service, respectively, under the Pension Plan.

    LIMITED STOCK COMPENSATION PROGRAMS


    In connection with the Common Stock Offering, the Company established a program pursuant to which a one-time award of Common Stock will be made to approximately 70 employees of the Company in recognition of their services to the Company. Approximately 300,000 shares of Common Stock will be awarded under the program (after giving effect to the Recapitalization). The Common Stock awards will vest upon consummation of the Common Stock Offering, however, the shares will be subject to transfer restrictions for a period of four years. The shares will become transferable on a pro rata basis on the first through fourth anniversaries of the Common Stock Offering. Messrs. O'Shaughnessy, Sinsigalli and McDonald will be awarded 14,011, 17,284 and 17,284 shares respectively under the program.



    Under a separate component of this program, Mr. Smith will be awarded approximately 100,742 shares of Common Stock which will vest upon consummation of the Common Stock Offering. This one-time award was made in recognition of his services to the Company.

    RESTRICTED STOCK PLAN

    The Company currently maintains a restricted stock plan for the benefit of eligible employees. All outstanding awards under such restricted stock plan will vest upon consummation of the Common Stock Offering, and no new awards will be issued under that plan. Prior to the Common Stock Offering, the Company will adopt a new restricted stock plan (the "Restricted Stock Plan"), pursuant to which 375,000 shares of Common Stock will be reserved for issuance, subject to adjustment in the case of certain corporate transactions affecting the number or type of shares of outstanding common stock. The Restricted Stock Plan will provide for the award of Common Stock, the vesting of which will be subject to such conditions and limitations as shall be established by the Board of Directors, which may include conditions relating to continued employment with the Company or the achievement of performance measures. Unless the Board of Directors determines otherwise, any shares of restricted stock which are not vested upon the participant's termination of employment with the Company shall be forfeited. Upon a change in control of the Company, all restrictions on outstanding shares of restricted stock shall lapse and such shares shall become nonforfeitable.

    The Restricted Stock Plan shall be administered by the Board of Directors, which shall have the authority to determine the employees who will receive awards under the Restricted Stock Plan and the terms and conditions of such awards. Approximately 70 employees of the Company who are classified as salary grade 109 and above will initially be eligible for participation in the Restricted Stock Plan. The Board of Directors, in its sole discretion, may designate other employees and persons providing material services to the Company as eligible for participation in the Restricted Stock Plan.

    STOCK OPTION PLAN

    The Company does not currently maintain a stock option plan, although certain employees of the Company participated in a previously terminated stock rights plan. See Note 13 of Notes to Consolidated Financial Statements.

    In connection with the Common Stock Offering, the Company will adopt a stock option plan (the "Stock Option Plan"), pursuant to which approximately 400,000 shares of Common Stock will be reserved for issuance, subject to adjustment in the case of certain corporate transactions affecting the number or type of shares of outstanding Common Stock. The Stock Option Plan will provide for the issuance of nonqualified stock options and incentive stock options which are intended to satisfy the requirements of section 422 of the Code and stock appreciation rights.

    The Stock Option Plan will be administered by the Board of Directors. The Board of Directors will determine the employees who will receive awards under the Stock Option Plan and the terms of such awards. The award of a stock option will entitle the recipient thereof to purchase a specified number of shares of Common Stock at the exercise price specified by the Board of Directors. The award of a stock appreciation right entitles the recipient thereof to a payment equal to the excess of the fair market value of a share of Common Stock on the date of exercise over the exercise price specified by the Board of Directors. The exercise price of a stock option or stock appreciation right shall not be less than the fair market value of a share of Common Stock on the date the stock option or stock appreciation right is granted. The Board of Directors may delegate its authority under the Stock Option Plan to a committee of the Board of Directors.

    Stock options and stock appreciation rights shall become exercisable in accordance with the terms established by the Board of Directors, which terms may relate to continued service with the Company or attainment of performance goals. Stock options awarded in connection with the Common Stock Offering will become exercisable over a five-year period, subject to the optionee's continued employment with the Company. All awards under the Stock Option Plan will become fully vested and exercisable upon a change in control of the Company.

    Approximately 120 employees of the Company who are classified as salary grade 107 or 108 will initially be eligible for participation in the Stock Option Plan. The Board of Directors, in its sole discretion, may designate other employees and persons providing material services to the Company as eligible for participation in the Stock Option Plan.

    Generally, a participant who is granted a stock option or stock appreciation right will not be subject to federal income tax at the time of the grant, and the Company will not be entitled to a corresponding tax deduction. Upon the exercise of a nonqualified stock option, generally the difference between the option price and the fair market value of the Common Stock will be considered ordinary income to the participant, and generally the Company will be entitled to a tax deduction.

    Upon exercise of an incentive stock option, no taxable income will be recognized by the participant, and the Company will not be entitled to a tax deduction. However, if the Common Stock purchased upon exercise of the incentive stock option is sold within two years of the option's grant date or within one year after the exercise, then the difference, with certain adjustments, between the fair market value of the Common Stock at the date of exercise and the option price will be considered ordinary income to the participant, and generally the Company will be entitled to a tax deduction. If the participant disposes of the Common Stock after such holding periods, any gain or loss upon such disposition will be treated as a capital gain or loss and the Company will not be entitled to a deduction.


    Upon exercise of a stock appreciation right, the participant will recognize ordinary income in an amount equal to the payment received, and generally the Company will be entitled to a corresponding tax deduction.

                           OWNERSHIP OF COMMON STOCK


    The following table sets forth certain information regarding beneficial ownership of (i) the Class A and Class B common shares of the Company prior to the Recapitalization, and (ii) the Common Stock, after giving effect to the Common Stock Offering, by (a) each person who is known by the Company to own beneficially more than 5% of the outstanding (1) Class A and Class B common
shares as of October   , 1997 or (2) shares of the Common Stock after giving
effect to the Common Stock Offering, (b) each director of the Company, (c) each of the named executives officers and (d) all directors and executive officers of the Company as a group.



                                                                                                    COMMON STOCK
                                                         COMMON SHARES BENEFICIALLY OWNED
                                                           PRIOR TO THE RECAPITALIZATION            BENEFICIALLY
                                                      ---------------------------------------     OWNED AFTER THE
                                                                                                RECAPITALIZATION (A)
                                                               NUMBER                          ----------------------
                                                      ------------------------   PERCENTAGE               PERCENTAGE
NAME                                                  CLASS A (B)  CLASS B (B)    OF TOTAL      NUMBER     OF TOTAL
----------------------------------------------------  -----------  -----------  -------------  ---------  -----------
Lenders under Old Credit Facility as a
  group (c)(d)                                                --    1,187,503          48.0%     701,036         9.8%
Donald N. Smith.....................................     759,680           --          30.7      736,164        10.3
Equitable...........................................     256,375           --          10.3      151,349         2.1
Larry W. Browne.....................................      28,702           --           1.2       21,130           *
Paul J. McDonald....................................       7,726           --             *       26,031           *
Joseph A. O'Shaughnessy.............................       7,726           --             *       13,747           *
Gerald E. Sinsigalli................................       7,726           --             *       26,031           *
Michael J. Daly (e).................................          --           --             *           --           *
Steven L. Ezzes.....................................          --           --             *           --           *
Barry Krantz (e)....................................          --           --             *          924           *
Charles L. Ledsinger................................          --           --             *           --           *
Burt Manning (e)....................................          --           --             *           --           *
Gregory L. Segall(e)................................          --           --             *          924           *
All directors and executive officers as a group (14
  persons)..........................................     843,012           --          34.1      934,544        13.1


------------------------

* Represents less than 1% of the outstanding (i) Class A and Class B common shares prior to the Recapitalization and (ii) Common Stock after the Recapitalization.


(a) Gives effect to the Common Stock Offering, and the following, which will occur in connection with the Recapitalization: (i) the return of 124,258, 105,026, 8,593, 486,467 and 51,398 shares of Common Stock to the Company by Mr. Smith, Equitable, Mr. Browne, the lenders under the Old Credit Facility as a group and the other existing non-management shareholders, respectively,
    (ii) the issuance of 100,742, and 300,000 of such shares to Mr. Smith and to certain members of management under the Company's Limited Stock Compensation Program, respectively and (iii) the issuance of 27,113 shares of Common Stock under the Management Stock Plan. Of the 300,000 shares issued under the Company's Limited Stock Compensation Program, 17,284, 5,000, 17,284 and 114,532 shares have been allocated to Messrs. McDonald, O'Shaughnessy, Sinsigalli and to all directors and executive officers as a group, respectively. Of the 27,113 shares of Common Stock to be issued under the Management Stock Plan each of Messrs. Brown, McDonald, O'Shaughnessy and Sinsigalli is to receive 1,021 shares. Does not reflect 400,000 shares and 375,000 shares reserved for issuance under the Company's Stock Option Plan and Restricted Stock Plan, respectively. See Note 17 of Notes to Consolidated Financial Statements.



(b) In connection with the Recapitalization, each outstanding Class A common share and Class B common share of the Company will be converted into one share of Common Stock.



(c) Prior to the Recapitalization, the Bank of Boston, as agent for the lenders under the Old Credit Facility, holds the Class B common shares for the benefit of the lenders under the Old Credit Facility, having received Class B common shares of the Company in 1996 in connection with the restructuring of the Old Credit Facility. In connection with the Recapitalization, these shares will automatically convert into shares of Common Stock and will be distributed to the then existing lenders under the Old Credit Facility pro rata according to the respective amounts of indebtedness thereunder held by them. See Note 7 of Notes to Consolidated Financial Statements.



(d) Foothill Capital Corporation, Baker Nye Special Credits, Inc., D K Acquisition Partners, L.P., Contrarian Capital Advisors, L.L.C., CoMac Partners L.P., CoMac International N.V., Tribeca Investments L.L.C., Carl Marks Management Company, L.P., Sanwa Business Credit Corporation, Halcyon Distressed Securities L.P., Bedrock Asset Trust I and Morgan Stanley & Co. International Limited, each of which is a lender under the Old Credit Facility, and Equitable, Quidnet Partners, BMA Limited Partnership, Mr. Browne and Peter Joost, other stockholders of the Company, have granted to the Underwriters a 30-day option to purchase 86,788, 11,707, 65,337, 8,973, 23,344, 8,973, 28,532, 57,275, 15,212, 48,442, 12,268, 15,072, 151,349,
    46,893, 19,085, 21,130 and 8,092 shares of Common Stock beneficially owned by such lenders and other stockholders, respectively, as part of the Underwriters' over-allotment option. If such over-allotment option is exercised in full, the lenders under the Old Credit Facility as a group would beneficially own 4.5%, and such other stockholders would no longer own any, of the outstanding Common Stock after the Recapitalization. See "Underwriting."



(e) Messrs. Krantz and Segall, currently on the Board of Directors as nominees of the lenders under the Old Credit Facility, will be replaced as directors by Messrs. Daly and Manning upon consummation of the Offerings. See "Management."

                              CERTAIN TRANSACTIONS

    The Company's policy is to only enter into a transaction with an affiliate in the ordinary course of, and pursuant to the reasonable requirements of, its business and upon terms that are no less favorable to the Company than could be obtained if the transaction was entered into with an unaffiliated third party. Set forth below is a description of certain transactions between the Company and its affiliates during 1994, 1995 and 1996 and ongoing transactions between the Company and its affiliates. The Company believes that the terms of such transactions were or are no less favorable to the Company than could have been obtained if the transaction was entered into with an unaffiliated third party.

    In March 1996, the Company's pension plan acquired three restaurant properties from the Company. The land, buildings and improvements were purchased by the plan at their appraised value of $2.0 million and are located in Connecticut, Vermont and Virginia. Simultaneously with the purchase, the pension plan leased back the three properties to the Company at an aggregate annual base rent of $214,000 for the first five years and $236,000 for the following five years. The pension plan was represented by independent legal and financial advisors. The Company realized a net gain of approximately $675,000 on this transaction which is being amortized into income over the initial ten-year term of the lease.

    In 1993, the Company subleased certain land, buildings, and equipment from Perkins Restaurants Operating Company, L.P. ("Perkins"), a subsidiary of TRC. During 1996, 1995 and 1994, rent expense related to the subleases was approximately $278,000, $266,000 and $245,000, respectively.

    During 1996 and 1995, an insurance subsidiary of TRC, Restaurant Insurance Corporation ("RIC"), assumed from a third party insurance company reinsurance premiums related to insurance liabilities of the Company of approximately $4.2 million and $6.4 million, respectively. In addition, RIC had reserves of approximately $13.0 million and $12.8 million related to Company claims at December 29, 1996 and December 31, 1995, respectively. On March 19, 1997, the Company acquired all of the outstanding shares of common stock of RIC from TRC for $1.3 million in cash and a $1.0 million promissory note payable to TRC bearing interest at an annual rate of 8.25%. The promissory note and accrued interest aggregating approximately $1.0 million was paid on June 30, 1997. RIC, which was formed in 1993, reinsures certain of the Company's risks (i.e. workers' compensation, employer's liability, general liability and product liability) from a third party insurer.

    In fiscal 1994, TRC Realty Co. (a subsidiary of TRC) entered into a 10-year operating lease for an aircraft, for use by both the Company and Perkins. The Company shares equally with Perkins in reimbursing TRC Realty Co. for leasing, tax and insurance expenses. In addition, the Company also incurs actual usage costs. Total expense for 1996, 1995 and 1994 was approximately $590,000, $620,000 and $336,000, respectively.

    The Company purchased certain food products used in the normal course of business from a division of Perkins. For 1996, 1995 and 1994, purchases were approximately $1.4 million, $1.9 million and $1.3 million, respectively.

    The Company currently pays TRC an annual management fee pursuant to a management fee letter agreement between the Company and TRC dated March 19, 1996 (the "TRC Management Contract"). The fee serves as compensation for (i) the services performed by Mr. Smith for the benefit of the Company (ii) office and secretarial services attributable to the Company and (iii) other related expenses. TRC was paid $800,000, $785,000 and $773,000 for such management services in 1996, 1995 and 1994, respectively. See "Management--Executive Compensation."

    During 1996, the Company incurred approximately $69,000 of expense related to fees and other reimbursements to the two board of directors members who represented the Company's lenders. In addition, for 1996, 1995 and 1994, the Company expensed approximately $196,000, $763,000 and $200,000, respectively, for fees paid to the lenders' agent bank.

    The Company is a party to two agreements with TRC relating to taxes. In connection with the distribution by TRC to its shareholders of the Common Stock in the Company immediately prior to the 1996 bank restructuring, the Company entered into a Tax Disaffiliation Agreement dated March 25, 1996. Under the Tax Disaffiliation Agreement, TRC must indemnify the Company for all income taxes during periods when the Company and its affiliates were includible in a consolidated federal income tax return with TRC and for any income taxes due as a result of the Company ceasing to be a member of the TRC consolidated group. TRC does not retain any liability for periods when the Company and its affiliates were not includible in the TRC consolidated federal income tax return and the Company must indemnify TRC if any such income taxes are assessed against TRC. TRC also does not indemnify the Company for a reduction of the Company's existing NOLs or for NOLs previously utilized by TRC. The Tax Disaffiliation Agreement terminates 90 days after the statute of limitations expires for each tax covered by the agreement including unfiled returns as if such returns had been filed by the appropriate due date.

    The Company also entered into a Tax Responsibility Agreement dated as of March 19, 1997 in connection with the sale of RIC to the Company. Under the Tax Responsibility Agreement, the Company must indemnify TRC for any income taxes that are assessed against TRC as a result of the operations of RIC. The Tax Responsibility Agreement terminates 90 days after the statute of limitations expires for each tax covered by the agreement.

                       DESCRIPTION OF NEW CREDIT FACILITY


    The Company expects, contingent upon completion of the Offerings, to enter into a senior secured credit facility with Societe Generale in an aggregate principal amount of $175 million (the "New Credit Facility"). The following description, which sets forth the material terms of the New Credit Facility, does not purport to be complete and is qualified in its entirety by reference to the agreements setting forth the principal terms of the New Credit Facility, which will be filed as exhibits to the Registration Statement of which this Prospectus is a part.



    It is expected that the senior, secured New Credit Facility will consist of
(a) the $105 million Term Loan Facility, (b) the five-year Revolving Credit Facility providing for revolving loans to the Company in a principal amount not to exceed $55 million (including a $5 million sublimit for each of trade and standby letters of credit) and (c) the $15 million Letter of Credit Facility providing for standby letters of credit in the normal course of business and having a maturity contemporaneous with that of the Revolving Credit Facility.


    It is expected that the full amount of the Term Loan Facility will be drawn on the closing date of the Recapitalization (the "Closing Date"). Amounts repaid or prepaid under the Term Loan Facility may not be reborrowed. Loans under the Revolving Credit Facility will be available at any time on and after the Closing Date and prior to the date which is five years after the Closing Date. Letters of credit shall expire annually, but shall have a final expiration date no later than thirty days prior to final maturity, which for the Letter of Credit Facility will also be five years from the Closing Date.


    It is expected that the Term Loan Facility will require quarterly amortization payments beginning on April 15, 1999. Annual amortization payments will total $4.7 million, $10.7 million, $12.7 million, $14.7 million, $18.7 million, $20.3 million and $23.5 million in 1999 through 2005, respectively. In addition to the scheduled amortization, it is expected that the Term Loan Facility will be permanently reduced by (i) specified percentages of each year's Excess Cash Flow (as defined in the New Credit Facility) and (ii) 100% of the aggregate net proceeds from asset sales not in the ordinary course of business and not re-employed or committed to be re-employed within a specified period in the Company's business, exclusive of up to $7.5 million of aggregate net proceeds received from asset sales subsequent to the closing relating to the New Credit Facility. Such applicable proceeds shall be applied to the Term Loan Facility in inverse order of maturity. At the Company's option, loans may be prepaid at any time with certain notice and breakage cost provisions.


    It is expected that the obligations of the Company under the New Credit Facility will be (i) secured by a first priority security interest in substantially all material assets of the Company and all other assets owned or hereafter acquired and (ii) guaranteed, on a senior secured basis, by the Company's Friendly's Restaurants Franchise, Inc. subsidiary and may also be so guaranteed by certain subsidiaries of the Company created or acquired after consummation of the Recapitalization.


    It is expected that, at the Company's option, the interest rates per annum applicable to the New Credit Facility will be either LIBOR (as defined in the New Credit Facility), plus a margin ranging from 2.25% to 2.75%, or the Alternative Base Rate (as defined in the New Credit Facility), plus a margin ranging from 0.75% to 1.25%. The Alternative Base Rate is the greater of (a) Societe Generale's Prime Rate or (b) the Federal Funds Rate plus 0.50%. It is expected that after the first twelve calendar months of the New Credit Facility, pricing reductions will be available in certain circumstances.


    It is expected that the New Credit Facility will contain a number of significant covenants that among other things, will operate as limitations on indebtedness; liens; guarantee obligations; mergers; consolidations, formation of subsidiaries, liquidations and dissolutions; sales of assets; leases; payments of dividends; capital expenditures; investments; optional payments and modifications of subordinated and other debt instruments; transactions with affiliates; sale and leaseback transactions; changes in fiscal year; negative pledge clauses; changes in lines of business; and the ability to amend material agreements. In addition, under the New Credit Facility, the Company will be required to comply with specified minimum fixed charge coverage ratios, interest expense coverage ratios, cash flow leverage ratios and minimum net worth requirements.

                          DESCRIPTION OF SENIOR NOTES

GENERAL

    The Senior Notes are to be issued under an Indenture, to be dated as of
      , 1997 (the "Indenture"), between the Company, Friendly's Restaurants Franchise, Inc. and The Bank of New York, as Trustee (the "Trustee"), a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

    The following summary of certain provisions of the Indenture and the Senior Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the TIA. The summary provides an accurate description of all material terms of the Senior Notes. Capitalized terms used herein and not otherwise defined have the meanings set forth under "--Certain Definitions."

    Principal of, premium, if any, and interest on the Senior Notes will be payable, and the Senior Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, The City of New York (which initially shall be the corporate trust office of the Trustee, at 101 Barclay Street, New York, New York 10286), except that, at the option of the Company, payment of interest may be made by check mailed to the registered holders of the Senior Notes at their registered addresses.

    The Senior Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of Senior Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

    The definition of "Restricted Subsidiary" in the Indenture will exclude any "Unrestricted Subsidiary" and, as a result, Unrestricted Subsidiaries generally will not be bound by the restrictive provisions of the Indenture and will not be Subsidiary Guarantors. Each of Friendly's International, Inc. and its United Kingdom subsidiaries will be an Unrestricted Subsidiary on the Issue Date.

TERMS OF THE SENIOR NOTES


    The Senior Notes will be unsecured, senior obligations of the Company, limited to $175 million aggregate principal amount, and will mature on
      , 2007. Each Senior Note will bear interest at the rate per annum shown on
the front cover of this Prospectus from       , 1997, or from the most recent
date to which interest has been paid or provided for, payable semiannually to
Holders of record at the close of business on the       or       immediately
preceding the interest payment date on       and       of each year, commencing
      , 1998. Interest on the Senior Notes will be computed on the basis of a 360-day year of twelve 30-day months.


OPTIONAL REDEMPTION

    The Senior Notes will be redeemable, at the Company's option, in whole or in
part, at any time on or after       , 2002, and prior to maturity, upon not less
than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if
redeemed during the 12-month period commencing on       of the years set forth
below:

                                                                                   REDEMPTION
PERIOD                                                                                PRICE
---------------------------------------------------------------------------------  -----------
2002.............................................................................            %
2003.............................................................................            %
2004.............................................................................            %
2005 and thereafter..............................................................     100.000%

    In addition, at any time and from time to time prior to       , 2000, the
Company may redeem in the aggregate up to $60 million principal amount of the Senior Notes with the proceeds of one or more Qualified Equity Offerings at a
redemption price (expressed as a percentage of principal amount thereof) of    %
plus accrued interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least $115 million principal amount of the Senior Notes must remain outstanding after each such redemption.


    In the case of any partial redemption, selection of the Senior Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Senior Note of $1,000 in original principal amount will be redeemed in part. If any Senior Note is to be redeemed in part only, the notice of redemption relating to such Senior Note shall state the portion of the principal amount thereof to be redeemed. A new Senior Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Senior Note.

GUARANTEES

    The obligations of the Company pursuant to the Senior Notes, including the repurchase obligation resulting from a Change of Control, will be unconditionally guaranteed, on an unsecured, senior basis, by Friendly's Restaurant Franchise, Inc. and will also be guaranteed by each new Subsidiary (other than Unrestricted Subsidiaries and Foreign Subsidiaries) created or acquired after the Issue Date. Each Subsidiary Guaranty will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable Subsidiary Guarantor without rendering the Subsidiary Guaranty, as it relates to such Subsidiary Guarantor, void or voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. If a Subsidiary Guaranty were to be rendered void or voidable, it could be rendered unenforceable or subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor's liability on its Subsidiary Guaranty could be reduced to zero. See "Risk Factors--Fraudulent Conveyance."

    The Indenture will provide that, subject to the following paragraph, the Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless (i) the resulting, surviving or transferee Person (if not such Subsidiary Guarantor) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary Guarantor was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by a supplement to the Indenture, in a form satisfactory to the Trustee, all the obligations of such Subsidiary Guarantor under its Subsidiary Guaranty; (ii) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been incurred by such Person at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; and (iii) the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer, if any, complies with the Indenture.

    However, the Indenture will also provide that upon the sale or other disposition (including by way of consolidation or merger) of a Subsidiary Guarantor or the sale or disposition of all or substantially all the assets of a Subsidiary Guarantor (in each case other than to the Company or an Affiliate of the Company), such Subsidiary Guarantor will be released and relieved from all its obligations under its Subsidiary Guaranty; provided that such sale or disposition shall constitute an Asset Sale under, and the Net Available Cash from such sale or disposition shall be applied in accordance with, the covenant described below under "Limitation on Sales of Assets and Subsidiary Stock."

RANKING

    The indebtedness evidenced by the Senior Notes will be unsecured, Senior Indebtedness of the Company, will rank PARI PASSU in right of payment with all existing and future Senior Indebtedness of the Company and will rank senior in right of payment to all existing and future Subordinated Obligations of the Company. The Senior Notes will also be effectively subordinated to all existing and future Secured Indebtedness of the Company to the extent of the value of the assets securing such Secured Indebtedness and structurally subordinated to all existing and future Indebtedness of any Subsidiary of the Company that is not a Subsidiary Guarantor.

    As of June 29, 1997, on a pro forma basis after giving effect to the Recapitalization and the Related Transactions, the Company would have had a total of $293.3 million of long-term debt and capital lease obligations outstanding, $91.4 million of which would have been secured, and none of which would have been subordinated. As of June 29, 1997, after giving effect to the Recapitalization and the Related Transactions, Subsidiaries of the Company which are not Subsidiary Guarantors would have had no long-term debt or capital lease obligations outstanding. Although the Indenture contains limitations on the amount of additional Indebtedness which the Company or any Restricted Subsidiary may Incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness, Secured Indebtedness or Indebtedness of Subsidiaries which are not Subsidiary Guarantors. See "-- Certain Covenants -- Limitation on Indebtedness and Preferred Stock."

CHANGE OF CONTROL

    Upon the occurrence of any of the following events (each a "Change of Control") with respect to the Company, each Holder will have the right to require the Company to repurchase all or any part of such Holder's Senior Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the related interest payment date):

        (i) (A) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company and (B) the Permitted Holders "beneficially own" (as defined in Rules 13d-3 and 13d-5 under the Exchange
    Act), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company;

        (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office;

       (iii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company to any Person or group of Persons (other than to any Wholly Owned Subsidiary of the Company);

        (iv) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company and the securities of the Company that are outstanding immediately prior to such transaction and which represent 100% of the voting power of the Voting

    Stock of the Company are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving Person or transferee; or

        (v) the adoption of a plan of liquidation of the Company.

    Within 30 days following any Change of Control, the Company shall mail a notice to each Holder with a copy to the Trustee stating: (1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase any or all of such Holder's Senior Notes in denominations of $1,000 or any integral multiple thereof at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date); (2) the circumstances and relevant facts and pro forma financial information regarding such Change of Control; (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (4) the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its Senior Notes purchased by the Company. Notwithstanding the occurrence of a Change of Control, the Company shall not be obligated to repurchase the Senior Notes upon a Change of Control if the Company has irrevocably elected to redeem all of the Senior Notes under the provisions described under "-- Optional Redemption" above, provided that the Company does not default in its redemption obligations pursuant to such election.

    Neither the Trustee nor the Board of Directors of the Company may waive the covenant relating to the Holders' right to have its Senior Notes repurchased upon a Change of Control.

    The phrase "all or substantially all," as used with respect to a sale of assets in the definition in the Indenture of "Change of Control," varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (the law governing the Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances, there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of a Person and therefore it may be unclear whether a Change of Control has occurred.

    The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Senior Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this paragraph by virtue thereof.

    The Change of Control purchase feature is a result of negotiations between the Company and the Underwriters. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company could decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit rating.

    The occurrence of certain of the events that would constitute a Change of Control would constitute a default under the New Credit Facility. Future Indebtedness of the Company may also contain prohibitions of certain events which would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to repurchase the Senior Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the Holders upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

CERTAIN COVENANTS

    The Indenture contains covenants including, among others, the following:

    LIMITATION ON INDEBTEDNESS AND PREFERRED STOCK. (a) (i) The Company will not Incur, and will not permit any Restricted Subsidiary to Incur, any Indebtedness (including Acquired Indebtedness) or issue Disqualified Stock and
(ii) the Company will not permit any of its Restricted Subsidiaries that are not Subsidiary Guarantors to issue any shares of Preferred Stock; PROVIDED, HOWEVER, that the Company and any Subsidiary Guarantor may Incur Indebtedness (including Acquired Indebtedness) or issue Disqualified Stock if on the date thereof (and after giving effect to the application of proceeds therefrom) the Consolidated Coverage Ratio would be greater than 2.50:1 if such Incurrence shall occur prior
to            , 1999 or greater than 2.75:1 if such Incurrence shall occur thereafter.

    (b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness: (i) Indebtedness of the Company or any Restricted Subsidiary (including any Guarantees thereof) under the New Credit Facility and any Refinancing Indebtedness with respect thereto in an aggregate principal amount outstanding at any time not to exceed $140 million, less the aggregate amount of all proceeds from all Asset Dispositions that have been applied since the Issue Date to permanently reduce the outstanding amount of such Indebtedness pursuant to the covenant "Limitation on Sale of Assets and Subsidiary Stock" and less the aggregate amount of all mandatory repayments of principal of term loans thereunder that have been made since the Issue Date (other than repayments that are immediately re-borrowed);
(ii) Indebtedness of the Company owing to and held by any Wholly Owned Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any Wholly Owned Subsidiary; PROVIDED, HOWEVER, that (a) any such Indebtedness is made pursuant to an intercompany note and (other than any such Indebtedness of the Company to RIC or of RIC to the Company) is expressly subordinated to the Senior Notes or the applicable Subsidiary Guaranty, as the case may be, and (b) any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Wholly Owned Subsidiary) will be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof;
(iii) Indebtedness represented by the Senior Notes (including Subsidiary Guarantees), any Indebtedness of the Company or any Restricted Subsidiary (other than the Indebtedness described in clauses (i)-(ii) above) outstanding on the Issue Date and any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (iii); (iv) (A) Indebtedness of a Restricted Subsidiary outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company or a Restricted Subsidiary (other than Indebtedness Incurred in connection with, or in contemplation of, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company or a Restricted Subsidiary); PROVIDED, HOWEVER, that at the time such Restricted Subsidiary is acquired by the Company or a Restricted Subsidiary, the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to paragraph (a) of this covenant after giving effect to the Incurrence of such Indebtedness pursuant to this clause (iv) and such transaction or series of related transactions and (B) Refinancing Indebtedness Incurred by a Restricted Subsidiary in respect of Indebtedness Incurred by such Restricted Subsidiary pursuant to this clause (iv); (v) Indebtedness (A) represented by letters of credit (and reimbursement obligations with respect thereto) to secure the purchase price of inventory and/or equipment in the ordinary course of business or to secure Indebtedness (including Capitalized Lease Obligations) otherwise permitted to be incurred under the Indenture, (B) in respect of performance bonds (and letters of credit in respect thereof), bankers' acceptances, letters of credit for workers' compensation claims, and surety or appeal bonds (and letters of credit in respect thereof) provided by the Company or any Restricted Subsidiary in the ordinary course of its business and which do not secure other Indebtedness and (C) under Currency Agreements, Interest Rate Agreements and Commodity Agreements Incurred which, at the time of Incurrence, is in the ordinary course of business; provided that such agreements are entered into for bona fide hedging purposes, are not for speculation or trading purposes and are designed to protect against fluctuations in interest rates, currency exchange rates or commodity prices, as the case may be, and, in the case of Interest Rate Agreements, any such Interest Rate Agreement has a notional amount corresponding to the Indebtedness being hedged thereby; (vi) Indebtedness represented by Guarantees by the Company of Indebtedness otherwise permitted to be Incurred pursuant to this covenant and Indebtedness represented by Guarantees by a Restricted Subsidiary of Indebtedness of the Company or of another Restricted Subsidiary otherwise permitted to be Incurred pursuant to this covenant; (vii) obligations with respect to customary provisions regarding post-closing purchase price adjustments and indemnification in agreements for the purchase or sale of a business or assets otherwise permitted by the Indenture; (viii) Guarantees of Indebtedness of franchisees of the Company or a Restricted Subsidiary in an aggregate principal amount at any one time outstanding not to exceed $20 million, provided that any such Guarantees shall be deemed to be Incurred by the Company or such Restricted Subsidiary at the time any such franchisee ceases to be a franchisee of the Company or such Restricted Subsidiary; (ix) Indebtedness Incurred by the Company or any Restricted Subsidiary to finance the payment of property, casualty and specialty insurance premiums in the ordinary course of the Company's business which is repaid within 18 months of its Incurrence, provided that such Indebtedness does not exceed $7.5 million in the aggregate at any one time outstanding; (x) Indebtedness of the Company Incurred to finance the acquisition, construction or improvement of fixed or capital assets, in an aggregate principal amount at any one time outstanding not to exceed $15 million, provided that such Indebtedness is incurred within 180 days after the date of such acquisition, construction or improvement and does not exceed the fair market value of such acquired, constructed or improved assets as determined in good faith by the Board of Directors; (xi) Indebtedness represented by Capitalized Lease Obligations in respect of Sale/Leaseback Transactions involving the sale of restaurants within 24 months of the purchase of the associated real property, in an aggregate principal amount at any one time outstanding not to exceed $20 million; (xii) Indebtedness represented by Guarantees of loans to employees of the Company or its Subsidiaries for the purpose of paying withholding taxes incurred by such employees in connection with the vesting of stock and/or stock options granted by the Company, in an aggregate amount at any one time outstanding not to exceed $3 million; and (xiii) other Indebtedness in an aggregate principal amount at any one time outstanding not to exceed $20 million.

    (c) Notwithstanding the foregoing, the Company shall not Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations unless such new Indebtedness shall be subordinated to the Senior Notes to at least the same extent as such Subordinated Obligations being Refinanced. No Subsidiary Guarantor shall incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any subordinated obligation of such Subsidiary Guarantor unless such Indebtedness shall be subordinated to the obligations of such Subsidiary Guarantor under the Subsidiary Guaranty to at least the same extent as such Subordinated Obligation of such Subsidiary Guarantor.

    (d) The Company will not permit any Unrestricted Subsidiary to Incur any Indebtedness other than Non-Recourse Debt, except that an Unrestricted Subsidiary may incur Indebtedness Guaranteed by the Company or any of its Restricted Subsidiaries to the extent such Guarantee is permitted by clause (iv) of paragraph (b) under the covenant "Limitation on Restricted Payments;" provided, however, if any such Indebtedness ceases to be Non-Recourse Debt, such event shall be deemed to constitute an Incurrence of Indebtedness by the Company or a Restricted Subsidiary.

    (e) For purposes of determining compliance with the foregoing covenant, (i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company will classify, in its sole discretion, such item of Indebtedness and only be required to include the

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
amount and type of such Indebtedness in one of the above clauses and (ii) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above.

    LIMITATION ON RESTRICTED PAYMENTS. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company) except dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock and except dividends or distributions payable to the Company or another Restricted Subsidiary (and, if such Restricted Subsidiary making such dividend or distribution is not wholly owned, to its other shareholders on a pro rata basis), (ii) purchase, repurchase, redeem, retire or otherwise acquire or retire for value any Capital Stock of the Company or any Restricted Subsidiary held by Persons other than the Company or another Restricted Subsidiary, (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or acquisition) or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement, payment or Investment being herein referred to as a "Restricted Payment") if at the time the Company or such Restricted Subsidiary makes such Restricted Payment: (1) a Default or Event of Default shall have occurred and be continuing (or would result therefrom); (2) the Company and its Restricted Subsidiaries could not Incur at least $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "--Limitation on Indebtedness and Preferred Stock;" or
(3) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors of the Company, whose determination will be evidenced by a resolution of such Board of Directors certified in an Officers' Certificate to the Trustee) declared or made subsequent to the Issue Date would exceed the sum of: (A) 50% of the Consolidated Net Income with respect to the period (treated as one accounting period) from the Issue Date to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit); (B) the aggregate Net Cash Proceeds received by the Company from the issue or sale of Capital Stock (other than Disqualified Stock and other than the Common Stock issued in the Common Stock Offering) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary); (C) the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Restricted Subsidiary) subsequent to the Issue Date of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash or other property distributed by the Company upon such conversion or exchange); and (D) the amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from (i) repayments of the principal of loans or advances or other transfers of assets to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries or (ii) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investment") not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount was previously included in the calculation of the amount of Restricted Payments.

    (b) The provisions of the foregoing paragraph (a) will not prohibit: (i) any purchase, redemption, defeasance or other acquisition of Capital Stock of the Company or Subordinated Obligations made by exchange for, or out of the net proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary); PROVIDED, HOWEVER, that (A) such purchase, redemption, defeasance or other acquisition will be excluded in the calculation of the amount of Restricted Payments pursuant to clause (3) of paragraph (a) above and

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(B) the Net Cash Proceeds from such sale will be excluded from clause (3)(B) of paragraph (a) above; (ii) any purchase, redemption, defeasance or other acquisition of Subordinated Obligations made by exchange for, or out of the net proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company; PROVIDED, HOWEVER, that (A) the principal amount of such new Indebtedness does not exceed the principal amount of the Subordinated Obligations being so redeemed, repurchased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Obligations being so redeemed, repurchased, acquired or retired and related expenses), (B) such new Indebtedness is subordinated to the Senior Notes at least to the same extent as such Subordinated Obligations so purchased, exchanged, redeemed, repurchased, acquired or retired for value, (C) such new Indebtedness has a final scheduled maturity date later than the final scheduled maturity date of the Senior Notes and (D) such new Indebtedness has an Average Life equal to or greater than the Average Life of the Senior Notes; provided further, however, that such purchase, redemption, defeasance or other acquisition will be excluded in the calculation of the amount of Restricted Payments pursuant to clause (3) of paragraph (a) above; (iii) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; PROVIDED, HOWEVER, that the amount of such dividend will be included in the calculation of the amount of Restricted Payments pursuant to clause (3) of paragraph (a) above;
(iv) Investments in the form of Guarantees by the Company or any of its Restricted Subsidiaries of Indebtedness of an Unrestricted Subsidiary solely to the extent that the Company or any such Restricted Subsidiary would then be permitted to make an Investment in such Unrestricted Subsidiary pursuant to clause (3) of paragraph (a) above; provided that the amount of any such Investment will be included in the calculation of the amount of Restricted Payments pursuant to clause (3) of paragraph (a) above; (v) the repurchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any member of the Company's management pursuant to employee benefit plans or agreements; provided that the aggregate price paid for all such Capital Stock shall not exceed $2 million in any 12-month period and $5 million in the aggregate; provided further that such amounts will be included in the calculation of the amount of Restricted Payments pursuant to clause (3) of paragraph (a) above; and (vi) other Restricted Payments in an aggregate amount not to exceed $5 million; provided that such amounts will be included in the calculation of the amount of Restricted Payments pursuant to clause (3) of paragraph (a) above.

    LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED
SUBSIDIARIES. The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligation owed to the Company, (ii) make any loans or advances to the Company or (iii) transfer any of its property or assets to the Company or any Restricted Subsidiary, except: (1) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date (including pursuant to the New Credit Facility); (2) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company or a Restricted Subsidiary and outstanding on such date (other than Indebtedness Incurred in connection with, or in contemplation of, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company or a Restricted Subsidiary); (3) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (1) or (2) of this covenant or contained in any amendment to an agreement referred to in clause (1) or (2) of this covenant; PROVIDED, HOWEVER, that the encumbrances and restrictions contained in any such refinancing agreement or amendment are not materially less favorable to the Senior Noteholders than the encumbrances and restrictions contained in any such agreement as determined in good faith by the Company and evidenced by an Officers' Certificate; (4) in the case of clause (iii), any encumbrance or restriction (A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, (B) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture or (C) contained in security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restrictions restrict the transfer of the property subject to such security agreements; (5) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; (6) any encumbrance or restriction arising under or by reason of applicable law; (7) any encumbrance or restriction contained in the Indenture; (8) customary provisions in joint venture agreements relating solely to the securities, assets and revenues of such joint venture or other business venture; (9) any encumbrance or restriction applicable to secured Indebtedness otherwise permitted to be Incurred under the Indenture that limits the right of the debtor to dispose of the assets securing such Indebtedness; (10) customary net worth provisions contained in leases and other agreements entered into by a Restricted Subsidiary in the ordinary course of business; and (11) customary restrictions with respect to a Restricted Subsidiary pursuant to an agreement that has been entered into for the sale or other disposition of all of the Capital Stock or assets of such Restricted Subsidiary.

    LIMITATION ON SALES OF ASSETS AND SUBSIDIARY STOCK. (a) The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless (i) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value, as determined in good faith by senior management for Asset Dispositions of less than $5 million and by the Board of Directors of the Company in good faith for Asset Dispositions of $5 million or more (including in each case as to the value of all non cash consideration), of the shares and assets subject to such Asset Disposition, (ii) at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or Temporary Cash Investments and (iii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company or such Restricted Subsidiary, as the case may be, (A) within 270 days from the receipt of such Net Available Cash to the extent the Company or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of the New Credit Facility or any Senior Indebtedness), to prepay, repay, purchase or otherwise acquire Indebtedness under the New Credit Facility or other Senior Indebtedness or Indebtedness (other than Disqualified Stock) of a Wholly Owned Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company); (B) to the extent of any remaining balance of Net Available Cash after any election in accordance with clause (A), to the extent the Company or such Restricted Subsidiary, as the case may be, elects, to the investment by the Company or any Wholly Owned Subsidiary in Additional Assets within 360 days from the receipt of such Net Available Cash (except that the Company shall be deemed to have so invested such Net Available Cash within 360 days if, within such 360 days, it has entered into a binding commitment to invest such Net Available Cash and such Net Available Cash is actually invested within 90 days thereafter); (C) to the extent of any remaining balance of such Net Available Cash after any election in accordance with clauses (A) and (B), to make an Offer (as defined below) to purchase Senior Notes pursuant to and subject to the conditions set forth in paragraph (b) of this covenant within 45 days from the application of Net Available Cash in accordance with clauses (A) and (B); and (D) to the extent of any remaining balance of such Net Available Cash after election or application in accordance with clauses (A), (B) and (C), to (x) the acquisition by the Company or any Wholly Owned Subsidiary of Additional Assets, (y) the prepayment, repayment, purchase or other acquisition of Indebtedness of the Company (other than Indebtedness owed to an Affiliate of the Company and other than Disqualified Stock of the Company) or Indebtedness of any Restricted Subsidiary (other than Indebtedness owed to the Company or an Affiliate of the Company) or (z) general corporate purposes; PROVIDED, HOWEVER that in connection with any prepayment, repayment, purchase or other acquisition of Indebtedness pursuant to clause (A), (C) or (D) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause any related loan commitment or availability (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid, purchased or acquired, except that pending the final application of any such Net Available Cash, the Company or such Restricted Subsidiary may temporarily

                                       63
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reduce Indebtedness under a revolving credit facility or otherwise invest such
Net Available Cash in Temporary Cash Investments.

    Notwithstanding the foregoing provisions, the Company and its Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance herewith except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this covenant exceeds $5,000,000. The Company shall not be required to make an Offer for Senior Notes pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clauses (A) and (B)) is less than $7,500,000 (which lesser amounts shall be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from subsequent Asset Dispositions).

    For the purposes of this covenant, the following are deemed to be cash: (x) the assumption by the transferee of Indebtedness of the Company or any Restricted Subsidiary (other than Indebtedness that is subordinated to the Senior Notes or the Subsidiary Guarantees) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition, (y) securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash and (z) Additional Assets received in an exchange of assets transaction; provided that (i) in the event such exchange of assets transaction or series of related exchange of assets transactions (each an "Exchange Transaction") involves an aggregate value in excess of $2,500,000, the terms of such Exchange Transaction shall have been approved by a majority of the disinterested members of the Board of Directors,
(ii) in the event such Exchange Transaction involves an aggregate value in excess of $5,000,000, the Company shall have received a written opinion from a nationally recognized independent investment banking firm that the Company has received consideration equal to the fair market value of the assets disposed of and (iii) any assets to be received shall be comparable to those being exchanged as determined in good faith by the Board of Directors, except that up to $1,000,000 of consideration in any Exchange Transaction may consist of marketing and similar credits in lieu of comparable assets.

    (b) In the event of an Asset Disposition that requires the purchase of Senior Notes pursuant to clause (a)(iii)(C) of this covenant, the Company will be required to purchase Senior Notes tendered pursuant to an offer by the Company for the Senior Notes (the "Offer") at a purchase price of 100% of their principal amount plus accrued interest to the date of purchase in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of Senior Notes tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of the Senior Notes, the Company will apply the remaining Net Available Cash in accordance with clause (a)(iii)(D) above.

    (c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Senior Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

    LIMITATION ON TRANSACTIONS WITH AFFILIATES. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of transactions (including the purchase, sale, lease or exchange of any property, or rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless (i) the terms of such transaction are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate; (ii) in the event such Affiliate Transaction involves an aggregate amount in excess of $2,500,000, the terms of such transaction shall have been approved by a majority of the disinterested members of the Board of Directors (and such majority determines that such Affiliate Transaction satisfies the criteria in clause

                                       64
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(i) above) and (iii) in the event such Affiliate Transaction involves an aggregate amount in excess of $5,000,000, the Company has received a written opinion from a nationally recognized independent investment banking firm that such Affiliate Transaction is fair to the Company from a financial point of view.

    (b) The foregoing shall not apply to (i) any Restricted Payment permitted to be made pursuant to "Limitation on Restricted Payments," (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors, (iii) any fees, indemnities, loans or advances to employees in the ordinary course of business, (iv) any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries, (v) transactions with suppliers or other purchasers of goods and services (including, without limitation, pursuant to joint venture agreements and franchise agreements) and (vi) any agreement in effect on the Issue Date or any amendment thereto or transaction contemplated thereby (and any replacement or amendment of any such agreement so long as any such amendment or replacement thereof is not materially less favorable to the Holders than the original agreement in effect on the Issue Date).

    LIMITATION ON LIENS. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien on any of its property or assets (including Capital Stock), whether owned on the Issue Date or thereafter acquired, securing any obligation, other than Permitted Liens, unless contemporaneously therewith effective provision is made to secure the Senior Notes equally and ratably with (or on a senior basis to, in the case of Subordinated Obligations) such obligation for so long as such obligation is so secured by a Lien on property or assets of the Company or a Restricted Subsidiary.

    LIMITATION ON SALES OF SUBSIDIARY CAPITAL STOCK. The Company (i) will not, and will not permit any Restricted Subsidiary of the Company to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Restricted Subsidiary to any Person (other than to the Company or a Wholly Owned Subsidiary) and (ii) will not permit any Restricted Subsidiary to issue any of its Capital Stock (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Company or a Wholly Owned Subsidiary, unless (a) after any such transfer, conveyance, sale, lease, disposition or issuance, such Subsidiary constitutes a Restricted Subsidiary and (b) the net cash proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under "Limitation on Sales of Assets and Subsidiary Stock."

    SEC REPORTS. Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC and provide the Trustee and Senior Noteholders with the annual reports and such information, documents and other reports which are specified in Sections 13 and 15(d) of the Exchange Act. The Company also will comply with the other provisions of TIA Section 314(a).

    FUTURE GUARANTORS.  The Company shall cause each new Subsidiary (other than
(i) a new Subsidiary designated as an Unrestricted Subsidiary and (ii) Foreign Subsidiaries) to become a Subsidiary Guarantor under the Indenture and thereby Guarantee the Senior Notes on the terms and conditions set forth in the Indenture.

MERGER AND CONSOLIDATION

    The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:
(i) the resulting, surviving or transferee Person (the "Successor Company") will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company)

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
will expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Senior Notes and the Indenture; (ii) immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default will have occurred and be continuing; (iii) immediately after giving pro forma effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under "-- Limitation on Indebtedness and Preferred Stock;" (iv) immediately after giving effect to such transaction, the Successor Company will have a Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of the Company immediately prior to such transaction; and
(v) the Company will have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture, as set forth in the Indenture.

    The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but the predecessor Company in the case of a lease of all its assets or a conveyance, transfer or lease of substantially all its assets will not be released from the obligation to pay the principal of and interest on the Senior Notes.

DEFAULTS


    An Event of Default is defined in the Indenture as (i) a default in any payment of interest on any Senior Note when due, continued for 30 days, (ii) a default in the payment of principal of any Senior Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, (iii) the failure by the Company to comply with its obligations under "-- Merger and Consolidation," (iv) the failure by the Company to comply for 30 days after notice with any of its obligations under the covenants described under "-- Change of Control" or "-- Certain Covenants" (in each case, other than a failure to purchase Senior Notes), (v) the failure by the Company to comply for 60 days after notice with its other agreements contained in the Indenture, (vi) the failure by the Company or any Significant Subsidiary of the Company to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $10 million or its foreign currency equivalent (the "cross acceleration provision"), (vii) certain events of bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary of the Company (the "bankruptcy provisions"), (viii) any judgment or decree for the payment of money in excess of $10 million is rendered against the Company or any Significant Subsidiary of the Company and such judgment or decree remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed (the "judgment default provision") or (ix) a Subsidiary Guaranty ceases to be in full force and effect (other than in accordance with the terms thereof) or a Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guaranty.


    The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

    However, a default under clauses (iv) or (v) will not constitute an Event of Default until the Trustee or the Holders of 25% in aggregate principal amount of the outstanding Senior Notes notify the Company as provided in the Indenture of the default and the Company does not cure such default within the time specified in clauses (iv) and (v) hereof after receipt of such notice.

    If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Senior Notes by notice to the Company may declare the

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principal of and accrued but unpaid interest on all the Senior Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and accrued interest on all the Senior Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in aggregate principal amount of the outstanding Senior Notes may rescind any such acceleration with respect to the Senior Notes and its consequences.

    Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Senior Notes unless (i) such Holder shall have previously given the Trustee notice that an Event of Default is continuing, (ii) Holders of at least 25% in aggregate principal amount of the outstanding Senior Notes shall have requested the Trustee to pursue the remedy,
(iii) such Holders shall have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee shall not have complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the Holders of a majority in principal amount of the outstanding Senior Notes shall not have given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Senior Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

    The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Senior Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Senior Noteholders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

    Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the Senior Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Senior Notes then outstanding. However, without the consent of each Holder of an outstanding Senior Note affected, no amendment may, among other things, (i) reduce the amount of Senior Notes whose Holders must consent to an amendment,
(ii) reduce the rate of or extend the time for payment of interest on any Senior Note, (iii) reduce the principal of or extend the Stated Maturity of any Senior Note, (iv) reduce the premium payable upon the redemption of any Senior Note or change the time at which any Senior Note may be redeemed as described under "-- Optional Redemption," (v) make any Senior Note payable in money other than that stated in the Senior Note, (vi) impair the right of any Holder to receive payment of principal of and interest on such Holder's Senior Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Senior Notes or (vii) make any change in the amendment provisions which require each Holder's consent or in the waiver provisions.

    Without the consent of any Holder, the Company and the Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations the Company under the Indenture, to provide for uncertificated Senior Notes in addition to or in place of certificated Senior Notes (provided that the uncertificated Senior Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Senior Notes are as described in Section 163(f)(2)(B) of the Code), to add additional Guarantees with respect to the Senior Notes, to secure the Senior Notes, to add to the covenants of the Company for the benefit of the Senior Noteholders or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any Holder and to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA.

    The consent of the Senior Noteholders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

    After an amendment under the Indenture becomes effective, the Company is required to mail to Senior Noteholders a notice briefly describing such amendment. However, the failure to give such notice to all Senior Noteholders, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER AND EXCHANGE

    A Senior Noteholder may transfer or exchange Senior Notes in accordance with the Indenture. Upon any transfer or exchange, the registrar and the Trustee may require a Senior Noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Senior Noteholder to pay any taxes required by law or permitted by the Indenture, including any transfer tax or other similar governmental charge payable in connection therewith. The Company is not required to transfer or exchange any Senior Note selected for redemption or to transfer or exchange any Senior Note for a period of 15 days prior to a selection of Senior Notes to be redeemed. The Senior Notes will be issued in registered form and the registered holder of a Senior Note will be treated as the owner of such Senior Note for all purposes.

DEFEASANCE

    The Company at any time may terminate all its obligations under the Senior Notes and the Indenture ("legal defeasance"), except for certain obligations, including those with respect to the defeasance trust and obligations to register the transfer or exchange of the Senior Notes, to replace mutilated, destroyed, lost or stolen Senior Notes and to maintain a registrar and paying agent in respect of the Senior Notes. The Company at any time may terminate its obligations under the covenants described under "Certain Covenants," the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "-- Defaults" and the limitations contained in clauses (iii) and (iv) under "-- Merger and Consolidation" ("covenant defeasance").

    The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Senior Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Senior Notes may not be accelerated because of an Event of Default specified in clause (iv), (v), (vi),
(vii) (with respect only to Significant Subsidiaries) or

(viii) under "-- Defaults" above or because of the failure of the Company to comply with clause (iii) or (iv) under "-- Merger and Consolidation."

    In order to exercise either defeasance option, the Company must irrevocably deposit or cause to be deposited in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all the Senior Notes (except lost, stolen or destroyed Senior Notes which have been replaced or repaid) to maturity or redemption, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law).

CONCERNING THE TRUSTEE

    The Bank of New York is to be the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Senior Notes.

GOVERNING LAW

    The Indenture provides that it and the Senior Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

    "Acquired Indebtedness" of any specified Person means Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Restricted Subsidiary of such specified Person, including Indebtedness Incurred in connection with, or in contemplation of, such other Person's becoming a Restricted Subsidiary of such specified Person.

    "Additional Assets" means (i) any property or assets (other than Indebtedness and Capital Stock) in a Related Business; (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or (iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; PROVIDED, HOWEVER, that, in the case of clauses (ii) and (iii), such Restricted Subsidiary is primarily engaged in a Related Business.

    "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenants in the Indenture, "Affiliate" shall also mean any beneficial owner of shares representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof; provided that Donald N. Smith shall be deemed to be an "Affiliate" so long as he is the beneficial owner of shares representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable).

    "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) of shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares), property or other assets (including sales and other dispositions of tangible assets to franchisees and licensees and tangible assets at underperforming restaurants, but excluding sales, dispositions or licenses of trademarks, service marks, tradenames and other intangibles), including by way of a Sale/Leaseback Transaction (each referred to for the purposes of this definition as a "disposition"), by the Company or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction) other than (i) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary, (ii) a disposition of property or assets in the ordinary course of business, (iii) dispositions of inventory in the ordinary course of business,
(iv) for purposes of the "Limitation on Sales of Assets and Subsidiary Stock" covenant only, a disposition that constitutes a Restricted Payment permitted by the "Limitation on Restricted Payments" covenant, (v) the sale, lease, transfer or other disposition of all or substantially all the assets of the Company as permitted under the covenant "Merger and Consolidation", (vi) the grant of Liens permitted by the covenant "Limitation on Liens" and (vii) sales of obsolete or worn-out equipment.

    "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the product of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

    "Board of Directors" means the Board of Directors or equivalent governing body of a Person (or the general partner of such Person, as the case may be) or any committee thereof duly authorized to act on behalf of such Board or equivalent governing body.

    "Business Day" means a day other than a Saturday, Sunday or other day on which banking institutions in New York State are authorized or required by law to close.

    "Capitalized Lease Obligation" of a Person means an obligation of such Person that is required to be classified and accounted for on the balance sheet of such Person as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease.

    "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

    "Code" means the Internal Revenue Code of 1986, as amended.

    "Commodity Agreement" means any commodity swap agreement, commodity future agreement, commodity hedge agreement or other similar agreement relating to commodities, in each case relating to those commodities used in the ordinary course of business of the Company and its Subsidiaries.

    "Common Stock Offering" means the offering to the public by the Company of 5,000,000 shares of its Common Stock concurrently with the offering of the Senior Notes, including any offering of shares pursuant to over-allotment options.

    "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which internal financial information is available ending at least 45 days prior to the date of such determination to

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(ii) Consolidated Interest Expense for such four fiscal quarters; provided, however, that (1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period, (2) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale), (3) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence or retirement of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period and (4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition or any Investment that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition or Investment occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness).

    "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such interest expense, (i) interest expense attributable to capital leases, (ii) amortization of debt discount and debt issuance cost, (iii) capitalized interest, (iv) non-cash interest expense, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) interest actually paid by the Company or any such Restricted Subsidiary under any Guarantee of Indebtedness or other obligation of any other Person, (vii) Preferred Stock dividends in respect of all Preferred Stock of the Company and its Subsidiaries held by Persons other than the Company or a Wholly Owned Subsidiary and (viii) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company)

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
in connection with Indebtedness Incurred by such plan or trust; PROVIDED, HOWEVER, that there shall be excluded therefrom any such interest expense of any Unrestricted Subsidiary to the extent the related Indebtedness is not Guaranteed or paid by the Company or any Restricted Subsidiary.

    "Consolidated Net Income" means, for any period, the net income (loss) of the Company and its consolidated Subsidiaries; PROVIDED, HOWEVER, that there shall not be included in such Consolidated Net Income:

        (i) any net income (loss) of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that (A), subject to the limitations contained in clause (iv) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and (B) the Company's equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period shall be included in determining such Consolidated Net Income,

        (ii) any net income (but not loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition,

       (iii) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that (A), subject to the exclusion contained in clause (iv) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend paid to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income,

        (iv) any gain (but not loss) realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of any Person,

        (v) any extraordinary gain or loss,

        (vi) the cumulative effect of a change in accounting principles,

       (vii) foreign currency exchange gains and losses, and

      (xiii) any income (loss) from discontinued operations.

    Notwithstanding the foregoing, for the purpose of the covenant described under "Certain Covenants--Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

    "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as (i) the par or stated value of all outstanding Capital Stock of the Company plus (ii) paid-in capital or capital surplus relating to such

                                       72
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Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

    "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party or a beneficiary.

    "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

    "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,
(ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or
(iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the Stated Maturity of the Senior Notes.

    "EBITDA" for any period means the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net
Income: (i) income tax expense, (ii) Consolidated Interest Expense, (iii) depreciation expense, (iv) amortization expense and (v) non-cash charges, in each case for such period. Notwithstanding the foregoing, the income tax expense, depreciation expense and amortization expense of a Restricted Subsidiary of the Company shall be included in EBITDA only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be distributable to the Company by such Subsidiary as a dividend.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "Foreign Subsidiary" means any Subsidiary which is incorporated or otherwise organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.

    "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the date of the Indenture, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

    "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

    "Hedging Obligations" of any Person means the obligations of such Person to a counterparty (net of amounts receivable from such counterparty) pursuant to any Interest Rate Agreement, or Currency Agreement or Commodity Agreement.

    "Holder" or "Senior Noteholder" means the Person in whose name a Senior Note is registered on the Registrar's books.

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
    "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Disqualified Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be incurred by such Subsidiary at the time it becomes a Subsidiary.

    "Indebtedness" means, with respect to any Person on any date of determination (without duplication),

        (i) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money,

        (ii) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, Senior Notes or other similar instruments,

       (iii) all obligations of such Person in respect of unreimbursed drawings under letters of credit or other similar instruments (including reimbursement obligations with respect thereto),

        (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables and accrued expenses), which purchase price is due more that six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services,

        (v) all Capitalized Lease Obligations of such Person,

        (vi) the amount of all non-contingent obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Restricted Subsidiary that is not a Subsidiary Guarantor, any Preferred Stock (but excluding, in each case, any accrued dividends),

       (vii) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; PROVIDED, HOWEVER, that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and
    (B) the amount of such Indebtedness of such other Person,

      (viii) all Indebtedness of other Persons to the extent Guaranteed by such Person,

        (ix) to the extent not otherwise included in this definition, Hedging Obligations and,

        (x) Acquired Indebtedness.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

    "Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

    "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant,
(i) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; PROVIDED, HOWEVER, that upon a redesignation of such Subsidiary as a Restricted

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
Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to
(x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors and evidenced by a resolution of such Board of Directors certified in an Officers' Certificate to the Trustee. For the purposes of calculating the amount of other "Investments," including Permitted Investments, the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income.

    "Issue Date" means the date on which the Senior Notes are originally issued.

    "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

    "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a Senior Note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non cash form) therefrom, in each case net of (i) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition,
(ii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and (iv) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

    "Net Cash Proceeds", with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

    "New Credit Facility" means that certain credit facility to be entered into on the Issue Date among the Company, Societe Generale, and the lenders from time to time party thereto, including any collateral documents, instruments and agreements executed in connection therewith, and the term New Credit Facility shall also include any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any credit facilities that replace, refund or refinance any part of the loans, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility that increases the amount borrowable thereunder or alters the maturity thereof.

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
    "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise) and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.


    "Permitted Holders" means Donald N. Smith, The Equitable Life Assurance Society of the U.S., the Company's existing senior management and their respective Affiliates.


    "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in (i) the Company, or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary; PROVIDED, HOWEVER, that the primary business of such Restricted Subsidiary is a Related Business; (ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business;
(iii) Temporary Cash Investments; (iv) accounts and receivables owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; PROVIDED, HOWEVER, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances; (v) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (vi) loans or advances to employees made in the ordinary course of business; (vii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments and which are readily convertible into cash in U.S. dollars in an amount equal to the fair market value thereof as determined in good faith by the Board of Directors;
(viii) franchisees of the Company in an amount at any one time outstanding not to exceed $10 million; (ix) Unrestricted Subsidiaries in an aggregate amount at any one time outstanding not to exceed $10 million; (x) Guarantees permitted to be made pursuant to the covenant "Limitation on Indebtedness and Preferred Stock"; (xi) Investments in securities of trade creditors received in settlement of obligations or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy of insolvency of any trade creditors of customers, (xii) Currency Agreements, Interest Rate Agreements and Commodity Agreements entered into in the ordinary course of business; provided that such agreements are entered into for bona fide hedging purposes, are not for speculation or trading purposes and are designed to protect against fluctuations in interest rates, currency exchange rates or commodity prices, as the case may be, and, in the case of Interest Rate Agreements, any such Interest Rate Agreement has a notional amount corresponding to the Indebtedness being hedged thereby, (xiii) Investments in accounts and notes receivable from franchisees, customers, suppliers and others in the ordinary course of business and (xiv) Investments made by the Company or a Restricted Subsidiary in connection with an Asset Disposition made in compliance with the covenant "Limitation on Sales of Assets and Subsidiary Stock".

    "Permitted Liens" means, with respect to any Person, (a) pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits or cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business; (b) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review; (c) Liens for taxes, assessments, governmental charges or claims not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings; (d) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person, and Liens to secure bankers' acceptances, in each case in the ordinary course of its business; (e) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person; (f) Liens (A) securing obligations under Interest Rate Agreements so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such obligations and (B) securing obligations under Currency Agreements and Commodity Agreements, provided that such Liens shall not encumber any assets or property of the Company other than the underlying contracts and the rights thereunder; (g) Liens existing as of the date on which the Senior Notes are originally issued and Liens created by the Indenture; (h) Liens created solely for the purpose of securing the payment of all or a part of the purchase price of assets or property acquired or constructed in the ordinary course of business after the date on which the Senior Notes are originally issued; PROVIDED, HOWEVER, that
(A) the aggregate principal amount of Indebtedness secured by such Liens shall not exceed the cost of the assets or property so acquired or constructed, (B) the Indebtedness secured by such Liens shall have otherwise been permitted to be issued under the Indenture and (C) such Liens shall not encumber any other assets or property of the Company or any of its Restricted Subsidiaries and shall attach to such assets or property within 90 days of the construction or acquisition of such assets or property; (i) Liens on the assets or property of a Restricted Subsidiary of the Company existing at the time such Restricted Subsidiary became a Subsidiary of the Company and not incurred as a result of (or in connection with or in anticipation of) such Restricted Subsidiary becoming a Subsidiary of the Company; PROVIDED, HOWEVER, that (A) any such Lien does not by its terms cover any categories of property or assets after the time such Restricted Subsidiary becomes a Subsidiary which were not covered immediately prior to such transaction, (B) the incurrence of the Indebtedness secured by such Lien shall have otherwise been permitted to be issued under the Indenture, and (C) such Liens do not extend to or cover any other categories of property or assets of the Company or any of its Restricted Subsidiaries; (j) Liens to secure Capitalized Lease Obligations permitted to be Incurred under the Indenture; (k) Liens securing Indebtedness outstanding under the New Credit Facility (including, without limitation, any Refinancing Indebtedness in respect thereof to the extent permitted under the covenant "Limitation on Indebtedness and Preferred Stock"); (l) any interest or title of a lessor under any lease, whether or not characterized as an operating or capital lease; (m) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any Restricted Subsidiary, including rights of set-off; (n) leases or subleases granted in the ordinary course of business; (o) Liens arising out of consignment or similar arrangements for the sale of goods; (p) rights of set-off arising under law by banks; (q) Liens in addition to the foregoing incurred in the ordinary course of business which are not incurred in connection with the borrowing of money or the obtaining of advances of credit; provided that the amount of the obligations of the Company and its Restricted Subsidiaries secured by such Liens does not exceed in the aggregate $2 million at any one time outstanding; and (r) Liens extending, renewing or replacing in whole or in part a Lien permitted by the Indenture; provided, however, that (A) such Liens do not extend beyond the property subject to the existing Lien and improvements and construction on such property and (B) the Indebtedness secured by the Lien may not exceed the Indebtedness secured at the time by the existing Lien.

    "Person" means any individual, corporation, partnership joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

    "Preferred Stock", as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

    "Qualified Equity Offering" means (i) an underwritten primary public offering (other than the Common Stock Offering) of common stock of the Company pursuant to an effective registration statement under the Securities Act or (ii) a private offering of common stock other than issuances of common stock pursuant to employee benefit plans or as compensation to employees.

    "Refinancing Indebtedness" means Indebtedness that refunds, refinances, replaces, renews, repays or extends (including pursuant to any defeasance or discharge mechanism) (collectively, "refinances," and "refinanced" shall have a correlative meaning) any Indebtedness existing on the date of the Indenture or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances other Refinancing Indebtedness; provided, however, that (i) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced, (ii) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced and (iii) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced; provided further, however, that Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary that refinances Indebtedness of the Company or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary (unless such Unrestricted Subsidiary is concurrently redesignated a Restricted Subsidiary).

    "Related Business" means the businesses of the Company and the Restricted Subsidiaries on the date of the Indenture and any business related, ancillary or complementary thereto, in each case as determined by the Company in good faith.

    "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

    "RIC" means Restaurant Insurance Corporation, the Company's insurance Subsidiary, and its successors.

    "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

    "SEC" means the U.S. Securities and Exchange Commission.

    "Secured Indebtedness" means any Indebtedness of the Company secured by a Lien.

    "Senior Indebtedness" means all Indebtedness of the Company including interest thereon, whether outstanding on the Issue Date or thereafter Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are subordinated in right of payment to the Senior Notes; PROVIDED, HOWEVER, that Senior Indebtedness shall not include (1) any obligation of the Company to any Subsidiary, (2) any liability for Federal, state, local or other taxes owed or owing by the Company, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities),

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(4) any Indebtedness, Guarantee or obligation of the Company which is subordinate or junior in any respect to any other Indebtedness, Guarantee or obligation of the Company, including any Subordinated Obligations, (5) any obligations with respect to any Capital Stock, (6) Indebtedness which, when Incurred and without respect to any election under Section 1111(b) of Title II, United States Code, is without recourse to the Company, or (7) any Indebtedness Incurred in violation of the Indenture.

    "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

    "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

    "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Senior Notes pursuant to a written agreement.

    "Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

    "Subsidiary Guarantor" means Friendly's Restaurants Franchise, Inc. and each new Subsidiary (other than Foreign Subsidiaries and Unrestricted Subsidiaries) that guarantees the Company's obligations with respect to the Senior Notes.

    "Subsidiary Guaranty" means the Guaranty by a Subsidiary Guarantor of the Company's obligations with respect to the Senior Notes.

    "Temporary Cash Investments" means any of the following: (i) any investment in direct obligations of the United States of America or any agency thereof or obligations Guaranteed by the United States of America or any agency thereof,
(ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 360 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $250,000,000 (or the foreign currency equivalent thereof) and whose long-term debt is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act), (iii) repurchase obligations with a term of not more than 60 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard & Poor's Ratings Group, (v) investments in securities with maturities of 12 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or "A" by Moody's Investors Service, Inc. and (vi) investments in shares of money market funds registered under the Investment Company Act of 1940, as amended.

    "TIA" means the Trust Indenture Act of 1939 (15 U.S.C. SectionSection 77aaa-77bbbb) as in effect on the date of the Indenture.

    "Trade Payables" means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

    "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; PROVIDED, HOWEVER, that either (A) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (B) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under "Limitation on Restricted Payments." The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED, HOWEVER, that immediately after giving effect to such designation (x) the Company could Incur $1.00 of additional Indebtedness under clause (a) of "Limitation on Indebtedness and Preferred Stock" and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

    "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

    "Voting Stock" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

    "Wholly Owned Subsidiary" means a Restricted Subsidiary of the Company all the Capital Stock of which (other than directors' qualifying shares and, in the case of Foreign Subsidiaries, shares required to be held by foreign nationals representing not more than 2% of such Capital Stock) is owned by the Company or another Wholly Owned Subsidiary.

BOOK-ENTRY SYSTEM

    The Senior Notes will initially be issued in the form of one or more Global Securities (as defined in the Indenture) held in book-entry form. Accordingly, DTC or its nominee will initially be the sole registered holder of the Senior Notes for all purposes under the Indenture.

    Upon the issuance of a Global Security, DTC or its nominee will credit the accounts of persons holding through it with the respective principal amounts of the Senior Notes represented by such Global Security purchased by such persons in the Offering. Such accounts shall be designated by the Underwriters with respect to Senior Notes placed by the Underwriters for the Company. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with DTC ("participants") or persons that may hold interests through participants. Ownership of beneficial interests by participants in a Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC for such Global Security. Ownership of beneficial interests in such Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

    Payment of principal and interest on Senior Notes represented by any such Global Security will be made to DTC or its nominee, as the case may be, as the sole registered owner and the sold holder of the Senior Notes represented thereby for all purposes under the Indenture. None of the Company, the Trustee, any agent of the Company, or the Underwriters will have any responsibility or liability for any aspect of DTC's records relating to or payments made on account of beneficial ownership interests in a Global Security representing any Senior Notes or for maintaining, supervising, or reviewing any of DTC's records relating to such beneficial ownership interests.

    The Company has been advised by DTC that upon receipt of any payment of principal of, or interest on, any Global Security, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Security as shown on the records of DTC. Payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

    A Global Security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC. A Global Security is exchangeable for certificated Senior Notes only if (i) DTC notifies the Issuers that it is unwilling or unable to continue as a Depositary (as defined in the Indenture) for such Global Security or if at any time DTC ceases to be a clearing agency registered under the Exchange Act, (ii) the Company executes and delivers to the Trustee a notice that such Global Security shall be so transferable, registrable, and exchangeable, and such transfers shall be registrable, or (iii) there shall have occurred and be continuing an Event of Default or an event which, with the giving of notice or lapse of time or both, would constitute an Event of Default with respect to the Senior Notes represented by such Global Security. Any Global Security that is exchangeable for certificated Senior Notes pursuant to the preceding sentence will be transferred to, and registered and exchanged for, certificated Senior Notes in authorized denominations and registered in such names as the Depositary holding such Global Security may direct. Subject to the foregoing, a Global Security is not exchangeable, except for a Global Security of like denomination to be registered in the name of the Depositary or its nominee. In the event that a Global Security becomes exchangeable for certificated Senior Notes, (i) certificated Senior Notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof, (ii) payment of principal, any repurchase price, and interest on the certificated Senior Notes will be payable, and the transfer of the certificated Senior Notes will be registerable, at the office or agency of the Company maintained for such purposes, and (iii) no service charge will be made for any registration of transfer or exchange of the certificated Senior Notes, although the Company may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

    So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Senior Notes represented by such Global Security for the purposes of receiving payment on the Senior Notes, receiving notices, and for all other purposes under the Indenture and the Senior Notes. Beneficial interests in Senior Notes will be evidenced only by, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. Cede & Co. has been appointed as the nominee of DTC. Except as provided above, owners of beneficial interests in a Global Security will not be entitled to and will not be considered the holders thereon for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depositary, and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest in a Global Security desires to give or take any action which a holder is entitled to give or take under the Indenture, the Depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

    DTC has advised the Company that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations, and certain other organizations some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a participant, either direct or indirectly.

SAME-DAY SETTLEMENT AND PAYMENT

    Settlement for the Senior Notes will be made in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds. The Senior Notes will trade in the Same-Day Funds Settlement System of DTC until maturity, and secondary market trading activity for the Senior Notes will therefore settle in immediately available funds.

                                  UNDERWRITING


    Subject to the terms and conditions set forth in the Underwriting Agreement (the "Underwriting Agreement") among the Company and Societe Generale Securities Corporation, Donaldson, Lufkin & Jenrette Securities Corporation and NationsBanc Montgomery Securities, Inc. (the "Underwriters"), the Company has agreed to sell to the Underwriters, and the Underwriters have severally agreed to purchase from the Company, the following respective amounts of the Senior Notes:



                                                                                            PRINCIPAL
                                                                                            AMOUNT OF
UNDERWRITER                                                                                SENIOR NOTES
----------------------------------------------------------------------------------------  --------------
Societe Generale Securities Corporation.................................................  $
Donaldson, Lufkin & Jenrette Securities Corporation.....................................
NationsBanc Montgomery Securities, Inc..................................................
                                                                                          --------------
      Total.............................................................................  $  175,000,000
                                                                                          --------------
                                                                                          --------------


    In the Underwriting Agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Senior Notes offered hereby if any of the Senior Notes are purchased. The Company has been advised by the Underwriters that the Underwriters propose to offer the Senior Notes to the public initially at the public offering price set forth on the cover page of this Prospectus, and to certain dealers initially at such price
less a discount not in excess of    % of the principal amount of the Senior
Notes. The Underwriters may allow, and such dealers may reallow, a concession to
certain other dealers not in excess of    % of the principal amount of the
Senior Notes. After the initial offering of the Senior Notes to the public, the Underwriters may change the public offering price, the discount and the concession.

    The Senior Notes are a new issue of securities with no established trading market. The Company has been advised by the Underwriters that the Underwriters intend to make a market in the Senior Notes, as permitted by applicable laws and regulations. No assurance can be given, however, that the Underwriters will make a market in the Senior Notes, or as to the liquidity of, or the trading market for, the Senior Notes.

    The Company and the initial Subsidiary Guarantor have agreed to indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act, and to contribute to payments which the Underwriters might be required to make in respect thereof.

    In connection with the offering, Societe Generale Securities Corporation, on behalf of the Underwriters, may engage in overallotment, stabilizing and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which create a short position for the Underwriters. Stabilizing transactions involve bids to purchase the Senior Notes in the open market for the purpose of pegging, fixing or maintaining the price of the Senior Notes. Syndicate covering transactions involve purchases of the Senior Notes in the open market after the distribution has been completed in order to cover short positions. Such stabilizing transactions and syndicate covering transactions may cause the price of the Senior Notes to be higher than it would otherwise be in the absence of such transactions. Such activities, if commenced, may be discontinued at any time.

    Societe Generale, an affiliate of Societe Generale Securities Corporation, is expected to be a lender under the New Credit Facility and to act as arranger and administrative agent thereunder. Societe Generale Securities Corporation is providing certain advisory services in connection with the Recapitalization, for which it is receiving a fee. See "Description of New Credit Facility."


    The Equitable, which currently beneficially owns 10.4% of the outstanding common shares, is an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation, a member of the National Association of Securities Dealers, Inc. (the "NASD") and an underwriter in the Senior Note Offering. As a result of the foregoing, the Senior Note Offering is subject to the provisions of Section 2720 of the Conduct Rules of the NASD (formerly Schedule E to the Bylaws of the NASD) ("Section 2720"). Accordingly, the underwriting terms for the Senior Note Offering will conform with the requirements set forth in Section 2720. In particular, the price at which the Senior Notes are to be distributed to the public must be at a yield no lower than that recommended by a "qualified independent underwriter" who has also participated in the preparation of this Prospectus and the Registration Statement of which this Prospectus is a part and who meets certain standards. In accordance with this requirement, Societe Generale Securities Corporation will serve in such role and will recommend the public offering price in compliance with the requirements of Section 2720. Societe Generale Securities Corporation, in its role as qualified independent underwriter, has performed the due diligence investigations and reviewed and participated in the preparation of this Prospectus and the Registration Statement of which this Prospectus is a part.



    The Underwriters have informed the Company that they do not intend to make sales of Senior Notes offered by this Prospectus to accounts over which they exercise discretionary authority.


                                 LEGAL MATTERS

    The validity of the securities offered hereby will be passed upon for the Company by Mayer, Brown & Platt, Chicago, Illinois. Certain legal matters with respect to the securities offered hereby will be passed upon for the Underwriters by Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York.

                                    EXPERTS

    The financial statements included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (which term shall include any amendment thereto) on Form S-1 under the Securities Act, for the registration of the securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Senior Notes, reference is hereby made to the Registration Statement and the exhibits and schedules filed as a part thereof. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete and, in each instance, reference is made to the copy of such document, filed as an exhibit to the Registration Statement, for a more complete description of the matter involved and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits and schedules thereto filed by the Company with the Commission may be inspected, without charge, at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following regional offices of the
Commission: Seven World Trade Center, New York, New York 10048 and 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of all or any portion of the Registration Statement may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed fees.

    The Company is not currently subject to the informational requirements of the Exchange Act. As a result of the Offerings, the Company will become subject to the informational requirements of the Exchange Act.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------

Report of Independent Public Accountants...................................................................        F-2

Consolidated Financial Statements

      Consolidated Balance Sheets as of December 31, 1995, December 29, 1996 and June 29, 1997
       (unaudited).........................................................................................        F-3

      Consolidated Statements of Operations for the Years Ended January 1, 1995, December 31, 1995 and
       December 29, 1996 and for the Six Months Ended June 30, 1996 (unaudited) and June 29, 1997
       (unaudited).........................................................................................        F-4

      Consolidated Statements of Changes in Stockholders' Equity (Deficit) for the Years Ended January 1,
       1995, December 31, 1995 and December 29, 1996 and for the Six Months Ended June 29, 1997
       (unaudited).........................................................................................        F-5

      Consolidated Statements of Cash Flows for the Years Ended January 1, 1995, December 31, 1995 and
       December 29, 1996 and for the Six Months Ended June 30, 1996 (unaudited) and June 29, 1997
       (unaudited).........................................................................................        F-6

      Notes to Consolidated Financial Statements...........................................................        F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Friendly Ice Cream Corporation:

    We have audited the accompanying consolidated balance sheets of Friendly Ice Cream Corporation and subsidiaries as of December 31, 1995 and December 29, 1996, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 29, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Friendly Ice Cream Corporation and subsidiaries as of December 31, 1995 and December 29, 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 29, 1996 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Hartford, Connecticut

February 14, 1997 (except with respect to the matter
                discussed in Note 16, as to which
                the date is July 14, 1997)

                FRIENDLY ICE CREAM CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                         (Dollar amounts in thousands)


                                                                                                                      JUNE 29,
                                                                                                                        1997
                                                                                         DECEMBER 31,  DECEMBER 29,  -----------
                                                                                             1995          1996
                                                                                         ------------  ------------  (UNAUDITED)
                                        ASSETS
CURRENT ASSETS:
  Cash and cash equivalents............................................................   $   23,690    $   18,626    $  16,899
  Restricted cash and investments......................................................       --            --            4,000
  Trade accounts receivable............................................................        5,233         4,992        7,056
  Inventories..........................................................................       15,079        15,145       17,490
  Deferred income taxes................................................................        9,885        12,375       12,381
  Prepaid expenses and other current assets............................................        3,985         1,658        7,308
                                                                                         ------------  ------------  -----------
TOTAL CURRENT ASSETS...................................................................       57,872        52,796       65,134
RESTRICTED CASH AND INVESTMENTS........................................................       --            --            7,889
INVESTMENT IN JOINT VENTURE............................................................       --             4,500        3,757
PROPERTY AND EQUIPMENT, net of accumulated depreciation and amortization...............      295,448       286,161      279,265
INTANGIBLES AND DEFERRED COSTS, net of accumulated amortization of $3,419, $4,790 and
  $5,510 (unaudited) at December 31, 1995, December 29, 1996 and June 29, 1997,
  respectively.........................................................................       16,607        16,019       15,375
OTHER ASSETS...........................................................................          365           650        1,722
                                                                                         ------------  ------------  -----------
TOTAL ASSETS...........................................................................   $  370,292    $  360,126    $ 373,142
                                                                                         ------------  ------------  -----------
                                                                                         ------------  ------------  -----------
                    LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Current maturities of long-term debt.................................................   $    3,204    $    1,289    $   2,953
  Current maturities of capital lease obligations......................................        6,466         6,353        5,003
  Accounts payable.....................................................................       20,972        20,773       26,272
  Accrued salaries and benefits........................................................       13,525        13,855       15,971
  Accrued interest payable.............................................................        5,940         9,838       10,007
  Insurance reserves...................................................................        6,605         3,973        6,927
  Other accrued expenses...............................................................       15,838        17,415       17,436
                                                                                         ------------  ------------  -----------
TOTAL CURRENT LIABILITIES..............................................................       72,550        73,496       84,569
                                                                                         ------------  ------------  -----------
DEFERRED INCOME TAXES..................................................................       51,908        48,472       46,802
CAPITAL LEASE OBLIGATIONS, less current maturities.....................................       15,375        14,182       14,193
LONG-TERM DEBT, less current maturities................................................      373,769       371,795      371,429
OTHER LONG-TERM LIABILITIES............................................................       22,224        25,337       31,683
COMMITMENTS AND CONTINGENCIES (Notes 2, 6, 7, 8, 12, 15, 16 and 17)
STOCKHOLDERS' EQUITY (DEFICIT):
  Common stock, $.01 par value -
    Class A, authorized 150,000, 150,000 and 4,000 shares at December 31, 1995,
     December 29, 1996 and June 29, 1997, respectively; 1,090,969, 1,285,384 and
     1,285,384 (unaudited) shares issued and outstanding at December 31, 1995, December
     29, 1996 and June 29, 1997, respectively..........................................           11            13           13
    Class B, authorized -0-, 2,000 and 2,000 shares at December 31, 1995, December 29,
     1996 and June 29, 1997, respectively; -0-, 1,187,503 and 1,187,503 (unaudited)
     shares issued and outstanding at December 31, 1995, December 29, 1996 and June 29,
     1997, respectively................................................................       --                12           12
    Class C, authorized -0-, 2,000 and 2,000 shares at December 31, 1995, December 29,
     1996 and June 29, 1997, respectively; -0- shares issued and outstanding at
     December 31, 1995, December 29, 1996 and June 29, 1997............................       --            --           --
  Additional paid-in capital...........................................................       46,842        46,905       46,905
  Unrealized gain on investment securities, net of taxes...............................       --            --               28
  Accumulated deficit..................................................................     (212,387)     (220,159)    (222,563)
  Cumulative translation adjustment....................................................       --                73           71
                                                                                         ------------  ------------  -----------
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)...................................................     (165,534)     (173,156)    (175,534)
                                                                                         ------------  ------------  -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)...................................   $  370,292    $  360,126    $ 373,142
                                                                                         ------------  ------------  -----------
                                                                                         ------------  ------------  -----------


  The accompanying notes are an integral part of these consolidated financial statements.

                FRIENDLY ICE CREAM CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                      (In thousands except per share data)

                                                                                                               FOR THE SIX
                                                                                                                 MONTHS
                                                                               FOR THE YEARS ENDED                ENDED
                                                                    -----------------------------------------  -----------
                                                                    JANUARY 1,   DECEMBER 31,   DECEMBER 29,    JUNE 30,
                                                                       1995          1995           1996          1996
                                                                    -----------  -------------  -------------  -----------
                                                                                                               (UNAUDITED)
REVENUES..........................................................   $ 631,014     $ 649,149      $ 650,807     $ 308,784
COSTS AND EXPENSES:
    Cost of sales.................................................     179,793       192,600        191,956        89,696
    Labor and benefits............................................     211,838       214,625        209,260       102,674
    Operating expenses............................................     132,010       143,854        143,163        70,620
    General and administrative expenses...........................      38,434        40,705         42,721        21,230
    Debt restructuring expenses (Note 5)..........................      --             3,346         --            --
    Write-down of property and equipment (Note 6).................      --             4,006            227        --
    Depreciation and amortization.................................      32,069        33,343         32,979        16,606
                                                                    -----------  -------------  -------------  -----------
OPERATING INCOME..................................................      36,870        16,670         30,501         7,958
Interest expense, net of capitalized interest of $176, $62, $49,
  $35 (unaudited) and $17 (unaudited) and interest income of $187,
  $390, $318, $215 (unaudited) and $146 (unaudited) for the years ended January 1, 1995, December 31, 1995 and December 29, 1996
  and the six months ended June 30, 1996 and June 29, 1997,
  respectively....................................................      45,467        41,904         44,141        22,138
Equity in net loss of joint venture...............................      --            --             --            --
                                                                    -----------  -------------  -------------  -----------
LOSS BEFORE BENEFIT FROM (PROVISION FOR) INCOME TAXES AND
  CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE.............      (8,597)      (25,234)       (13,640)      (14,180)
Benefit from (provision for) income taxes.........................       4,661       (33,419)         5,868         6,154
                                                                    -----------  -------------  -------------  -----------
LOSS BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE...      (3,936)      (58,653)        (7,772)       (8,026)
Cumulative effect of change in accounting principle, net of income
  tax expense of $1,554 (Note 10).................................      --            --             --            --
                                                                    -----------  -------------  -------------  -----------
NET LOSS..........................................................   $  (3,936)    $ (58,653)     $  (7,772)    $  (8,026)
                                                                    -----------  -------------  -------------  -----------
                                                                    -----------  -------------  -------------  -----------
PRO FORMA NET LOSS PER SHARE (NOTE 17) (UNAUDITED):
    Loss before cumulative effect of change in accounting
      principle...................................................                                $   (1.09)    $   (1.13)
    Cumulative effect of change in accounting principle, net of
      income tax expense..........................................                                   --            --
                                                                                                -------------  -----------
    Net loss......................................................                                $   (1.09)    $   (1.13)
                                                                                                -------------  -----------
                                                                                                -------------  -----------
PRO FORMA AMOUNTS ASSUMING NEW PENSION METHOD IS RETROACTIVELY
  APPLIED:
    Net loss (Note 10)............................................   $  (3,506)    $ (58,134)     $  (7,214)    $  (7,747)
                                                                    -----------  -------------  -------------  -----------
                                                                    -----------  -------------  -------------  -----------
    Net loss per share (unaudited)................................                                $   (1.01)    $   (1.09)
                                                                                                -------------  -----------
                                                                                                -------------  -----------
PRO FORMA SHARES USED IN NET LOSS PER SHARE CALCULATION (NOTE 17)
  (UNAUDITED).....................................................                                    7,125         7,125
                                                                                                -------------  -----------
                                                                                                -------------  -----------


                                                                     JUNE 29,
                                                                       1997
                                                                    -----------
                                                                    (UNAUDITED)
REVENUES..........................................................   $ 322,828
COSTS AND EXPENSES:
    Cost of sales.................................................      92,186
    Labor and benefits............................................     104,898
    Operating expenses............................................      71,284
    General and administrative expenses...........................      22,595
    Debt restructuring expenses (Note 5)..........................      --
    Write-down of property and equipment (Note 6).................         347
    Depreciation and amortization.................................      16,401
                                                                    -----------
OPERATING INCOME..................................................      15,117
Interest expense, net of capitalized interest of $176, $62, $49,
  $35 (unaudited) and $17 (unaudited) and interest income of $187,
  $390, $318, $215 (unaudited) and $146 (unaudited) for the years ended January 1, 1995, December 31, 1995 and December 29, 1996
  and the six months ended June 30, 1996 and June 29, 1997,
  respectively....................................................      22,238
Equity in net loss of joint venture...............................         743
                                                                    -----------
LOSS BEFORE BENEFIT FROM (PROVISION FOR) INCOME TAXES AND
  CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE.............      (7,864)
Benefit from (provision for) income taxes.........................       3,224
                                                                    -----------
LOSS BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE...      (4,640)
Cumulative effect of change in accounting principle, net of income
  tax expense of $1,554 (Note 10).................................       2,236
                                                                    -----------
NET LOSS..........................................................   $  (2,404)
                                                                    -----------
                                                                    -----------
PRO FORMA NET LOSS PER SHARE (NOTE 17) (UNAUDITED):
    Loss before cumulative effect of change in accounting
      principle...................................................   $   (0.65)
    Cumulative effect of change in accounting principle, net of
      income tax expense..........................................        0.31
                                                                    -----------
    Net loss......................................................   $   (0.34)
                                                                    -----------
                                                                    -----------
PRO FORMA AMOUNTS ASSUMING NEW PENSION METHOD IS RETROACTIVELY
  APPLIED:
    Net loss (Note 10)............................................   $  (4,640)
                                                                    -----------
                                                                    -----------
    Net loss per share (unaudited)................................   $   (0.65)
                                                                    -----------
                                                                    -----------
PRO FORMA SHARES USED IN NET LOSS PER SHARE CALCULATION (NOTE 17)
  (UNAUDITED).....................................................       7,125
                                                                    -----------
                                                                    -----------


  The accompanying notes are an integral part of these consolidated financial statements.

                FRIENDLY ICE CREAM CORPORATION AND SUBSIDIARIES
      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                         (Dollar amounts in thousands)

                                                               COMMON STOCK
                                --------------------------------------------------------------------------
                                       CLASS A                 CLASS B                   CLASS C              ADDITIONAL
                                ----------------------  ----------------------  --------------------------      PAID-IN
                                 SHARES      AMOUNT      SHARES      AMOUNT        SHARES        AMOUNT         CAPITAL
                                ---------  -----------  ---------  -----------  -------------  -----------  ---------------
BALANCE, JANUARY 2, 1994......  1,090,969   $      11      --       $  --            --         $  --          $  46,822
  Net loss....................     --          --          --          --            --            --             --
                                                                                         --
                                ---------         ---   ---------         ---                         ---        -------
BALANCE, JANUARY 1, 1995......  1,090,969          11      --          --            --            --             46,822
  Net loss....................     --          --          --          --            --            --             --
  Contribution of capital.....     --          --          --          --            --            --                 20
                                                                                         --
                                ---------         ---   ---------         ---                         ---        -------
BALANCE, DECEMBER 31, 1995....  1,090,969          11      --          --            --            --             46,842
  Net loss....................     --          --          --          --            --            --             --
  Issuance of common stock to
    lenders...................     --          --       1,187,503          12        --            --                 38
  Proceeds from exercise of
    warrants..................     71,527           1      --          --            --            --                 21
  Compensation expense
    associated with management
    stock plan................    122,888           1      --          --            --            --                  4
  Translation adjustment......     --          --          --          --            --            --             --
                                                                                         --
                                ---------         ---   ---------         ---                         ---        -------
BALANCE, DECEMBER 29, 1996....  1,285,384          13   1,187,503          12        --            --             46,905
  Net loss (unaudited)........     --          --          --          --            --            --             --
  Change in unrealized gain on
    investment securities, net
    of tax (unaudited)........     --          --          --          --            --            --             --
  Translation adjustment
    (unaudited)...............     --          --          --          --            --            --             --
                                                                                         --
                                ---------         ---   ---------         ---                         ---        -------
BALANCE, JUNE 29, 1997
  (unaudited).................  1,285,384   $      13   1,187,503   $      12        --         $  --          $  46,905
                                                                                         --
                                                                                         --
                                ---------         ---   ---------         ---                         ---        -------
                                ---------         ---   ---------         ---                         ---        -------


                                    UNREALIZED
                                      GAIN ON
                                    INVESTMENT                              CUMULATIVE
                                    SECURITIES,         ACCUMULATED         TRANSLATION
                                   NET OF TAXES           DEFICIT           ADJUSTMENT         TOTAL
                                -------------------  -----------------  -------------------  ---------
BALANCE, JANUARY 2, 1994......       $  --              $  (149,798)         $  --           $(102,965)
  Net loss....................          --                   (3,936)            --              (3,936)

                                           ---       -----------------             ---       ---------
BALANCE, JANUARY 1, 1995......          --                 (153,734)            --            (106,901)
  Net loss....................          --                  (58,653)            --             (58,653)
  Contribution of capital.....          --                  --                  --                  20

                                           ---       -----------------             ---       ---------
BALANCE, DECEMBER 31, 1995....          --                 (212,387)            --            (165,534)
  Net loss....................          --                   (7,772)            --              (7,772)
  Issuance of common stock to
    lenders...................          --                  --                  --                  50
  Proceeds from exercise of
    warrants..................          --                  --                  --                  22
  Compensation expense
    associated with management
    stock plan................          --                  --                  --                   5
  Translation adjustment......          --                  --                      73              73

                                           ---       -----------------             ---       ---------
BALANCE, DECEMBER 29, 1996....          --                 (220,159)                73        (173,156)
  Net loss (unaudited)........          --                   (2,404)            --              (2,404)
  Change in unrealized gain on
    investment securities, net
    of tax (unaudited)........              28              --                  --                  28
  Translation adjustment
    (unaudited)...............          --                  --                      (2)             (2)

                                           ---       -----------------             ---       ---------
BALANCE, JUNE 29, 1997
  (unaudited).................       $      28          $  (222,563)         $      71       $(175,534)

                                           ---       -----------------             ---       ---------
                                           ---       -----------------             ---       ---------

  The accompanying notes are an integral part of these consolidated financial statements.

                FRIENDLY ICE CREAM CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (In thousands)

                                                                                                               FOR THE SIX
                                                                                                                 MONTHS
                                                                               FOR THE YEARS ENDED                ENDED
                                                                    -----------------------------------------  -----------
                                                                    JANUARY 1,   DECEMBER 31,   DECEMBER 29,    JUNE 30,
                                                                       1995          1995           1996          1996
                                                                    -----------  -------------  -------------  -----------
                                                                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Loss........................................................   $  (3,936)    $ (58,653)     $  (7,772)    $  (8,026)
  Adjustments to reconcile net loss to net cash provided by
    operating activities:
    Cumulative effect of change in accounting principle...........      --            --             --            --
    Depreciation and amortization.................................      32,069        33,343         32,979        16,606
    Write-down of property and equipment..........................      --             4,006            227        --
    Deferred income tax (benefit) expense.........................      (4,207)       33,419         (5,926)       (6,154)
    (Gain) loss on asset retirements..............................        (259)          595           (916)         (264)
    Equity in net loss of joint venture...........................      --            --             --            --
    Changes in operating assets and liabilities:
      Receivables.................................................      (2,071)          679            241          (960)
      Inventories.................................................       1,635        (1,044)           (66)       (2,302)
      Other assets................................................      (1,603)          587          1,309           373
      Accounts payable............................................       2,333        (1,714)          (199)        8,166
      Accrued expenses and other long-term liabilities............      14,420        16,572          6,286         7,457
                                                                    -----------  -------------  -------------  -----------
  NET CASH PROVIDED BY OPERATING ACTIVITIES.......................      38,381        27,790         26,163        14,896
                                                                    -----------  -------------  -------------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.............................     (29,507)      (19,092)       (24,217)      (10,912)
  Proceeds from sales of property and equipment...................       1,475           926          8,409         3,481
  Proceeds from sales and maturities of investment securities.....      --            --             --            --
  Cash acquired from Restaurant Insurance Corporation, net of cash
    paid..........................................................      --            --             --            --
  Advances to or investments in joint venture.....................      --            --             (4,500)       (4,500)
                                                                    -----------  -------------  -------------  -----------
  NET CASH USED IN INVESTING ACTIVITIES...........................     (28,032)      (18,166)       (20,308)      (11,931)
                                                                    -----------  -------------  -------------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Contribution of capital.........................................      --                20         --            --
  Proceeds from exercise of stock purchase warrants...............      --            --                 22            22
  Proceeds from borrowings........................................      67,629        80,162         48,196        19,674
  Repayments of debt..............................................     (69,338)      (72,713)       (52,084)      (18,799)
  Repayments of capital lease obligations.........................      (6,190)       (7,293)        (7,131)       (3,797)
                                                                    -----------  -------------  -------------  -----------
  NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES.............      (7,899)          176        (10,997)       (2,900)
                                                                    -----------  -------------  -------------  -----------
EFFECT OF EXCHANGE RATE CHANGES ON CASH...........................      --            --                 78        --
                                                                    -----------  -------------  -------------  -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS..............       2,450         9,800         (5,064)           65
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD....................      11,440        13,890         23,690        23,690
                                                                    -----------  -------------  -------------  -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD..........................   $  13,890     $  23,690      $  18,626     $  23,755
                                                                    -----------  -------------  -------------  -----------
                                                                    -----------  -------------  -------------  -----------
SUPPLEMENTAL DISCLOSURES
  Interest paid...................................................   $  29,430     $  25,881      $  36,000     $  16,029
  Capital lease obligations incurred..............................       7,767         3,305          5,951         2,811
  Capital lease obligations terminated............................         391           288            128           126
  Conversion of accrued interest payable to debt..................      11,217        14,503         --            --
  Issuance of common stock to lenders.............................      --            --                 50        --
  Issuance of note payable in connection with the acquisition of
    Restaurant Insurance Corporation..............................      --            --             --            --


                                                                     JUNE 29,
                                                                       1997
                                                                    -----------
                                                                    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Loss........................................................   $  (2,404)
  Adjustments to reconcile net loss to net cash provided by
    operating activities:
    Cumulative effect of change in accounting principle...........      (2,236)
    Depreciation and amortization.................................      16,401
    Write-down of property and equipment..........................         347
    Deferred income tax (benefit) expense.........................      (3,224)
    (Gain) loss on asset retirements..............................         778
    Equity in net loss of joint venture...........................         743
    Changes in operating assets and liabilities:
      Receivables.................................................      (1,015)
      Inventories.................................................      (2,345)
      Other assets................................................      (3,199)
      Accounts payable............................................       5,499
      Accrued expenses and other long-term liabilities............         280
                                                                    -----------
  NET CASH PROVIDED BY OPERATING ACTIVITIES.......................       9,625
                                                                    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.............................      (8,810)
  Proceeds from sales of property and equipment...................         919
  Proceeds from sales and maturities of investment securities.....          73
  Cash acquired from Restaurant Insurance Corporation, net of cash
    paid..........................................................         965
  Advances to or investments in joint venture.....................      (1,400)
                                                                    -----------
  NET CASH USED IN INVESTING ACTIVITIES...........................      (8,253)
                                                                    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Contribution of capital.........................................      --
  Proceeds from exercise of stock purchase warrants...............      --
  Proceeds from borrowings........................................      29,191
  Repayments of debt..............................................     (28,893)
  Repayments of capital lease obligations.........................      (3,395)
                                                                    -----------
  NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES.............      (3,097)
                                                                    -----------
EFFECT OF EXCHANGE RATE CHANGES ON CASH...........................          (2)
                                                                    -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS..............      (1,727)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD....................      18,626
                                                                    -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD..........................   $  16,899
                                                                    -----------
                                                                    -----------
SUPPLEMENTAL DISCLOSURES
  Interest paid...................................................   $  20,063
  Capital lease obligations incurred..............................       2,057
  Capital lease obligations terminated............................      --
  Conversion of accrued interest payable to debt..................      --
  Issuance of common stock to lenders.............................      --
  Issuance of note payable in connection with the acquisition of
    Restaurant Insurance Corporation..............................       1,000

  The accompanying notes are an integral part of these consolidated financial statements.

                FRIENDLY ICE CREAM CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND JUNE 29, 1997
                                 IS UNAUDITED)

1. ORGANIZATION

    In September 1988, The Restaurant Company ("TRC") and another investor acquired Friendly Ice Cream Corporation ("FICC") for $297,500,000. Subsequent to the acquisition, Friendly Holding Corporation ("FHC") was organized to hold the outstanding common stock of FICC and in March 1996, FHC was merged into FICC. The accompanying consolidated financial statements include the accounts of FICC and its wholly-owned subsidiaries (collectively, "FICC").

    Under the terms of the TRC acquisition financing agreements, warrants to purchase shares of FICC's common stock were issued to the lenders. These warrants were exercisable on or before September 2, 1998. In connection with FICC's debt restructuring in 1991 (see Note 7), these warrants were cancelled and one of the lenders was issued new warrants for 13,836 shares of FICC's (formerly FHC's) Class A Common Stock, subject to dilution, at an exercise price of $445,000 or $32.16 per share. These warrants expire on September 2, 1998. As of December 29, 1996 and June 29, 1997, none of these warrants had been exercised.

    As of December 29, 1996 and June 29, 1997, three classes of common stock were authorized: Class A ("voting"), Class B ("limited voting") and Class C ("non-voting"). Prior to the occurrence of a Special Rights Default (see Note
7), lenders with limited voting common stock have voting rights only for certain transactions as defined in the loan documents. Common stock held by the lenders will automatically convert to voting common stock upon an underwritten public offering by FICC of at least $30,000,000 (see Note 17).

    As of December 31, 1995, TRC owned 913,632 shares or 83.75% of FICC's voting common stock. In March 1996, TRC distributed its shares of FICC's voting common stock to TRC's shareholders and FICC deconsolidated from TRC. As of December 29, 1996 and June 29, 1997, TRC's shareholders and FICC's lenders (see Note 7) owned 36.95% and 48.03%, respectively, of FICC's outstanding common stock.

    As part of the debt restructuring in 1991 (see Note 7), certain officers of FICC purchased 97,906 shares of Class A Common Stock and warrants convertible into an additional 71,527 shares of voting common stock for an aggregate purchase price of $55,550. These warrants were exercised on April 19, 1996 at an aggregate exercise price of $22,000.

2. NATURE OF OPERATIONS

    FICC owns and operates full-service restaurants in fifteen states. The restaurants offer a wide variety of reasonably priced breakfast, lunch and dinner menu items as well as frozen dessert products. FICC manufactures substantially all of the frozen dessert products it sells, which are also distributed to supermarkets and other retail locations. For the years ended January 1, 1995, December 31, 1995 and December 29, 1996 and the six months ended June 30, 1996 and June 29, 1997, restaurant sales were approximately 93%, 91%, 92%, 92% and 91%, respectively, of FICC's revenues. As of January 1, 1995, December 31, 1995, December 29, 1996 and June 29, 1997, approximately 80% of FICC's restaurants were located in the Northeast United States. As a result, a severe or prolonged economic recession in this geographic area may adversely affect FICC more than certain of its competitors which are more geographically diverse. Commencing in 1997, FICC has franchised restaurants (see Note 16).

                FRIENDLY ICE CREAM CORPORATION AND SUBSIDIARIES

3. SUMMARY OF BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION --

    The consolidated financial statements include the accounts of FICC and its subsidiaries after elimination of intercompany accounts and transactions.

    FISCAL YEAR --

    FICC's fiscal year ends on the last Sunday in December, unless that day is earlier than December 27 in which case the fiscal year ends on the following Sunday.

    USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS --

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Future facts and circumstances could alter management's estimates with respect to the carrying value of long-lived assets and the adequacy of insurance reserves.


    REVENUE RECOGNITION --



    FICC recognizes restaurant revenue upon receipt of payment from the customer and retail revenue upon shipment of product. Franchise royalty income, based on gross sales of franchisees, is payable monthly and is recorded on the accrual method as earned. Initial franchise fees are recorded upon completion of all significant services, generally upon opening of the restaurant.


    CASH AND CASH EQUIVALENTS --

    FICC considers all investments with an original maturity of three months or less when purchased to be cash equivalents.

    INVENTORIES --

    Inventories are stated at the lower of first-in, first-out cost or market. Inventories at December 31, 1995, December 29, 1996 and June 29, 1997 were (in thousands):

                                                        DECEMBER 31,  DECEMBER 29,  JUNE 29,
                                                            1995          1996        1997
                                                        ------------  ------------  ---------
Raw Materials.........................................   $    2,129    $    1,436   $   2,135
Goods In Process......................................          114            58         324
Finished Goods........................................       12,836        13,651      15,031
                                                        ------------  ------------  ---------
      Total...........................................   $   15,079    $   15,145   $  17,490
                                                        ------------  ------------  ---------
                                                        ------------  ------------  ---------

    INVESTMENT IN JOINT VENTURE --

    In February 1996, FICC and another entity entered into a joint venture, Shanghai Friendly Food Co., Ltd., a Chinese corporation. FICC has a 50% ownership interest in the venture. Operations commenced in April 1997. FICC accounts for the investment using the equity method. As of June 29, 1997, FICC had a

                FRIENDLY ICE CREAM CORPORATION AND SUBSIDIARIES

3. SUMMARY OF BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
receivable for approximately $1.4 million from the joint venture related to advances made to the venture in 1997 and net accounts receivable of approximately $650,000.

    INVESTMENTS --

    FICC, through its wholly-owned subsidiary Restaurant Insurance Corporation ("RIC") (see Note 4), has invested in a diversified fixed income portfolio of federal agency issues and United States Treasury issues ($11,461,000 fair market value at June 29, 1997). FICC classifies all of these investments as available for sale. Accordingly, these investments are reported at estimated fair market value with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity, net of related income taxes.

    RESTRICTED CASH AND INVESTMENTS --

    RIC is required by the third party insurer of FICC to hold assets in trust whose value is at least equal to certain of RIC's outstanding estimated insurance claim liabilities. As of June 29, 1997, cash of $428,000 and investments of $11,461,000 were restricted.

    PROPERTY AND EQUIPMENT --

    Property and equipment are carried at cost except for impaired assets which are carried at fair value less cost to sell (see Note 6). Depreciation of property and equipment is computed using the straight-line method over the following estimated useful lives:

       Buildings--30 years
       Building improvements and leasehold improvements--20 years
       Equipment--3 to 10 years

    At December 31, 1995, December 29, 1996 and June 29, 1997, property and equipment included (in thousands):

                                                      DECEMBER 31,  DECEMBER 29,   JUNE 29,
                                                          1995          1996         1997
                                                      ------------  ------------  -----------
Land................................................   $   77,765    $   75,004   $    74,446
Buildings and Improvements..........................      110,231       112,359       112,966
Leasehold Improvements..............................       37,703        39,120        38,964
Assets Under Capital Leases.........................       37,307        42,893        42,728
Equipment...........................................      206,266       216,536       217,106
Construction In Progress............................        6,147         6,424        11,224
                                                      ------------  ------------  -----------
Property and Equipment..............................      475,419       492,336       497,434
Less: Accumulated Depreciation and Amortization.....     (179,971)     (206,175)     (218,169)
                                                      ------------  ------------  -----------
Property and Equipment--Net.........................   $  295,448    $  286,161   $   279,265
                                                      ------------  ------------  -----------

    Major renewals and betterments are capitalized. Replacements and maintenance and repairs which do not extend the lives of the assets are charged to operations as incurred.

                FRIENDLY ICE CREAM CORPORATION AND SUBSIDIARIES

3. SUMMARY OF BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    LONG-LIVED ASSETS --


    Effective January 2, 1995, FICC adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" which had no impact.


    FICC reviews the license agreement for the right to use various trademarks and tradenames (see Note 5) for impairment on a quarterly basis. FICC recognizes an impairment has occurred when the carrying value of the license agreement exceeds the estimated future cash flows of the trademarked products.


    FICC reviews each restaurant property quarterly to determine which properties should be disposed of. This determination is made based on poor operating results, deteriorating property values and other factors. FICC recognizes an impairment has occurred when the carrying value of property exceeds its estimated fair value, which is estimated based on FICC's experience with similar properties and local market conditions, less costs to sell. (see
Note 6).



    RESTAURANT CLOSURE COSTS--



    Restaurant closure costs are recognized when a decision is made to close a restaurant. Restaurant closure costs include the cost of writing down the carrying amount of a restaurant's assets to estimate fair market value, less costs of disposal, and the net present value of any remaining operating lease payments after the expected closure date.



    INSURANCE RESERVES --



    FICC is self-insured through retentions or deductibles for the majority of its workers' compensation, automobile, general liability, product liability and group health insurance programs. Self-insurance amounts vary up to $500,000 per occurrence. Insurance with third parties, some of which is then reinsured through RIC (see Note 4), is in place for claims in excess of these self-insured amounts. RIC assumes 100% of the risk from $500,000 to $1,000,000 per occurrence for FICC's worker's compensation, general liability and product liability insurance. FICC and RIC's liability for estimated incurred losses are actuarially determined and recorded on an undiscounted basis.


    INCOME TAXES --

    FICC accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. A valuation allowance is recorded for deferred tax assets whose realization is not likely.

    ADVERTISING --

    FICC expenses production and other advertising costs the first time the advertising takes place. For the years ended January 1, 1995, December 31, 1995 and December 29, 1996 and the six months ended June 30, 1996 and June 29, 1997, advertising expense was approximately $15,430,000, $17,459,000, $18,231,000,
$9,168,000 and $9,008,000, respectively.

                FRIENDLY ICE CREAM CORPORATION AND SUBSIDIARIES

3. SUMMARY OF BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    NEW ACCOUNTING PRONOUNCEMENTS --


    Effective December 30, 1996, FICC adopted SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", which had no effect. This statement requires that after a transfer of financial assets, an entity should recognize all financial assets and servicing assets it controls and liabilities it has incurred, derecognize financial assets when control has been surrendered, and derecognize liabilities when extinguished. This statement also provides standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings and is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996.


    In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings Per Share", which establishes new standards for computing and presenting earnings per share. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997 and earlier application is not permitted. Upon adoption, all prior period earnings per share data presented will be restated.

    In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income", which establishes standards for reporting and display of comprehensive income (net income (loss) together with other non-owner changes in equity) and its components in a full set of general purpose financial statements. SFAS No. 130 is effective for financial statements issued for periods ending after December 15, 1997 and earlier application is permitted. Comprehensive income is not materially different than net income (loss) for all periods presented.

    In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", which requires disclosures for each segment of an enterprise that are similar to those required under current standards with the addition of quarterly disclosure requirements and a finer partitioning of geographic disclosures. SFAS No. 131 is effective for financial statements issued for periods ending after December 15, 1997 and earlier application is encouraged. Under the terms of the new standard, FICC will report segment information for restaurant and retail operations when material.

    RECLASSIFICATIONS --

    Certain prior year amounts have been reclassified to conform with current year presentation.

    INTERIM FINANCIAL INFORMATION --

    The accompanying financial statements as of June 29, 1997 and for the six months ended June 30, 1996 and June 29, 1997 are unaudited, but, in the opinion of management, include all adjustments which are necessary for a fair presentation of the financial position and the results of operations and cash flows of FICC. Such adjustments consist solely of normal recurring accruals. Operating results for the six months ended June 30, 1996 and June 29, 1997 are not necessarily indicative of the results that may be expected for the entire year due to the seasonality of the business. Historically, higher revenues and profits are experienced during the second and third fiscal quarters.

                FRIENDLY ICE CREAM CORPORATION AND SUBSIDIARIES

4. ACQUISITION OF RESTAURANT INSURANCE CORPORATION

    On March 19, 1997, FICC acquired all of the outstanding shares of common stock of Restaurant Insurance Corporation ("RIC"), a Vermont corporation, from TRC for cash of $1,300,000 and a $1,000,000 promissory note payable to TRC bearing interest at an annual rate of 8.25%. The promissory note and accrued interest of approximately $1,024,000 was paid on June 30, 1997. RIC, which was formed in 1993, reinsures certain FICC risks (i.e. workers' compensation, employer's liability, general liability and product liability) from a third party insurer (see Note 12).

    The acquisition was accounted for as a purchase. Accordingly, the results of operations for RIC for the period subsequent to March 20, 1997 are included in the accompanying consolidated financial statements. No pro forma information is included since the effect of the acquisition is not material. The purchase price was allocated to net assets acquired based on the estimated fair market values at the date of acquisition. The purchase price was allocated as follows (in thousands):

Cash and Cash Equivalents.........................................  $   2,265
Restricted Cash and Investments...................................     12,061
Receivables and Other Assets......................................      3,090
Loss Reserves.....................................................    (13,231)
Other Liabilities.................................................     (1,885)
                                                                    ---------
                                                                    $   2,300
                                                                    ---------
                                                                    ---------

5. INTANGIBLE ASSETS AND DEFERRED COSTS

    Intangible assets and deferred costs net of accumulated amortization as of December 31, 1995, December 29, 1996 and June 29, 1997 were (in thousands):


                                                        DECEMBER 31,  DECEMBER 29,  JUNE 29,
                                                            1995          1996        1997
                                                        ------------  ------------  ---------
License agreement for the right to use
  various trademarks and tradenames amortized over a
  40 year life on a straight line basis...............   $   15,231    $   14,764   $  14,531
Deferred financing costs amortized over
  the terms of the loans on an effective yield
  basis...............................................        1,376         1,255         771
Deferred financing costs related to pending
  registration statement (see Note 17)................       --            --              73
                                                        ------------  ------------  ---------
                                                         $   16,607    $   16,019   $  15,375
                                                        ------------  ------------  ---------
                                                        ------------  ------------  ---------


    In November 1994, FHC filed a Form S-1 Registration Statement and in 1995 elected not to proceed with the registration. Accordingly, previously deferred costs totaling $3,346,000 related to this registration were expensed during the year ended December 31, 1995.

6. WRITE-DOWN OF PROPERTY AND EQUIPMENT


    At December 31, 1995, December 29, 1996 and June 29, 1997, there were 81, 50 and 49 restaurant properties held for disposition, respectively. The restaurants held for disposition generally have poor operating results, deteriorating property values or other adverse factors. FICC determined that the

                FRIENDLY ICE CREAM CORPORATION AND SUBSIDIARIES

6. WRITE-DOWN OF PROPERTY AND EQUIPMENT (CONTINUED)

carrying values of certain of these properties exceeded their estimated fair values less costs to sell. Accordingly, during the year ended December 31, 1995, the carrying values of 51 properties were reduced by an aggregate of $4,006,000; during the year ended December 29, 1996, the carrying values of 6 properties were reduced by an aggregate of $227,000 and during the six months ended June 29, 1997, the carrying values of 6 properties were reduced by an aggregate of $347,000. FICC plans to dispose of the 49 properties by December 31, 1998. The operating loss, prior to depreciation expense which is not reported at the restaurant level, for the properties held for disposition was $1,972,000, $1,129,000 and $673,000 for the years ended December 31, 1995 and December 29, 1996 and the six months ended June 29, 1997, respectively. The carrying value of the properties held for disposition at December 31, 1995, December 29, 1996 and June 29, 1997 was approximately $7,491,000, $4,642,000 and $3,876,000, respectively.


7. DEBT


    Effective January 1, 1991, FICC and its lenders entered into an Amended and Restated Revolving Credit and Term Loan Agreement (the "Credit Agreement"), and effective January 1, 1996, the Credit Agreement was again amended and restated. In connection with the January 1, 1996 amendment (the "Amendment"), revolving credit loans and term loans totaling $373,622,000 at December 31, 1995 were converted to revolving credit loans of $38,549,000 and term loans of $335,073,000. For the year ended December 29, 1996 and the six months ended June 29, 1997, interest was accrued on the revolving credit and term loans at an annual rate of 11%, with .5% of the accrued interest which is not currently payable being accrued and classified as other long-term liabilities in the accompanying consolidated balance sheet. The deferred interest will be waived if the revolving credit and term loans are repaid in full in cash on or before the due date. The deferred interest as of June 29, 1997 was approximately $2,842,000.


    Under the terms of the Amendment, as of December 29, 1996, principal of $371,678,000 is due on May 1, 1998. FICC may extend the due date to May 1, 1999 by paying a fee equal to 1% of the aggregate of the revolver commitment of $50,000,000, the letters of credit commitment (see below) and the principal amount of the term loan. FICC does not expect to generate sufficient cash flow to make all of the principal payments required by May 1, 1998; therefore, FICC will exercise its option to extend the due date to May 1, 1999 if the pending recapitalization is not consummated (see Note 17). Accordingly, these loans are classified as long-term in the accompanying consolidated financial statements.

    In connection with the Amendment, in March 1996 the lenders received 1,090,972 shares of FICC's Class B Common Stock, which represented 50% of the issued and outstanding equity of FICC. As a result of the issuance of stock under the Management Stock Plan (see Note 13) and the exercise of certain warrants (see Note 1), additional shares of FICC's Class B Common Stock were issued to the lenders in 1996 to maintain their minimum equity interest in FICC of 47.50% on a fully diluted basis in accordance with the Amendment. Total shares issued to the lenders as of December 29, 1996 were 1,187,503. The estimated fair market value of the shares issued of $50,000 was recorded as a deferred financing cost during the year ended December 29, 1996. Prior to the occurrence of a Special Rights Default (see below), lenders with limited voting stock may elect two of the five members to FICC's board of directors. In the event of a Special Rights Default, lenders with limited voting stock may appoint two additional directors to FICC's board. Additionally, in the event of a Special Rights Default, the lenders are entitled to receive additional shares of FICC's limited voting common stock thereby increasing their equity interest in FICC by 5% initially, with additional shares of limited voting common stock issued quarterly thereafter for a maximum of eight quarters. Each quarterly issuance of limited voting common stock would increase the

                FRIENDLY ICE CREAM CORPORATION AND SUBSIDIARIES

7. DEBT (CONTINUED)
lenders' equity interest in FICC by 2.5%. A Special Rights Default occurs if (i) FICC files for bankruptcy or enters into any insolvency proceeding, (ii) FICC fails to pay principal or interest on the revolving credit and term loans when due, (iii) FICC fails to comply with financial covenants for two consecutive quarters, or (iv) certain other conditions relating to ownership of FICC's subsidiaries and ownership of FICC are not met. As of June 29, 1997, a Special Rights Default had not occurred.

    Covenant violations prior to December 31, 1995 were waived by the lenders. The Amendment provided for new covenant requirements effective December 31, 1995 (see below). Under the terms of the Amendment, covenants require attainment of minimum earnings, as defined, debt service coverage ratios, as defined, and minimum net worth, as defined. Restrictions also have been placed on capital expenditures, asset dispositions, proceeds from asset dispositions, investments, pledging of assets, sale and leasebacks and the incurrence of additional indebtedness. The covenant requirements, as defined under the Amendment, and actual ratios/amounts as of and for the twelve months ended December 31, 1995 and December 29, 1996 and as of and for the twelve months ended June 29, 1997 were:

                                        DECEMBER 31, 1995           DECEMBER 29, 1996              JUNE 29, 1997
                                    --------------------------  --------------------------  ---------------------------
                                    REQUIREMENT      ACTUAL     REQUIREMENT      ACTUAL     REQUIREMENT      ACTUAL
                                    ------------  ------------  ------------  ------------  ------------  -------------
Consolidated Earnings Before
  Interest, Taxes, Depreciation
  and Amortization, as defined....  $ 55,000,000  $ 58,094,000  $ 58,000,000  $ 64,001,000  $ 58,000,000  $  71,921,000
Ratio of Consolidated Adjusted
  EBITDA to Consolidated Debt
  Service Payments................    .95 to 1     1.11 to 1      .73 to 1      .99 to 1      .72 to 1      1.12 to 1
Consolidated Net Worth............  $(168,000,000) $(165,534,000) $(181,000,000) $(173,156,000) $(196,000,000) $(175,534,000)

    FICC has a commitment from a bank to issue letters of credit totaling $5,815,000 through May 1, 1998, or through May 1, 1999 if the Credit Agreement is extended. As of December 31, 1995, December 29, 1996 and June 29, 1997, total letters of credit issued were $5,815,000, $4,390,000 and $3,445,000, respectively. An annual fee of 2% is charged on the maximum drawing amount of each letter of credit issued. During the years ended January 1, 1995, December 31, 1995 and December 29, 1996 and the six months ended June 30, 1996 and June 29, 1997, there were no drawings against the letters of credit. Under the terms of the Amendment, interest will be charged at 13.5%, compounded monthly, on drawings against letters of credit issued.

                FRIENDLY ICE CREAM CORPORATION AND SUBSIDIARIES

7. DEBT (CONTINUED)
    Debt at December 31, 1995, December 29, 1996 and June 29, 1997 consisted of the following (in thousands):

                                                      DECEMBER 31,  DECEMBER 29,   JUNE 29,
                                                          1995          1996         1997
                                                      ------------  ------------  ----------
Revolving Credit Loan, 12% through December 31, 1995
  and 11% thereafter; due May 1, 1998 unless FICC
  extends to May 1, 1999............................   $  210,984    $   36,605   $   36,254
Term Loan, 8.5% compounded monthly through December
  31, 1995 and 11% thereafter; due May 1, 1998
  unless FICC extends to May 1, 1999................      162,638       335,073      335,073
Insurance Premium Finance Loans, 5.55%-8.35%; due
  August 15, 1997-July 10, 1998.....................        3,177         1,259        1,923
Other...............................................          174           147        1,132
                                                      ------------  ------------  ----------
                                                          376,973       373,084      374,382
Less: Current Portion...............................        3,204         1,289        2,953
                                                      ------------  ------------  ----------
Total Long-Term Debt................................   $  373,769    $  371,795   $  371,429
                                                      ------------  ------------  ----------
                                                      ------------  ------------  ----------

    The revolving credit and term loans are collateralized by a lien on substantially all of FICC's assets and by a pledge of FICC's shares of its subsidiaries' stock.

    At December 29, 1996, aggregate future annual principal payments of debt, exclusive of capitalized leases (see Note 8), were: 1997, $1,289,000; 1998, $33,000; 1999, $371,715,000; and 2000, $47,000. The payments for the revolving credit and term loans are reflected in 1999, since, as discussed above, FICC will not repay the loans in 1998.

    At December 31, 1995, December 29, 1996 and June 29, 1997, the unused portion of the revolving credit loan was $11,451,000, $13,395,000 and $13,746,000, respectively. A 0.5% annual commitment fee was charged on the unused portions of the revolver and letters of credit commitments. The total average unused portions of the revolver and letters of credit commitments was $10,685,000, $12,796,000 and $8,471,000 for the years ended December 31, 1995 and December 29, 1996 and the six months ended June 29, 1997, respectively.


    In October 1994, FICC paid a fee of approximately $3,582,000 to the lenders to facilitate a refinancing of the obligations under the Credit Agreement. This amount was included in interest expense for the year ended January 1, 1995 since, under the proposed refinancing, the Credit Agreement would have been repaid.


    FICC's revolving credit and term loans are not publicly traded and prices and terms of the few transactions which were completed are not available to FICC. Since no information is available on prices of completed transactions, the terms of the loans are complex and the relative risk involved is difficult to evaluate, management believes it is not practicable to estimate the fair value of the revolving credit and term loans without incurring excessive costs. Additionally, since the letters of credit are associated with the

                FRIENDLY ICE CREAM CORPORATION AND SUBSIDIARIES

7. DEBT (CONTINUED)
revolving credit and term loan agreement, management believes it is also not practicable to estimate the fair value of the letters of credit without incurring excessive costs.

8. LEASES

    As of December 31, 1995, December 29, 1996 and June 29, 1997, FICC operated 735, 707 and 700 restaurants, respectively. These operations were conducted in premises owned or leased as follows:

                                                           DECEMBER 31,       DECEMBER 29,      JUNE 29,
                                                               1995               1996            1997
                                                         -----------------  -----------------  -----------
Land and Building Owned................................            313                296             294
Land Leased and Building Owned.........................            164                161             161
Land Leased and Building Leased........................            258                250             245
                                                                   ---                ---             ---
                                                                   735                707             700
                                                                   ---                ---             ---
                                                                   ---                ---             ---

    Restaurants in shopping centers are generally leased for a term of 10 to 20 years. Leases of freestanding restaurants generally are for a 15 or 20 year lease term and provide for renewal options for three or four five-year renewals. Most leases provide for minimum payments plus a percentage of sales in excess of stipulated amounts. Additionally, FICC leases certain restaurant equipment over lease terms from three to seven years.

    Future minimum lease payments under non-cancellable leases with an original term in excess of one year as of December 29, 1996 were (in thousands):

                                                                           OPERATING    CAPITAL
YEAR                                                                        LEASES      LEASES
------------------------------------------------------------------------  -----------  ---------
1997....................................................................   $  13,366   $   8,446
1998....................................................................      12,524       6,445
1999....................................................................      11,635       3,429
2000....................................................................      10,277       2,354
2001....................................................................       8,401       1,815
2002 and thereafter.....................................................      26,096       7,163
                                                                          -----------  ---------
Total Minimum Lease Payments............................................   $  82,299      29,652
                                                                          -----------
Less: Amounts Representing Interest.....................................                   9,117
                                                                                       ---------
Present Value of Minimum Lease Payments.................................               $  20,535
                                                                                       ---------
                                                                                       ---------

                FRIENDLY ICE CREAM CORPORATION AND SUBSIDIARIES

8. LEASES (CONTINUED)
    Capital lease obligations reflected in the accompanying consolidated balance sheets have effective rates ranging from 8% to 12% and are payable in monthly installments through 2016. Maturities of such obligations at December 29, 1996 were (in thousands):

YEAR                                                              AMOUNT
---------------------------------------------------------------  ---------
1997...........................................................  $   6,353
1998...........................................................      4,967
1999...........................................................      2,371
2000...........................................................      1,539
2001...........................................................      1,187
2002 and thereafter............................................      4,118
                                                                 ---------
      Total....................................................  $  20,535
                                                                 ---------
                                                                 ---------

    Rent expense included in the accompanying consolidated financial statements for operating leases was (in thousands):

                                  JANUARY 1,   DECEMBER 31,  DECEMBER 29,   JUNE 30,     JUNE 29,
                                     1995          1995          1996         1996         1997
                                  -----------  ------------  ------------  -----------  -----------
Minimum Rentals.................   $  14,767    $   15,175    $   16,051    $   8,037    $   8,102
Contingent Rentals..............       2,003         2,012         1,918          735          710
                                  -----------  ------------  ------------  -----------  -----------
      Total.....................   $  16,770    $   17,187    $   17,969    $   8,772    $   8,812
                                  -----------  ------------  ------------  -----------  -----------
                                  -----------  ------------  ------------  -----------  -----------

9. INCOME TAXES

    Prior to March 23, 1996 (see below), FICC and its subsidiaries were included in the consolidated Federal income tax return of TRC. Under a tax sharing agreement between TRC and FICC (formerly FHC) (the "TRC/FICC Agreement"), FICC and its subsidiaries (the "FICC Group") were obligated to pay TRC its allocable share of the TRC group tax liability, determined as if the FICC Group were filing a separate consolidated income tax return.

    On March 23, 1996, TRC distributed its shares of FICC's voting common stock to TRC's shareholders (see Note 1), the FICC Group deconsolidated from the TRC group and the TRC/FICC Agreement expired. In addition, on March 26, 1996, shares of Class B Common Stock were issued to FICC's lenders which resulted in an ownership change pursuant to Internal Revenue Code Section 382.

    As a result of the deconsolidation from TRC, the FICC Group is required to file two short year Federal income tax returns for 1996. For the period from January 1, 1996 through March 23, 1996, the FICC Group was included in the consolidated Federal income tax return of TRC and for the period from March 24, 1996 through December 29, 1996, the FICC Group will file a consolidated return for its group only.


    Under the TRC/FICC Agreement, NOLs generated by the FICC Group and utilized or allocated to TRC were available to the FICC Group on a separate company basis to carryforward. Pursuant to the TRC/FICC Agreement, as of March 23, 1996, $99,321,000 of carryforwards would have been available to the FICC Group to offset future taxable income of the FICC Group. However, as a result of the deconsolidation from TRC, the deferred tax asset of approximately $23 million related to the $65,034,000

                FRIENDLY ICE CREAM CORPORATION AND SUBSIDIARIES

9. INCOME TAXES (CONTINUED)

of NOLs utilized by TRC was written off. Approximately $19.0 million of the write-off was recorded in fiscal 1995, which amount approximated the benefit of NOLs utilized by TRC as of December 31, 1995, and the balance was recorded in fiscal 1996, which amount approximated the benefit of the NOLs utilized by TRC for the period from January 1, 1996 to the deconsolidation. Additionally, as a result of the change in ownership and Section 382 limitation, a valuation allowance of approximately $10 million has been placed on $29,686,000 of the $34,287,000 remaining Federal NOL carryforwards generated for the period prior to March 23, 1996. The amount of pre-change NOLs not reserved for represents the amount of NOLs which have become available as a result of FICC realizing gains which were unrealized as of the date of the ownership change. FICC will reduce the valuation allowance on pre-change NOLs if they become available to FICC via realization of additional unrealized gains. FICC does not believe that it is more likely than not that such NOLs will become available, and therefore the valuation allowance is appropriate. For the period from March 23, 1996 to December 29, 1996, FICC generated a net operating loss carryforward of $5,765,000. Due to restrictions similar to Section 382 in most of the states FICC operates in and short carryforward periods, FICC has fully reserved for all state NOL carryforwards generated through March 26, 1996 as of December 29, 1996.


    The benefit from (provision for) income taxes for the years ended January 1, 1995, December 31, 1995 and December 29, 1996 and the six months ended June 30, 1996 and June 29, 1997 was as follows (in thousands):

                                            JANUARY 1,   DECEMBER 31,  DECEMBER 29,    JUNE 30,     JUNE 29,
                                               1995          1995          1996          1996         1997
                                            -----------  ------------  -------------  -----------  -----------
Current Benefit (Provision)
  Federal.................................   $     454    $   --         $  --         $  --        $  --
  State...................................      --            --            --            --           --
  Foreign.................................      --            --               (58)       --           --
                                            -----------  ------------       ------    -----------  -----------
Total Current Benefit (Provision).........         454        --               (58)       --           --
                                            -----------  ------------       ------    -----------  -----------
Deferred Benefit (Provision)
  Federal.................................       3,608       (27,465)        5,126         5,332        3,224
  State...................................         599        (5,954)          800           822       --
  Foreign.................................      --            --            --            --           --
                                            -----------  ------------       ------    -----------  -----------
Total Deferred Benefit (Provision)........       4,207       (33,419)        5,926         6,154        3,224
                                            -----------  ------------       ------    -----------  -----------
Total Benefit From (Provision
  For) Income Taxes.......................   $   4,661    $  (33,419)    $   5,868     $   6,154    $   3,224
                                            -----------  ------------       ------    -----------  -----------
                                            -----------  ------------       ------    -----------  -----------

                FRIENDLY ICE CREAM CORPORATION AND SUBSIDIARIES

9. INCOME TAXES (CONTINUED)
    A reconciliation of the differences between the statutory Federal income tax rate and the effective income tax rates follows:


                                                        JANUARY 1,     DECEMBER 31,      DECEMBER 29,
                                                           1995            1995              1996
                                                       -------------  ---------------  -----------------
Statutory Federal Income Tax Rate....................           35%              35  %             35   %
State Income Taxes Net of Federal Benefit............           17               11                14
Write-off of Intercompany NOL Carryforwards and Tax
  Credits............................................      --                   (85  )            (13   )
Increase (Decrease) in Federal NOL Valuation
  Allowance..........................................      --                   (57  )             10
Increase in State NOL Valuation Allowance............           (4  )           (30  )             (8   )
Tax Credits..........................................            8                3                 3
Nondeductible Expenses...............................           (2  )            (1  )             (1   )
Other................................................      --                    (8  )              3
                                                                --                                 --
                                                                                ---
Effective Tax Rate...................................           54  %          (132  )%             43%
                                                                --                                 --
                                                                --                                 --
                                                                                ---
                                                                                ---


    Deferred tax assets and liabilities are determined as the difference between the financial statement and tax bases of the assets and liabilities multiplied by the enacted tax rates in effect for the year in which the differences are expected to reverse. Significant deferred tax assets (liabilities) at December 31, 1995 and December 29, 1996 were as follows (in thousands):

                                                                   DECEMBER 31,  DECEMBER 29,
                                                                       1995          1996
                                                                   ------------  ------------
Property and Equipment...........................................   $  (51,903)   $  (50,866)
Federal and State NOL Carryforwards (net of valuation allowance of $23,026 and $21,220 at December 31, 1995 and December 29,
  1996, respectively)............................................       --             4,355
Insurance Reserves...............................................        6,311         5,788
Inventories......................................................        2,450         1,862
Accrued Pension..................................................        3,272         4,388
Intangible Assets................................................       (3,600)       (6,037)
Tax Credit Carryforwards.........................................       --             1,001
Other............................................................        1,447         3,412
                                                                   ------------  ------------
Net Deferred Tax Liability.......................................   $  (42,023)   $  (36,097)
                                                                   ------------  ------------
                                                                   ------------  ------------

    At December 31, 1995, December 29, 1996 and June 29, 1997, the classification of deferred taxes was as follows (in thousands):

                                                       DECEMBER 31,  DECEMBER 29,   JUNE 29,
                                                           1995          1996         1997
                                                       ------------  ------------  ----------
Current Asset........................................   $    9,885    $   12,375   $   12,381
Long-term Liability..................................      (51,908)      (48,472)     (44,997)
                                                       ------------  ------------  ----------
                                                        $  (42,023)   $  (36,097)  $  (32,616)
                                                       ------------  ------------  ----------
                                                       ------------  ------------  ----------

                FRIENDLY ICE CREAM CORPORATION AND SUBSIDIARIES

10. EMPLOYEE BENEFIT PLANS

    Substantially all of the employees of FICC are covered by a non-contributory defined benefit pension plan. Effective January 1, 1992, the plan was changed to a defined benefit cash balance plan. Plan benefits are based on years of service and participant compensation during their years of employment. FICC accrues the cost of its pension plan over its employees' service lives.

    Under the cash balance plan, a nominal account for each participant is established. The plan administrator makes an annual contribution to each account based on current wages and years of service. Each account earns a specified rate of interest which is adjusted annually.

    FICC's policy is to make contributions to the plan which provide for benefits and pay plan expenses. Contributions are intended to provide not only for benefits attributable to service to date, but also for those benefits expected to be earned in the future.

    For the years ended January 1, 1995, December 31, 1995 and December 29, 1996, net pension expense was (in thousands):

                                                       JANUARY 1,   DECEMBER 31,  DECEMBER 29,
                                                          1995          1995          1996
                                                       -----------  ------------  ------------
Service Cost.........................................   $   4,011    $    3,877    $    4,202
Interest Cost........................................       5,106         5,420         5,781
Actual Loss (Gain) on Plan Assets....................       5,180       (17,438)       (9,428)
Deferral of Asset (Loss) Gain........................     (11,725)       10,850         2,377
Net Amortization of Deferral of Asset Gain...........        (548)         (770)         (651)
                                                       -----------  ------------  ------------
Net Pension Expense..................................   $   2,024    $    1,939    $    2,281
                                                       -----------  ------------  ------------
                                                       -----------  ------------  ------------

    The funded status of the plan as of December 31, 1995 and December 29, 1996 was (in thousands):

                                                                   DECEMBER 31,  DECEMBER 29,
                                                                       1995          1996
                                                                   ------------  ------------
Actuarial Present Value of Benefit Obligations:
  Vested.........................................................   $   49,581    $   56,752
  Non-vested.....................................................        1,081         1,316
                                                                   ------------  ------------
Accumulated Benefit Obligations..................................   $   50,662    $   58,068
                                                                   ------------  ------------
                                                                   ------------  ------------

Projected Benefit Obligations....................................   $   69,188    $   76,768
Plan Assets at Market Value......................................       86,477        90,626
                                                                   ------------  ------------
Plan Assets in Excess of Projected Benefit Obligation............       17,289        13,858
Unrecognized Prior Service Costs.................................       (3,486)       (3,077)
Unrecognized Net Gain............................................      (21,785)      (21,044)
                                                                   ------------  ------------
Accrued Pension Liability........................................   $   (7,982)   $  (10,263)
                                                                   ------------  ------------
                                                                   ------------  ------------

    For the years ended January 1, 1995, December 31, 1995 and December 29, 1996, the weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 8.50%, 8.00% and 7.75%, respectively. The rate of annual increase in future compensation levels used ranged from 5.0% to 6.5% for the year ended January 1, 1995, from 4.5% to 6.0% for the year ended

                FRIENDLY ICE CREAM CORPORATION AND SUBSIDIARIES

10. EMPLOYEE BENEFIT PLANS (CONTINUED)
December 31, 1995 and 4.0% to 5.5% for the year ended December 29, 1996, depending on the employee group. The expected long-term rate of return on plan assets was 9.5% for each of the three years.

    Effective December 30, 1996, FICC changed its method of calculating the market-related value of plan assets used in determining the return-on-asset component of annual pension expense and the cumulative net unrecognized gain or loss subject to amortization. Under the previous accounting method, the calculation of the market-related value of assets reflected amortization of the actual realized and unrealized capital return on assets on a straight-line basis over a five-year period. Under the new method, the calculation of the market-related value of assets reflects the long-term rate of return expected by FICC and amortization of the difference between the actual return (including capital, dividends and interest) and the expected return over a five-year period. FICC believes the new method is widely used in practice and preferable because it results in calculated plan asset values that more closely approximate fair value, while still mitigating the effect of annual market-value fluctuations. Under both methods, only the cumulative net unrecognized gain or loss which exceeds 10% of the greater of the projected benefit obligation or the market-related value of plan assets is subject to amortization. This change resulted in a noncash benefit for the six months ended June 29, 1997 of $2,236,000 (net of taxes of $1,554,000) which represents the cumulative effect of the change related to years prior to fiscal 1997 and $303,000 (net of taxes of $211,000) in lower pension expense related to the six months ended June 29, 1997 as compared to the previous accounting method. Had this change been applied retroactively, pension expense would have been reduced by $729,000, $879,000 and $946,000 for the years ended January 1, 1995, December 31, 1995 and December 29, 1996, respectively.

    FICC's Employee Savings and Investment Plan (the "Plan") covers all eligible employees and is qualified under Section 401(k) of the Internal Revenue Code. For the years ended January 1, 1995, December 31, 1995 and December 29, 1996, FICC made discretionary matching contributions at the rate of 75% of a participant's first 2% of his/her contributions and 50% of a participant's next 2% of his/her contributions. All employee contributions are fully vested. Employer contributions are vested at the completion of five years of service or at retirement, death, disability or termination at age 65 or over, as defined by the Plan. Contribution and administrative expenses for the Plan were approximately $1,032,000, $1,086,000 and $1,002,000 for the years ended January 1, 1995, December 31, 1995 and December 29, 1996, respectively.

11. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

    FICC provides health care and life insurance benefits to certain groups of employees upon retirement. Eligible employees may continue their coverages if they are receiving a pension benefit, are 55 years of age, and have completed 10 years of service. The plan requires contributions for health care coverage from participants who retired after September 1, 1989. Life insurance benefits are non-contributory. The plan is not funded.

                FRIENDLY ICE CREAM CORPORATION AND SUBSIDIARIES

11. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS (CONTINUED)
    FICC accrues the cost of postretirement benefits over the years employees provide services to the date of their full eligibility for such benefits. The components of the net postretirement benefit cost for the years ended January 1, 1995, December 31, 1995 and December 29, 1996 were (in thousands):

                                                        JANUARY 1,     DECEMBER 31,     DECEMBER 29,
                                                           1995            1995             1996
                                                       -------------  ---------------  ---------------
Service Cost of Benefits Earned......................    $     108       $     105        $     125
Interest Cost on Accumulated Postretirement Benefit
  Obligation, net of Amortization....................          405             478              374
                                                             -----           -----            -----
Net Postretirement Benefit Expense...................    $     513       $     583        $     499
                                                             -----           -----            -----
                                                             -----           -----            -----

    The postretirement benefit liability as of December 31, 1995 and December 29, 1996 included the following components (in thousands):

                                                                   DECEMBER 31,   DECEMBER 29,
                                                                       1995           1996
                                                                   -------------  -------------
Actuarial Present Value of Postretirement Benefit Obligation:
    Retirees.....................................................    $   4,267      $   3,837
    Other fully eligible plan participants.......................          428            358
    Other active plan participants...............................        1,480          1,514
                                                                        ------         ------
Accumulated Postretirement Benefit Obligation....................        6,175          5,709
Plan Changes.....................................................        1,175          1,113
Unrecognized Net (Loss) Gain.....................................         (293)           328
                                                                        ------         ------
Postretirement Benefit Liability.................................    $   7,057      $   7,150
                                                                        ------         ------
                                                                        ------         ------

    The discount rate used to determine the accumulated postretirement benefit obligation was 8.50%, 8.00% and 7.75% for the years ended January 1, 1995, December 31, 1995 and December 29, 1996, respectively. The assumed health care cost trend rate used to measure the accumulated postretirement benefit obligation was 14% gradually declining to 6% in 2000 and thereafter for the year ended January 1, 1995, 11.5% gradually declining to 5.5% in 2000 and thereafter for the year ended December 31, 1995 and 9.25% gradually declining to 5.25% in 2000 and thereafter for the year ended December 29, 1996. A one-percentage-point increase in the assumed health care cost trend rate would have increased the postretirement benefit expense by approximately $56,000, $55,000 and $49,000, and would have increased the accumulated postretirement benefit obligation by approximately $484,000, $478,000 and $411,000 for the years ended January 1, 1995, December 31, 1995 and December 29, 1996, respectively.

    FICC increased the required contributions from participants who retired after July 31, 1994, for health coverage. This and other plan changes are being amortized over the expected remaining employee service period of active plan participants.

12. INSURANCE RESERVES


    At December 31, 1995, December 29, 1996 and June 29, 1997, insurance reserves of approximately $20,847,000, $16,940,000 and $28,937,000, respectively, had been recorded. Insurance reserves at June 29,

                FRIENDLY ICE CREAM CORPORATION AND SUBSIDIARIES

12. INSURANCE RESERVES (CONTINUED)

1997 included RIC's reserve for FICC's insurance liabilities of approximately $13,044,000. Reserves at December 31, 1995, December 29, 1996 and June 29, 1997
also included accruals related to postemployment benefits and postretirement benefits other than pensions. While management believes these reserves are adequate, it is reasonably possible that the ultimate liabilities will exceed such estimates.


    Classification of the reserves was as follows (in thousands):

                                                        DECEMBER 31,  DECEMBER 29,  JUNE 29,
                                                            1995          1996        1997
                                                        ------------  ------------  ---------
Current...............................................   $    6,605    $    3,973   $   6,927
Long-term.............................................       14,242        12,967      22,010
                                                        ------------  ------------  ---------
    Total.............................................   $   20,847    $   16,940   $  28,937
                                                        ------------  ------------  ---------
                                                        ------------  ------------  ---------


Following is a summary of the activity in the insurance reserves for the years ended January 1, 1995, December 31, 1995 and December 29, 1996 and for the six months ended June 29, 1997 (in thousands):



                                            JANUARY 1,   DECEMBER 31,  DECEMBER 29,  JUNE 29,
                                               1995          1995          1996        1997
                                            -----------  ------------  ------------  ---------
Beginning balance.........................   $  24,977    $   23,216    $   20,847   $  16,940
Provision.................................      11,727        11,336         8,363       4,872
Payments..................................     (13,488)      (13,705)      (12,270)     (6,106)
Acquisition of RIC........................      --            --            --          13,231
                                            -----------  ------------  ------------  ---------
    Ending balance........................   $  23,216    $   20,847    $   16,940   $  28,937
                                            -----------  ------------  ------------  ---------
                                            -----------  ------------  ------------  ---------


13. STOCK PLANS

    A Stock Rights Plan ("SRP") was adopted by FICC in 1991. Under the SRP, certain eligible individuals were granted rights to purchase shares of voting common stock of FICC for $.01 per share, subject to certain vesting, anti-dilution and exercise requirements. As of December 31, 1995, the aggregate number of shares which could have been issued under the SRP was 88,801 of which 41,316 rights were issued and vested. The estimated fair value of the rights vested was not material and no compensation expense was recorded. On March 25, 1996, FICC established the Management Stock Plan ("MSP"). The MSP provided for persons with rights granted under the SRP to waive their rights under such plan and receive shares of FICC's Class A Common Stock. Accordingly, in April 1996, all of the participants in the SRP made this election and the SRP rights then outstanding were cancelled and 122,888 shares of Class A Common Stock were issued, of which 61,650 were vested as of December 29, 1996. The estimated fair value of the 20,334 additional shares vested in 1996 of $5,000 was recorded as compensation expense in the year ended December 29, 1996. The remaining issued, non-vested shares of 61,238 will vest based on the Company achieving certain performance measurements. As of June 29, 1997, 27,113 additional shares are available for grant under the MSP (see Note 17).


    In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation" which was adopted by FICC effective January 1, 1996. SFAS No. 123 requires the measurement of the fair value of stock options or warrants granted to be included in the statement of operations or that pro forma information related to the fair value be disclosed in the notes to financial statements. FICC has determined that it will continue to

                FRIENDLY ICE CREAM CORPORATION AND SUBSIDIARIES

13. STOCK PLANS (CONTINUED)

account for stock-based compensation for employees under Accounting Principles Board Opinion No. 25 and elect the disclosure-only alternative under SFAS No.
123. Since no options were granted since January 2, 1995, the pro forma disclosures required by SFAS No. 123 are not applicable.


14. RELATED PARTY TRANSACTIONS

    In March 1996, the FICC pension plan acquired three restaurant properties from FICC. The land, buildings and improvements were purchased by the plan at their appraised value of $2,043,000 and are located in Connecticut, Vermont and Virginia. Simultaneous with the purchase, the pension plan leased back the three properties to FICC at an aggregate annual base rent of $214,000 for the first five years and $236,000 for the following five years. The pension plan was represented by independent legal and financial advisors. FICC realized a net gain of approximately $675,000 on this transaction which is being amortized into income over the initial ten year term of the lease.


    FICC's Chairman and President is an officer of the general partner of Perkins Family Restaurant L.P. ("PFR"), a subsidiary of TRC (formerly FICC's majority shareholder). Three of FICC's directors are also directors of PFR. FICC entered into subleases for certain land, buildings, and equipment with Perkins Restaurants Operating Company, L.P. (Perkins), a subsidiary of TRC. During the years ended January 1, 1995, December 31, 1995 and December 29, 1996 and the six months ended June 30, 1996 and June 29, 1997, rent expense related to the subleases was approximately $245,000, $266,000, $278,000, $138,000 and $139,000,
respectively. Additionally, during the year ended January 1, 1995, FICC purchased leasehold improvements and personal property at one of the locations for approximately $303,000 from Perkins.


    On March 19, 1997, FICC acquired all of the outstanding shares of common stock of Restaurant Insurance Corporation ("RIC") from TRC (see Note 4). Prior to the acquisition, RIC assumed, from a third party insurance company, reinsurance premiums related to insurance liabilities of FICC of approximately $7,046,000, $6,409,000 and $4,198,000 during the years ended January 1, 1995,
December 31, 1995 and December 29, 1996, respectively. In addition, RIC had reserves of approximately $10,456,000, $12,830,000 and $13,038,000 related to FICC claims at January 1, 1995, December 31, 1995 and December 29, 1996, respectively.

    In fiscal 1994, TRC Realty Co. (a subsidiary of TRC) entered into a ten year operating lease for an aircraft, for use by both FICC and Perkins. FICC shares equally with Perkins in reimbursing TRC Realty Co. for leasing, tax and insurance expenses. In addition, FICC also incurs actual usage costs. Total expense for the years ended January 1, 1995, December 31, 1995 and December 29, 1996 and the six months ended June 30, 1996 and June 29, 1997 was approximately $336,000, $620,000, $590,000, $276,000 and $316,000, respectively.

    FICC purchased certain food products used in the normal course of business from a division of Perkins. For the years ended January 1, 1995, December 31, 1995 and December 29, 1996 and the six months ended June 30, 1996 and June 29, 1997, purchases were approximately $1,335,000, $1,909,000, $1,425,000, $719,000 and $475,000, respectively.


    TRC provided FICC with certain management services for which TRC was reimbursed approximately $773,000, $785,000, $800,000, $400,000 and $412,000 for
the years ended January 1, 1995, December 31, 1995 and December 29, 1996 and the six months ended June 30, 1996 and June 29, 1997, respectively. Expenses were charged to FICC on a specific identification basis. FICC believes the allocation method

                FRIENDLY ICE CREAM CORPORATION AND SUBSIDIARIES

14. RELATED PARTY TRANSACTIONS (CONTINUED)

used was reasonable and approximates the amount that would have been incurred on a stand alone basis had FICC been operated as an unaffiliated entity.


    During the year ended December 29, 1996 and the six months ended June 30, 1996 and June 29, 1997, FICC paid approximately $69,000, $25,000 and $93,000, respectively, for fees and other reimbursements to four of FICC's board of directors members, two of whom represented FICC's lenders.

    For the years ended January 1, 1995, December 31, 1995 and December 29, 1996 and the six months ended June 30, 1996 and June 29, 1997, FICC expensed approximately $200,000, $763,000, $196,000, $96,000 and $100,000, respectively, for fees paid to the lenders' agent bank. The expense for the year ended December 31, 1995 included approximately $563,000 related to the filing of a Form S-1 Registration Statement (see Note 5).

15. COMMITMENTS AND CONTINGENCIES

    FICC is a party to various legal proceedings arising in the ordinary course of business which management believes, after consultation with legal counsel, will not have a material adverse effect on FICC's financial position or future operating results.

    As of December 29, 1996, FICC had commitments to purchase approximately $50,587,000 of raw materials, food products and supplies used in the normal course of business that cover periods of one to twelve months. Most of these commitments are non-cancellable.

16. FRANCHISE AGREEMENT


    On July 14, 1997, FICC entered into an agreement which granted a franchisee exclusive rights to operate, manage and develop Friendly's full-service restaurants in the franchising region of Maryland, Delaware, the District of Columbia and northern Virginia (the "Agreement"). Pursuant to the Agreement, the franchisee purchased certain assets and rights in 34 existing Friendly's restaurants in this franchising region, has committed to open an additional 74 restaurants over the next six years and, subject to the fulfillment of certain conditions, has further agreed to open 26 additional restaurants, for a total of 100 new restaurants in this franchising region over the next ten years. Proceeds from the sale were approximately $8,238,000, of which $3,310,000 was recorded as income in July 1997 (860,000 represents initial franchise fees for the 34 initial restaurants), $500,000 relates to development rights and $930,000 represents franchise fees for certain of the additional restaurants described above. The development and franchise fees received will be amortized into income over the initial ten-year term of the Agreement and as additional restaurants are opened, respectively. The proceeds were allocated between the assets sold and the development rights by FICC and the franchisee based on the estimated fair market values. As part of the Agreement, the franchisee will also manage 14 other Friendly's restaurants located in the same area with an option to acquire these restaurants in the future. The franchisee is required by the terms of the Agreement to purchase from FICC all of the frozen dessert products it sells in the franchised restaurants.


17. PROPOSED INITIAL PUBLIC OFFERING AND PRO FORMA INFORMATION (UNAUDITED)


    The Company has filed Registration Statements with the Securities and Exchange Commission related to an initial public offering of 5,000,000 shares of the Company's Common Stock (the "Common Stock Offering") and $175 million of Senior Notes due 2007 (the "Senior Note Offering") and will, contingent upon consummation of the offerings, enter into a new credit facility consisting of a $105 million term loan

                FRIENDLY ICE CREAM CORPORATION AND SUBSIDIARIES

17. PROPOSED INITIAL PUBLIC OFFERING AND PRO FORMA INFORMATION (UNAUDITED) (CONTINUED)

facility, a $55 million revolving credit facility and a $15 million letter of credit facility (the "New Credit Facility").


    The Company will amend its articles of organization in connection with the Common Stock Offering to give effect to a 923.6442-for-1 split of Class A and Class B Common Stock and increase the number of authorized shares. The accompanying consolidated financial statements have been restated to reflect the anticipated share split.


    Pursuant to a stockholder rights plan FICC plans to adopt (the "Plan"), prior to the consummation of the Common Stock Offering, the Board will declare a dividend distribution of one purchase right (a "Right") for each outstanding share of Common Stock. The Plan provides, in substance, that should any person or group (other than Mr. Smith, Equitable, senior management and their respective affiliates) acquire 15% or more of FICC's Common Stock, each Right, other than Rights held by the acquiring person or group, would entitle its holder to purchase a specified number of shares of Common Stock for 50% of their then current market value. Unless a 15% acquisition has occurred, the Rights may be redeemed by FICC at any time prior to the termination date of the Plan.



    In connection with the offerings, the 27,113 shares in the MSP not previously allocated will be allocated and immediately vested and the 61,238 shares previously issued but not vested will become vested (see Note 13). Additionally, 775,742 shares of Class A Common Stock will be returned to FICC from certain shareholders for no consideration. The shares are being returned in accordance with an agreement with FICC's existing lenders as a condition to the offerings. Of such shares, 100,742 shares will be issued to FICC's Chief Executive Officer and vest immediately, 375,000 shares will be reserved for issuance under a restricted stock option plan (the "Restricted Stock Plan") to be adopted by FICC in connection with the offerings and 300,000 shares will be issued to certain employees. The 300,000 shares issued under the Restricted Stock Plan will vest immediately. In connection with the offerings, FICC also plans to adopt a stock option plan.



    Pro forma net loss per share amounts assume the issuance of 5,000,000 additional shares of Common Stock in connection with the Common Stock Offering and the return of 375,000 net shares to FICC in connection with the offerings. In addition, pursuant to the requirements of the Securities and Exchange Commission, common stock to be issued at prices below the anticipated public offering price during the twelve months immediately preceding the initial public offering are to be included in the calculation of weighted average number of common shares outstanding. Therefore, the 27,113 incremental shares issued to management in connection with the offerings have been included in the pro forma shares used in computing net loss per share. Historical net loss per share is not presented in the accompanying consolidated financial statements, as such amounts are not meaningful.


18. SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION


    FICC's obligation related to the $175,000,000 of Senior Notes (see Note 17) are guaranteed fully and unconditionally by one of FICC's subsidiaries. There are no restrictions on FICC's ability to obtain dividends or other distributions of funds from this subsidiary, except those imposed by applicable law. The following supplemental financial information sets forth, on a condensed consolidating basis, statements of operations, balance sheets and statements of cash flows for Friendly Ice Cream Corporation ("the Parent

                FRIENDLY ICE CREAM CORPORATION AND SUBSIDIARIES

18. SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

Company"), Friendly's Restaurants Franchise, Inc. ("the Guarantor Subsidiary") and Friendly's International, Inc. (FII), Friendly Holding (UK) Limited, Friendly Ice Cream (UK) Limited and Restaurant Insurance Corporation (collectively "the Non-guarantor Subsidiaries"). Prior to the consummation of the offerings (see Note 17), the investment in joint venture will be transferred to FII, therefore, the equity in net loss of joint venture and investment in joint venture are included in Non-guarantor Subsidiaries in the accompanying consolidating financial statements. Stockholders' equity (deficit), total assets and net income (loss) of the Non-guarantor Subsidiaries are insignificant to consolidated amounts for prior periods. Accordingly, supplemental condensed consolidating financial information is not presented for prior periods. Separate complete financial statements and other disclosures of the respective Guarantor Subsidiary as of December 29, 1996 and June 29, 1997 and for the year and six months then ended are not presented because management has determined that such information is not material to investors.


    Investments in subsidiaries are accounted for by the Parent Company on the equity method for purposes of the supplemental consolidating presentation. Earnings of the subsidiaries are, therefore, reflected in the Parent Company's investment accounts and earnings. The principal elimination entries eliminate the Parent Company's investments in subsidiaries and intercompany balances and transactions.

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 29, 1996
                                 (In thousands)

                                                PARENT     GUARANTOR   NON-GUARANTOR
                                               COMPANY    SUBSIDIARY   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                              ----------  -----------  -------------  -------------  ------------
Revenues....................................  $  650,024   $     145     $     638      $  --         $  650,807
Costs and expenses:
  Cost of sales.............................     191,578          51           327         --            191,956
  Labor and benefits........................     209,145         115        --             --            209,260
  Operating expenses and write-down of
    property and equipment..................     143,046      --               344         --            143,390
  General and administrative expenses.......      41,061         106         1,554         --             42,721
  Depreciation and amortization.............      32,953           6            20         --             32,979
  Interest expense..........................      44,141      --            --             --             44,141
                                              ----------  -----------  -------------       ------    ------------
Loss before benefit from (provision for)
  income taxes and equity in net loss of
  consolidated subsidiaries.................     (11,900)       (133)       (1,607)        --            (13,640)
Benefit from (provision for) income taxes...       5,594          (2)          276         --              5,868
                                              ----------  -----------  -------------       ------    ------------
Loss before equity in net loss of
  consolidated subsidiaries.................      (6,306)       (135)       (1,331)        --             (7,772)
Equity in net loss of consolidated
  subsidiaries..............................      (1,466)     --            --              1,466         --
                                              ----------  -----------  -------------       ------    ------------
Net loss....................................  $   (7,772)  $    (135)    $  (1,331)     $   1,466     $   (7,772)
                                              ----------  -----------  -------------       ------    ------------
                                              ----------  -----------  -------------       ------    ------------

                FRIENDLY ICE CREAM CORPORATION AND SUBSIDIARIES

18. SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

               SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET
                            AS OF DECEMBER 29, 1996
                                 (In thousands)

                                                 PARENT      GUARANTOR     NON-GUARANTOR
                                                COMPANY     SUBSIDIARY     SUBSIDIARIES    ELIMINATIONS  CONSOLIDATED
                                               ----------  -------------  ---------------  ------------  ------------

                   Assets
Current assets:
  Cash and cash equivalents..................  $   17,754    $     268       $     604      $   --        $   18,626
  Trade accounts receivable..................       4,765       --                 227          --             4,992
  Inventories................................      14,796           24             325          --            15,145
  Deferred income taxes......................      12,366            9          --              --            12,375
  Prepaid expenses and other current
    assets...................................       4,805       --                 517          (3,664)        1,658
                                               ----------        -----          ------     ------------  ------------
Total current assets.........................      54,486          301           1,673          (3,664)       52,796
Investment in joint venture..................      --           --               4,500          --             4,500
Property and equipment, net..................     285,460          522             179          --           286,161
Intangibles and deferred costs, net..........      16,019       --              --              --            16,019
Investments in subsidiaries..................       3,531       --              --              (3,531)       --
Other assets.................................         650       --              --              --               650
                                               ----------        -----          ------     ------------  ------------
Total assets.................................  $  360,146    $     823       $   6,352      $   (7,195)   $  360,126
                                               ----------        -----          ------     ------------  ------------
                                               ----------        -----          ------     ------------  ------------
    Liabilities and Stockholders' Equity
                  (Deficit)
Current liabilities:
  Current maturities of long-term
    obligations..............................  $    7,642    $  --           $  --          $   --        $    7,642
  Accounts payable...........................      20,773       --              --              --            20,773
  Accrued expenses...........................      44,780          141           3,824          (3,664)       45,081
                                               ----------        -----          ------     ------------  ------------
Total current liabilities....................      73,195          141           3,824          (3,664)       73,496
Deferred income taxes........................      48,793           11            (332)         --            48,472
Long-term obligations, less current
  maturities.................................     385,977       --              --              --           385,977
Other liabilities............................      25,337       --              --              --            25,337
Stockholders' equity (deficit)...............    (173,156)         671           2,860          (3,531)     (173,156)
                                               ----------        -----          ------     ------------  ------------
Total liabilities and stockholders' equity
  (deficit)..................................  $  360,146    $     823       $   6,352      $   (7,195)   $  360,126
                                               ----------        -----          ------     ------------  ------------
                                               ----------        -----          ------     ------------  ------------

                FRIENDLY ICE CREAM CORPORATION AND SUBSIDIARIES

18. SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 29, 1996
                                 (In thousands)

                                                  PARENT     GUARANTOR    NON-GUARANTOR
                                                 COMPANY    SUBSIDIARY    SUBSIDIARIES    ELIMINATIONS  CONSOLIDATED
                                                ----------  -----------  ---------------  ------------  ------------
Net cash provided by (used in) operating
  activities..................................  $   25,519   $     (38)     $     682      $   --        $   26,163
                                                ----------  -----------        ------     ------------  ------------
Cash flows from investing activities:
  Purchases of property and equipment.........     (24,043)     --               (174)         --           (24,217)
  Proceeds from sales of property and
    equipment.................................       8,409      --             --              --             8,409
  Investments in joint venture................      (4,500)     --             --              --            (4,500)
  Investments in consolidated subsidiaries....        (306)     --             --                 306        --
                                                ----------  -----------        ------     ------------  ------------
Net cash used in investing activities.........     (20,440)     --               (174)            306       (20,308)
                                                ----------  -----------        ------     ------------  ------------
Cash flows from financing activities:
  Contribution of capital.....................      --             306         --                (306)       --
  Proceeds from exercise of stock purchase
    warrants..................................          22      --             --              --                22
  Proceeds from borrowings....................      48,196      --             --              --            48,196
  Repayments of long-term obligations.........     (59,215)     --             --              --           (59,215)
                                                ----------  -----------        ------     ------------  ------------
Net cash (used in) provided by financing
  activities..................................     (10,997)        306         --                (306)      (10,997)
                                                ----------  -----------        ------     ------------  ------------
Effect of exchange rate changes on cash.......           5      --                 73          --                78
                                                ----------  -----------        ------     ------------  ------------
Net (decrease) increase in cash and cash
  equivalents.................................      (5,913)        268            581          --            (5,064)
Cash and cash equivalents, beginning of
  period......................................      23,667      --                 23          --            23,690
                                                ----------  -----------        ------     ------------  ------------
Cash and cash equivalents, end of period......  $   17,754   $     268      $     604      $   --        $   18,626
                                                ----------  -----------        ------     ------------  ------------
                                                ----------  -----------        ------     ------------  ------------
Supplemental disclosures:
  Interest paid...............................  $   36,000   $  --          $  --          $   --        $   36,000
  Capital lease obligations incurred..........       5,923          28         --              --             5,951
  Capital lease obligations terminated........         128      --             --              --               128
  Issuance of common stock to lenders.........          50      --             --              --                50

                FRIENDLY ICE CREAM CORPORATION AND SUBSIDIARIES

18. SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 29, 1997
                                 (In thousands)

                                                 PARENT     GUARANTOR   NON-GUARANTOR
                                                COMPANY    SUBSIDIARY   SUBSIDIARIES   ELIMINATIONS  CONSOLIDATED
                                               ----------  -----------  -------------  ------------  ------------
Revenues.....................................  $  322,530   $  --         $     298     $   --        $  322,828
Costs and expenses:
  Cost of sales..............................      91,971      --               215         --            92,186
  Labor and benefits.........................     104,898      --            --             --           104,898
  Operating expenses and write-down of
    property and equipment...................      71,863      --              (232)        --            71,631
  General and administrative expenses........      21,961         142           492         --            22,595
  Depreciation and amortization..............      16,401      --            --             --            16,401
  Interest expense (income)..................      22,268      --               (30)        --            22,238
  Equity in net loss of joint venture........      --          --               743         --               743
                                               ----------       -----   -------------  ------------  ------------
(Loss) income before benefit from (provision
  for) income taxes, cumulative effect of
  change in accounting principle and equity
  in net loss of consolidated subsidiaries...      (6,832)       (142)         (890)        --            (7,864)
Benefit from (provision for) income taxes....       3,343      --              (119)        --             3,224
                                               ----------       -----   -------------  ------------  ------------
(Loss) income before cumulative
  effect of change in accounting
  principle and equity in net loss of
  consolidated subsidiaries..................      (3,489)       (142)       (1,009)        --            (4,640)
Cumulative effect of change in accounting
  principle..................................       2,236      --            --             --             2,236
                                               ----------       -----   -------------  ------------  ------------
Loss before equity in net loss of
  consolidated subsidiaries..................      (1,253)       (142)       (1,009)        --            (2,404)
Equity in net loss of consolidated
  subsidiaries...............................      (1,151)     --            --              1,151        --
                                               ----------       -----   -------------  ------------  ------------
Net loss.....................................  $   (2,404)  $    (142)    $  (1,009)    $    1,151    $   (2,404)
                                               ----------       -----   -------------  ------------  ------------
                                               ----------       -----   -------------  ------------  ------------

                FRIENDLY ICE CREAM CORPORATION AND SUBSIDIARIES

18. SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

               SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET
                              AS OF JUNE 29, 1997
                                 (In thousands)

                                                PARENT      GUARANTOR   NON-GUARANTOR
                                                COMPANY    SUBSIDIARY   SUBSIDIARIES   ELIMINATIONS  CONSOLIDATED
                                              -----------  -----------  -------------  ------------  ------------
                   Assets
Current assets:
  Cash and cash equivalents.................  $    15,550   $     202    $     1,147    $   --        $   16,899
  Restricted cash and investments...........      --           --              4,000        --             4,000
  Trade accounts receivable.................        6,659      --                397        --             7,056
  Inventories...............................       16,996      --                494        --            17,490
  Deferred income taxes.....................       12,375      --                  6        --            12,381
  Prepaid expenses and other current
    assets..................................       10,053      --              1,311        (4,056)        7,308
                                              -----------  -----------  -------------  ------------  ------------
Total current assets........................       61,633         202          7,355        (4,056)       65,134
Restricted cash and investments.............      --           --              7,889        --             7,889
Investment in joint venture.................      --           --              3,757        --             3,757
Property and equipment, net.................      279,043      --                222        --           279,265
Intangibles and deferred costs, net.........       15,375      --            --             --            15,375
Investments in subsidiaries.................        4,275      --            --             (4,275)       --
Other assets................................          475      --              2,147          (900)        1,722
                                              -----------  -----------  -------------  ------------  ------------
Total assets................................  $   360,801   $     202    $    21,370    $   (9,231)   $  373,142
                                              -----------  -----------  -------------  ------------  ------------
                                              -----------  -----------  -------------  ------------  ------------
    Liabilities and Stockholders' Equity
                 (Deficit)
Current liabilities:
  Current maturities of long-term
    obligations.............................  $     8,356   $  --        $   --         $     (400)   $    7,956
  Accounts payable..........................       26,272      --            --             --            26,272
  Accrued expenses..........................       45,531           2          8,464        (3,656)       50,341
                                              -----------  -----------  -------------  ------------  ------------
Total current liabilities...................       80,159           2          8,464        (4,056)       84,569
Deferred income taxes.......................       47,015      --               (213)       --            46,802
Long-term obligations, less current
  maturities................................      386,522      --            --               (900)      385,622
Other liabilities...........................       22,639      --              9,044        --            31,683
Stockholders' equity (deficit)..............     (175,534)        200          4,075        (4,275)     (175,534)
                                              -----------  -----------  -------------  ------------  ------------
Total liabilities and stockholders' equity
  (deficit).................................  $   360,801   $     202    $    21,370    $   (9,231)   $  373,142
                                              -----------  -----------  -------------  ------------  ------------
                                              -----------  -----------  -------------  ------------  ------------

                FRIENDLY ICE CREAM CORPORATION AND SUBSIDIARIES

18. SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                     FOR THE SIX MONTHS ENDED JUNE 29, 1997
                                 (In thousands)

                                                  PARENT     GUARANTOR   NON-GUARANTOR
                                                 COMPANY    SUBSIDIARY   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                                ----------  -----------  -------------  -------------  ------------
Net cash provided by (used in) operating
  activities..................................  $   10,283   $    (208)    $    (450)     $  --         $    9,625
                                                ----------  -----------  -------------        -----    ------------
Cash flows from investing activities:
  Purchases of property and equipment.........      (8,767)     --               (43)        --             (8,810)
  Proceeds from sales of property and
    equipment.................................         919      --            --             --                919
  Proceeds from sales and maturities of
    investment securities.....................      --          --                73         --                 73
  Cash (paid) received in acquisition of
    Restaurant Insurance Corporation..........      (1,300)     --             2,265         --                965
  Advances to joint venture...................      (1,400)     --            --             --             (1,400)
  Investments in consolidated subsidiaries....        (142)     --            --                142         --
                                                ----------  -----------  -------------        -----    ------------
Net cash used in investing activities.........     (10,690)     --             2,295            142         (8,253)
                                                ----------  -----------  -------------        -----    ------------
Cash flows from financing activities:
  Contribution of capital.....................      --             142        --               (142)        --
  Proceeds from borrowings (advances to
    parent)...................................      30,491      --            (1,300)        --             29,191
  Repayments of long-term obligations.........     (32,288)     --            --             --            (32,288)
                                                ----------  -----------  -------------        -----    ------------
Net cash used in financing activities.........      (1,797)        142        (1,300)          (142)        (3,097)
                                                ----------  -----------  -------------        -----    ------------
Effect of exchange rate changes on cash.......      --          --                (2)        --                 (2)
                                                ----------  -----------  -------------        -----    ------------
Net (decrease) increase in cash and cash
  equivalents.................................      (2,204)        (66)          543         --             (1,727)
Cash and cash equivalents, beginning of
  period......................................      17,754         268           604         --             18,626
                                                ----------  -----------  -------------        -----    ------------
Cash and cash equivalents, end of period......  $   15,550   $     202     $   1,147      $  --         $   16,899
                                                ----------  -----------  -------------        -----    ------------
                                                ----------  -----------  -------------        -----    ------------
Supplemental disclosures:
  Interest paid...............................  $   20,063   $  --         $  --          $  --         $   20,063
  Capital lease obligations incurred..........       2,057      --            --             --              2,057
  Issuance of note payable in connection with
    the acquisition of Restaurant Insurance
    Corporation...............................       1,000      --            --             --              1,000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THIS OFFERING AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                             ---------------------

                               TABLE OF CONTENTS


                                                    PAGE
                                                    -----
Prospectus Summary.............................           3
Risk Factors...................................          13
Use of Proceeds................................          18
Capitalization.................................          19
Selected Consolidated Financial Information....          20
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................          22
Business.......................................          31
Management.....................................          44
Ownership of Common Stock......................          51
Certain Transactions...........................          52
Description of New Credit Facility.............          54
Description of Senior Notes....................          55
Underwriting...................................          83
Legal Matters..................................          84
Experts........................................          84
Available Information..........................          84
Index to Consolidated Financial Statements.....         F-1


                             ---------------------

    UNTIL           , 1998 (90 DAYS AFTER THE DATE OF THE OFFERING), ALL DEALERS
EFFECTING TRANSACTIONS IN THE SENIOR NOTES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                              -------------------

                                   PROSPECTUS

                              -------------------


                                  $175,000,000


                               FRIENDLY ICE CREAM
                                  CORPORATION
                            % SENIOR NOTES DUE 2007

                                     [LOGO]


                                SOCIETE GENERALE


 SECURITIES CORPORATION


                          DONALDSON, LUFKIN & JENRETTE
      SECURITIES CORPORATION


                                  NATIONSBANC
                                   MONTGOMERY
                                SECURITIES, INC.


                                          , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following is a statement of the expenses payable by the Company in connection with issuance and distribution of the securities being registered hereby. All amounts shown are estimates, except the SEC registration fee and the NASD filing fee.

SEC registration fee............................................  $  60,607
NASD filing fee.................................................     20,500
Printing and engraving..........................................    110,500
Legal fees and expenses.........................................    552,600
Accounting fees and expenses....................................    110,500
Trustee fees and expenses.......................................     15,000
Blue sky fees and expenses......................................      7,500
Miscellaneous...................................................    520,793
                                                                  ---------
    Total.......................................................  $1,398,000
                                                                  ---------
                                                                  ---------

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 67 of Chapter 156B of the Massachusetts General Laws provides that a corporation may indemnify its directors and officers to the extent specified in or authorized by (i) the articles of organization, (ii) a by-law adopted by the stockholders, or (iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. In all instances, the extent to which a corporation provides indemnification to its directors and officers under Section 67 is optional. In its Restated Articles of Organization, the Registrant has elected to commit to provide indemnification to its directors and officers in specified circumstances. Generally, the Restated Articles of Organization provide that the Registrant shall indemnify directors, officers, employee or agents of the Registrant against liabilities and expenses arising out of legal proceedings brought against them by reason of their status as directors, officers, employees or agents of the Registrant or by reason of their agreeing to serve, at the request of the Registrant, as a director, officer, employee or agent of another organization. Under this provision, a director, officer, employee or agent of the Registrant shall be indemnified by the Registrant for all costs and expenses (including attorneys' fees), judgments, liabilities and amounts paid in settlement of such proceedings, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Any indemnification shall be made by the Registrant only upon a determination that indemnification is proper in the specific case as made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, (ii) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders. The Board of Directors may authorize advancing litigation expenses to a director, officer, employee or agent at his request upon receipt of an undertaking by any such director, officer, employee or agent to repay such expenses if it is ultimately determined that he is not entitled to indemnification for such expenses.

    Article VI of the Registrant's Restated Articles of Organization eliminates the personal liability of the Registrant's directors to the Registrant or its stockholders for monetary damages for breach of a director's fiduciary duty, except that such Article VI does not eliminate or limit any liability of a director (i) for any breach of a director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 61 or

62 of Chapter 156B of the Massachusetts General Laws, or (iv) with respect to any transaction from which the directors derived an improper personal benefit.

    Section 10 of the Underwriting Agreement provides that the Underwriters are obligated, under certain circumstances, to indemnify the Company, directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of Underwriting Agreement filed as Exhibit 1.1 hereto.

    The Company maintains directors and officers liability insurance for the benefit of its directors and certain of its officers.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    Since the beginning of 1994, the Company sold the following securities without registration under the Securities Act of 1933, as amended (the "Act"). No underwriter was involved in such sales and no underwriting commissions or discounts were paid with respect to any of such sales.

    1. In connection with a restructuring of the Company's old credit agreement in March 1996, the Company issued 1,187,503 shares of its Class B Common Stock to the Bank of Boston, as agent for the other lenders under such credit agreement, in reliance upon the exemption from the registration requirements of the Securities Act contained in Section 4(2) of the Securities Act.

    2. In April 1996, two officers of the Company exercised warrants held by them for an aggregate of 71,527 shares of the Company's Class A Common Shares for an aggregate consideration of approximately $21,000. Such shares were issued in reliance upon the exemption from the registration requirements of the Securities Act contained in Section 4(2) of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits


      1.1  Form of Underwriting Agreement
      3.1  Restated Articles of Organization of Friendly Ice Cream Corporation (the
             "Company"). (Incorporated by reference to Exhibit 3.1 to the Company's
             Registration Statement on Form S-1, No. 333-34633.)
      3.2  Amended and Restated By-laws of the Company. (Incorporated by reference to
             Exhibit 3.2 to the Company's Registration Statement on Form S-1, No.
             333-34633.)
      4.1  Form of Senior Note Indenture between Friendly Ice Cream Corporation,
             Friendly's Restaurants Franchise, Inc. and The Bank of New York, as
             Trustee.
     *4.2  Stockholder and Registration Rights Agreement of the Company, as amended.
             (Incorporated by reference to Exhibit 4.1 to the Company's Registration
             Statement on Form S-1, No. 333-34633.)
     *4.3  Registration Rights Agreement between the Company and Donald N. Smith
             (Incorporated by reference to Exhibit 4.2 to the Company's Registration
             Statement on Form S-1, No. 333-34633.)
     *4.4  Rights Agreement between the Company and the Bank of New York as Rights
             Agent. (Incorporated by reference to Exhibit 4.3 to the Company's
             Registration Statement on Form S-1, No. 333-34633.)
     *5.1  Opinion and consent of Mayer, Brown & Platt, counsel for the Company regarding the validity of the offered securities.
    *10.1  Form of Credit Agreement to be entered into among the Company, Societe
             Generale, New York Branch, and certain other banks and financial institutions.

    *10.2  The Company's Stock Option Plan. (Incorporated by reference to Exhibit 10.3 to the Company's Registration Statement on Form S-1, No. 333-34633.)
    *10.3  The Company's Restricted Stock Plan. (Incorporated by reference to Exhibit
             10.4 to the Company's Registration Statement on Form S-1, No. 333-34633.)
     10.4  Form of Agreement relating to the Company's Limited Stock Compensation
             Program. (Incorporated by reference to Exhibit 10.5 to the Company's
             Registration Statement on Form S-1, No. 333-34633.)
    *10.5  Development Agreement between Friendly Ice Cream Corporation and FriendCo
             Restaurants, Inc. (Incorporated by reference to Exhibit 10.6 to the
             Company's Registration Statement on Form S-1, No. 333-34633.)
    *10.6  Franchise Agreement between Friendly's Restaurants Franchise, Inc. and
             FriendCo Restaurants, Inc. (Incorporated by reference to Exhibit 10.7 to the Company's Registration Statement on Form S-1, No. 333-34633.)
    *10.7  Management Agreement between Friendly Ice Cream Corporation and FriendCo
             Restaurants, Inc. (Incorporated by reference to Exhibit 10.8 to the
             Company's Registration Statement on Form S-1, No. 333-34633.)
    *10.8  Purchase and Sale Agreement between Friendly Ice Cream Corporation and
             FriendCo Restaurants, Inc. (Incorporated by reference to Exhibit 10.9 to the Company's Registration Statement on Form S-1, No. 333-34633.)
    *10.9  Software License Agreement between Friendly's Restaurants Franchise, Inc.
             and FriendCo Restaurants, Inc. (Incorporated by reference to Exhibit 10.10 to the Company's Registration Statement on Form S-1, No. 333-34633.)
             (Exhibits 10.5 through 10.9, collectively, the "DavCo Agreement")
   *10.10  Sublease between SSP Company, Inc. and the Company, as amended, for the
             Chicopee, Massachusetts Distribution Center. (Incorporated by reference to
             Exhibit 10.11 to the Company's Registration Statement on Form S-1, No.
             333-34633.)
    10.11  Master License and Distribution Agreement for the Territory of Korea between
             Friendly's International, Inc. and Hansung Enterprise Co., Ltd.
             (Incorporated by reference to Exhibit 10.12 to the Company's Registration
             Statement on Form S-1, No. 333-34633.)
   *10.12  TRC Management Contract between the Company and The Restaurant Company.
             (Incorporated by reference to Exhibit 10.13 to the Company's Registration
             Statement on Form S-1, No. 333-34633.)
   *10.13  License Agreement between the Company and Hershey Foods Corporation for the
             1988 Non-Friendly marks. (Incorporated by reference to Exhibit 10.14 to the Company's Registration Statement on Form S-1, No. 333-34633.)
     12.1  Schedule of Computation of Ratios of Earnings to Fixed Charges.
     21.1  Subsidiaries of the Company.
    *23.1  Consent of Mayer, Brown & Platt (included in Exhibit 5.1).
     23.2  Consent of Arthur Andersen LLP.
   **24.1  Power of attorney (included on Registration Statement signature page).
     25.1  Form T-1 Statement of Eligibility of The Bank of New York, as Trustee for
             the Senior Notes.
     99.1  Consent of Michael J. Daly, as a person about to become a director.
    *99.2  Consent of Burt Manning, as a person about to become a director.


      ------------------------------

       * To be filed by amendment.


      ** Previously filed.


    (b) Financial Statement Schedules.

    All schedules are omitted because they are not applicable, or not required, or because the required information is included in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

    The undersigned Registrants hereby undertake that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrants pursuant to Rule 424(b)(1) or
    (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) At the closing specified in the underwriting agreement, it will provide to the underwriter certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        (4) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement, or amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilbraham, State of Massachusetts, on the 3rd day of October, 1997.



                                FRIENDLY ICE CREAM CORPORATION

                                By:  /s/ GEORGE G. ROLLER
                                     -----------------------------------------
                                     Name: George G. Roller
                                     Title: Vice President, Finance, Chief
                                     Financial Officer and Treasurer



    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement, or amendment thereto, has been signed by the following persons in the capacities and on the date indicated.



          SIGNATURES                 TITLE (CAPACITY)              DATE
------------------------------  --------------------------  -------------------

                                Chairman of the Board,
              *                   Chief Executive Officer
------------------------------    and President (Principal    October 3, 1997
       Donald N. Smith            Executive Officer and
                                  Director)

                                Vice President, Finance,
     /s/ GEORGE G. ROLLER         Chief Financial Officer
------------------------------    and Treasurer               October 3, 1997
       George G. Roller           (Principal Financial and
                                  Accounting Officer)

    /s/ CHARLES LEDSINGER
------------------------------  Director                      October 3, 1997
      Charles Ledsinger

              *
------------------------------  Director                      October 3, 1997
       Steven L. Ezzes

------------------------------  Director                          , 1997
         Barry Krantz

------------------------------  Director                          , 1997
      Gregory L. Segall

     /s/ GEORGE G. ROLLER
------------------------------
       George G. Roller
       Attorney-in-Fact

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement, or amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilbraham, State of Massachusetts, on the 3rd day of October, 1997.



                                FRIENDLY'S RESTAURANTS FRANCHISE, INC.

                                By:   /s/ GEORGE G. ROLLER
                                      -----------------------------------------
                                      Name: George G. Roller
                                      Title: Vice President, Finance




    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement, or amendment thereto, has been signed by the following persons in the capacities and on the date indicated.



          SIGNATURES                 TITLE (CAPACITY)               DATE
------------------------------  ---------------------------  -------------------

                                Chairman of the Board and
              *                   Chief Executive Officer
------------------------------    (Principal Executive         October 3, 1997
       Donald N. Smith            Officer and Director)

                                Vice President, Chief
     /s/ GEORGE G. ROLLER         Financial Officer and
------------------------------    Treasurer (Principal         October 3, 1997
       George G. Roller           Financial and Accounting
                                  Officer)

              *
------------------------------  Director                       October 3, 1997
   Joseph A. O'Shaughnessy

    * /s/ GEORGE G. ROLLER
------------------------------
       George G. Roller
       Attorney-in-Fact